As filed with the Securities and Exchange Commission on November __, 1998

                                                      Registration No. 333-46027

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                               -------------------

                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-1

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               -------------------
                                    C2, Inc.
             (Exact name of registrant as specified in its charter)

           Wisconsin                                     39-1915787
    (State of incorporation)                (I.R.S. Employer Identification No.)

                          (Primary Standard Industrial
                           Classification Code Number)

                       700 North Water Street, Suite 1200
                              Milwaukee, Wisconsin
                                 (414) 291-9000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                             -----------------------
                               William T. Donovan
                                    Chairman
                                    C2, Inc.
                       700 North Water Street, Suite 1200
                           Milwaukee, Wisconsin 53202
                                 (414) 291-9000
                            Facsimile (414) 291-9061
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                         ------------------------------
                                   Copies to:
                              Marc J. Marotta, Esq.
                                 Foley & Lardner
                            777 East Wisconsin Avenue
                           Milwaukee, Wisconsin 53202
                                 (414) 297-5658
                            Facsimile: (414) 297-4998

                          ----------------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
                          ----------------------------
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |_|
                          ----------------------------

                         CALCULATION OF REGISTRATION FEE
===============================================================================================================
                                                                                                    Amount of
Title of Each Class of Securities                Proposed Maximum       Proposed Maximum          Registration
        To Be Registered           Amount To Be     Offering         Aggregate Offering Price(1)      Fee(1)
                                   Registered      Price Per Unit
---------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value ...   5,202,664          $4.00               $20,810,656                 $6,139.14

Rights to Purchase Common Stock           --             --                        --                        --
===============================================================================================================
(1)  Estimated in accordance  with Rule 457(o) under the  Securities Act of 1933 solely for the purpose of  calculating  the  registration  fee  pursuant to
     Section 6(b) thereunder.

                             ----------------------
          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    C2, INC.

                        5,202,664 SHARES OF COMMON STOCK
                                 $4.00 PER SHARE


           Each shareholder of Christiana Companies, Inc. has a right to purchase one share of C2 for each share of Christiana held immediately before Christiana is acquired by Weatherford International, Inc. These rights ensure that Christiana shareholders can purchase the same ownership interest in C2 as they had in Christiana. At the completion of this offering, C2 will purchase a two-thirds ownership interest in Christiana's only operating business, Total Logistic Control , LLC, for $10,666,667. Sheldon Lubar, the Chairman of
Christiana, David Lubar, the President of C2, and other members of the Lubar family have committed to purchase a minimum of 2,750,000 shares of C2 to ensure that the net proceeds of this offering will be at least enough to complete the purchase of Total Logistic Control.

         This offering and our purchase of Total Logistic Control must occur as part of the acquisition of Christiana by Weatherford. On July 13, 1998, we mailed to Christiana shareholders a prospectus offering the same shares of common stock of C2 as are offered by this Prospectus. The reason Christiana shareholders are receiving a second prospectus is that Weatherford's acquisition of Christiana, as originally proposed and approved by the shareholders of both companies in August of 1998, was not completed. On October 14, 1998, Weatherford and Christiana amended their transaction. A Joint Proxy Statement/Prospectus will be mailed to Christiana and Weatherford shareholders in connection with separate special shareholder meetings to approve the amended transaction. You should rely strictly on this Prospectus in determining whether or not to purchase C2 common stock. If you subscribed for C2 common stock after receiving the earlier C2 prospectus, you must subscribe again. Subscriptions must be made by completing and submitting the Letter of Transmittal provided with the Joint Proxy Statement/Prospectus. Subscription instructions are provided beginning on Page __ of this Prospectus.


     Consider   carefully  the  risk  factors  beginning  on  page  12  in  this
Prospectus.




  The Offering                   Per Share                   Total

Public Price                        $4.00                  $20,810,656
Estimated Expenses                  $0.05                  $   275,000
Proceeds to C2                      $3.95                  $20,535,656



         Proposed Trading Symbol: Nasdaq SmallCap Market - CTOO.

         Prior to the offering, there has not been a public market for the C2 Common Stock.

         The offering is contingent upon the closing of Weatherford's acquisition of Christiana. If that transaction does not occur, this offering will immediately cease and any payment for shares of C2 Common Stock will be refunded promptly, without interest.



         Neither the Securities and Exchange Commission nor any state securities commission approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                 The date of this Prospectus is __________, 1998

                                              The Total Logistic Control Network

















                   [MAP WITH DISTRIBUTION CENTERS IDENTIFIED]














           *        Refrigerated Distribution Center

           ^        Dry (non-refrigerated) Distribution Center


                    Total Logistic Control operates through a network of refrigerated and dry (non- refrigerated) warehousing and distribution centers. Total Logistic Control uses this network to provide its warehousing and transportation services to its customers.



                             -------------------------

                               PROSPECTUS SUMMARY


         You should read this summary together with the more detailed information, and the consolidated financial statements of C2 and Total Logistic Control and notes to these statements, appearing elsewhere in this Prospectus. We sometimes refer to Total Logistic Control as "TLC".

         C2 was formed on December 11, 1997. We will operate through TLC, our only non-cash asset. TLC assists companies in managing the physical movement of products and materials. TLC provides refrigerated and dry (non-refrigerated) warehousing, transportation, distribution and international freight forwarding services. TLC's industry is comprised generally of entities that provide only warehousing or trucking operations and other entities that provide only management services for the distribution and warehousing needs of their customers. We believe that TLC's ability to offer customers "one-stop shopping" through its complement of warehousing, trucking and the provision of management services for transportation and warehousing needs, provides it with a competitive advantage. TLC's services combine transportation, warehousing and information services to manage the distribution channel for a customer's products from the point of manufacturing to the point of consumption. This combination allows TLC to capitalize on the growing trend of corporations toward reducing costs by outsourcing large components of their transportation and warehousing needs.

         TLC's operations are conducted through a network of 12 distribution warehouses, comprised of an aggregate of 34 million cubic feet of refrigerated and frozen storage capacity in seven locations and five dry (non-refrigerated) distribution centers, primarily in the upper Midwest. TLC provides its services utilizing owned equipment as well as outside carrier management services .

         TLC's refrigerated warehousing operations include: temperature sensitive storage services; freezing services; vegetable processing; and packaging services. Its transportation and distribution services include: refrigerated and non- refrigerated transportation; full service truckload; less-than-truckload ; dedicated transportation services; management of transportation and other specialized services. TLC also provides: a full range of international freight forwarding services; fully computerized inventory management; assembly; and repackaging .

         We believe TLC is the nation's sixth largest provider of public refrigerated warehouse space. Two of its refrigerated distribution centers are located in Rochelle, Illinois; and two are located in Kalamazoo, Michigan. TLC's other refrigerated distribution centers are located in Milwaukee, Wisconsin; Beaver Dam, Wisconsin (located approximately 60 miles northwest of Milwaukee); Wauwatosa, Wisconsin (a suburb of Milwaukee); and Holland, Michigan (located approximately 20 miles southwest of Grand Rapids). Two of TLC's dry distribution centers are located in Zeeland, Michigan and the others are located in Kalamazoo, Michigan; Munster, Indiana; and Dayton, New Jersey.

         The following summarizes certain financial data regarding TLC (amounts in thousands):


                                Three Months Ended
                                   September 30,          Year Ended June 30,
                                1998         1997         1998           1997
                                ----         ----         ----           -----

 Revenues                      $ 22,370    $23,047     $ 90,179      $ 84,208
 Income from operations           1,764      1,947        6,974         6,311
 Net income                       1,086        923        3,741        12,181(2)
EBITDA(1)                         3,367      3,402       13,571        13,143
 Cash flows from operating
  activities                      1,768      2,841       12,305         9,294
 Cash flows from investing
  activities                       (430)      (839)      (1,653)       (1,822)
 Cash flows from financing
  activities                     (1,459)    (1,648)     (10,335)       (7,277)



---------------

(1) EBITDA is defined as income (loss) before taxes plus fixed charges. Fixed charges consist of interest expense, depreciation and amortization, and gains or losses on the disposal of assets. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate EBITDA uniformly, it may not be an accurate measure of comparison.

(2) Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.

          TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. and Total Logistic Control, Inc. (two former wholly-owned subsidiaries of Christiana) into TLC. Christiana acquired Wiscold in September of 1992 and Total Logistic Inc. in January of 1994.

         C2 is a Wisconsin corporation with its executive offices located at 700 North Water Street, Suite 1200, Milwaukee, Wisconsin 53202, and its telephone number is (414) 291-9000. TLC is a Delaware limited liability company with is principal executive offices located at 8300 Logistic Drive, Zeeland, Michigan 49464, and its telephone number is (616) 748- 0700.

               Acquisition of Two-Thirds of Total Logistic Control

         We will purchase from Christiana two-thirds of TLC for approximately $10.7 million. The purchase price of $10.7 million must be paid no later than thirty (30) days after Weatherford acquires Christiana.

         The TLC purchase is governed by an agreement by and among C2, TLC, Christiana and Weatherford. That agreement is attached as Annex A. The agreement generally requires C2 to pay all liabilities to which Weatherford, Christiana or any affiliates of Christiana may become liable in any way as a result of the business, operations or assets of Christiana or any affiliate of Christiana (including TLC) prior to the date on which Weatherford acquires Christiana. TLC agreed to be primarily responsible for paying the liabilities relating to any historical business, operations or assets of TLC. The agreement also requires C2 and TLC to indemnify Christiana and any affiliate of Christiana against liabilities that relate to actions or omissions prior to Weatherford's acquisition of Christiana.

                     Weatherford's Acquisition of Christiana

         Weatherford will purchase Christiana through a merger resulting in Christiana becoming a wholly-owned subsidiary of Weatherford. The terms of this transaction are set forth in an agreement and plan of merger. The merger will result in Christiana shareholders receiving the amount of shares of Weatherford common stock held by Christiana immediately prior to the transaction (estimated to be approximately 0.84 shares of Weatherford common stock per share of Christiana) and cash equal to the cash of Christiana on the date when the transaction is completed, less certain liabilities (expected to be approximately $4.00 per share of Christiana). On August 17, 1998, Christiana shareholders approved the transaction. However, the transaction did not close because a significant decrease in the price of Weatherford common stock prevented the transaction from qualifying as a partially tax-free transaction, as required by the parties. The agreement and plan of merger was amended on October 14, 1998 to:

          *     Eliminate the  requirement  that Christiana hold $10.0 million
                of  cash  for  five  years  to  satisfy   certain   contingent
                liabilities and indemnification obligations;

          * Require Christiana to use the $10.0 million to purchase Weather-ford common stock; and

          * Require Christiana to purchase up to an additional $5.0 million of Weatherford common stock if necessary to qualify the transaction as a partially tax-free transaction.

         Prior to the date of this Prospectus, Christiana purchased __________ shares of Weatherford common stock for a total price of $10.0 million. This purchase increased the amount of Weatherford common stock owned by Christiana to __________. It also increased the amount of Weatherford common stock to be received by Christiana shareholders in the transaction.

         No  later  than  30  days  after   Weatherford   acquires   Christiana,
Weatherford and Christiana will determine the amount of cash to be paid to Christiana shareholders in the transaction. Weatherford will then pay the cash consideration due each Christiana shareholder to Firstar Trust Company and Firstar will promptly distribute such cash according to the elections made by the Christiana shareholders in their Letters of Transmittal .

                             Timeline of Key Events


         Set forth below is a timeline of key events relating to this offering, Weatherford's acquisition of Christiana and our purchase of two-thirds of TLC.



           Key Event                                          Proposed Date

*          First special meeting of shareholders of
             Weatherford and Christiana                       August 17, 1998

*          Amendment to agreement and plan of merger
            by which Weatherford will acquire Christiana      October 14, 1998

*          Special meeting of shareholders of Weather-
            ford and Christiana to vote on amended
            transaction                                        _______, 1998

*          Expiration date for submission of Letter
            of Transmittal to purchase C2 Common Stock.        _______, 1998

*          Complete acquisition of two-thirds of TLC
            with obligation to pay purchase price no later
            than thirty (30) days following purchase           _______, 1998

*          Complete Weatherford acquisition of Christiana
            with distribution of cash consideration to be
            made no later than thirty (30) days following
            acquisition, except to the extent applied to
            purchase C2 Common Stock as directed in the
            Letter of Transmittal                              _______, 1998

*          Distribution of cash consideration and/or
            application of cash consideration to purchase
            C2 Common Stock, based on election made
            in Letter of Transmittal                           _______, 1998

*          Purchase of at least 2,750,000 shares of
            C2 Common Stock by Lubar family, if
            necessary                                          _______, 1998

*          Payment of purchase price for acquisition
            of two-thirds of TLC by C2                         _______, 1998

*          Issuance of C2 Common Stock to subscribers          _______, 1998

         The following diagram sets forth the organization, structure and stock ownership of C2, TLC, Christiana and Weatherford before and after the acquisition of Christiana by Weatherford and the purchase of two-thirds of TLC by C2.


                           [BEFORE AND AFTER DIAGRAM]

                                  The Offering

*      C2 Common Stock offered............. 5,202,664 shares

*      Minimum number of shares of C2
       Common Stock to be outstanding
       after the offering.................. 2,750,000 shares (1)

*      Maximum number of shares of C2
       Common Stock to be outstanding
       after the offering.................. 5,202,689 shares

*      Subscription  price................. $4.00 per share of C2 Common Stock.

*      Subscription  agent................. Firstar Bank Milwaukee N.A.

*      Rights to purchase C2
        Common Stock....................... Each  Christiana  shareholder  has a right to  purchase  one  share of C2
                                            Common  Stock for every one share of
                                            Christiana    Common    Stock   held
                                            immediately  before    Weatherford's
                                            acquisition   of   Christiana.   The
                                            rights  are  not  transferable.   If
                                            shares  of C2  Common  Stock  remain
                                            available   because  less  than  all
                                            Christiana   shareholders  exercised
                                            their    rights    in   full,    TLC
                                            management,  Christiana shareholders
                                            who  wish  to  purchase   additional
                                            shares  of C2  Common  Stock and the
                                            general  public,  in that  order  of
                                            preference,  will  have the right to
                                            purchase any remaining  shares of C2
                                            Common Stock on a pro rata basis.

*      Subscription procedure for
        Christiana shareholders.............Rights to purchase  C2 Common  Stock may be  exercised  by  delivery of a
                                            properly    completed    Letter   of
                                            Transmittal  provided to you as part
                                            of       the       Joint       Proxy
                                            Statement/Prospectus  of Weatherford
                                            and   Christiana.   The   Letter  of
                                            Transmittal  must  be  delivered  to
                                            Firstar  Trust  Company on or before
                                            __________, 1998.

*      Subscription  procedure for
        others............................. Non-Christiana    shareholders   may
                                            purchase  shares of C2 Common Stock,
                                            if   available   after    Christiana
                                            shareholders  exercise their rights.
                                            Such   purchases   may  be  made  by
                                            executing the subscription agreement
                                            provided   with   this   Prospectus,
                                            providing   full   payment  for  all
                                            shares of C2 Common Stock subscribed
                                            for and delivering the  Subscription
                                            Agreement to Firstar  Trust  Company
                                            on or before __________, 1998.

*      Proceeds of the  offering........... If fully  subscribed,  the  offering will  result in  proceeds to C2, net
                                            of estimated offering  expenses,  of
                                            $20,535,656.

---------------
(1) Represents the commitment of Sheldon Lubar, Chairman of Christiana, David Lubar, President of C2 and other members of the Lubar family to purchase enough shares of C2 to have the net proceeds from this offering be at least $10,666,667, the amount necessary to fund C2's purchase of two-thirds of TLC.

                                  RISK FACTORS


         You  should  carefully   consider  the  following   factors  and  other
information in this Prospectus before deciding to invest in shares of C2's Common Stock. Certain statements in this section and elsewhere in this Prospectus are forward-looking statements. In deciding whether to invest in C2 Common Stock, you should remember that future events could differ dramatically from those anticipated by any such forward-looking statements as a result of many factors, including those cited in this section.

C2's Dependence on Single Line of Business

         Our ownership interest in TLC will represent our only non-cash asset. TLC's business could be adversely affected if outside warehousing and transportation services cease to be a preferred method of distribution or if new technological methods of food preservation become available and widely utilized.

TLC's Dependence on Significant Customers

         A number of TLC's facilities depend on a small number of customers or commodities. During fiscal 1998, 10 of TLC's customers accounted for 43% of TLC's total revenues. A reduction in the business received by these customers will result in a decrease in the sales at such facilities and, possibly, in the overall net sales of TLC. Moreover, increasing consolidation among TLC's customers and the resulting ability of such customers to utilize their size to negotiate lower outsourcing costs has, and may continue in the future, to have a depressing effect on the pricing of services.

Risk of Excess Warehouse Capacity

         Local, regional and national companies may seek to expand their presence into the local markets in which TLC operates. If there is excess warehousing capacity in these markets, it may have a depressing effect on the pricing of warehousing services which, in fiscal 1998, accounted for approximately 58% of TLC's business.

Substantial Leverage  of TLC

         Prior to Weatherford's acquisition of Christiana TLC's required to pay a dividend of $20 million to Christiana and to repay approximately $3 million of outstanding principal plus accrued interest under a promissory note to Christiana. TLC will borrow $23 million under its revolving credit facility to finance these obligations. Following this, TLC will have approximately $17 million of available borrowing capacity under its revolving credit facility. TLC and C2, on a pro forma basis, will be highly leveraged. Assuming a fully subscribed offering, C2's pro forma total funded debt to total capitalization including minority interest at September 30, 1998 was 62%. In addition, TLC may, subject to certain restrictions in its debt agreements, incur further indebtedness from time to time to finance expansion.

         Due to this substantial indebtedness, a significant portion of TLC's cash flow from operations will be required for debt service. The extent to which TLC is leveraged could have consequences to the holders of C2 Common Stock, including:


          * impairment  of TLC's ability to obtain  additional  financing in the
future  for  working  capital,  capital  expenditures,   acquisitions  or  other
purposes;

          * dedication of a substantial portion of TLC's cash flow from operations to the payment of debt service requirements (principal and interest) on its indebtedness;

          * vulnerability of TLC to changes in general economic conditions; and

          * limitations on TLC's ability to capitalize on significant business opportunities and to respond to competition.

Assumed Liabilities and Indemnification Obligations of C2 and TLC


         Under the agreement governing C2's purchase of TLC, C2 assumes certain liabilities and indemnification obligations. Prior to the October 14, 1998 amendment to the terms of Weatherford's acquisition of Christiana , Christiana was to hold $10.0 million following the transaction to pay for any such liability or claim. With the elimination of the $10.0 million holdback, C2 is primarily responsible to indemnify Weatherford for liabilities or claims relating to a matter other than the TLC's historic business. TLC is primarily responsible for liabilities or claims relating to TLC's historic business.

         If TLC is obligated to pay any amounts relating to an assumed liability or an indemnification claim, Christiana will receive a cash payment from C2 equal to one-third of any such amount paid when and if TLC or all or substantially all of its assets are sold; C2 sells its membership units in TLC; or if there is a transfer of membership units of TLC held by C2 or of all of the C2 Common Stock.

         The obligations of C2 under the agreement to acquire two-thirds of TLC are secured by all of C2's ownership interest in TLC. Any substantial claims made by Weatherford, Christiana or any of their affiliates in connection with the assumed liabilities or the indemnification obligations that are not covered by the insurance of Weatherford may have a material adverse effect on C2's financial condition and results of operations. Any failure by C2 to satisfy its obligations under such indemnification provisions could result in the loss of C2's ownership interest in TLC.


Restrictions on Actions of TLC Under Operating Agreement


         The operating agreement, which is attached as Annex B, will be entered into by C2 and Christiana when Weatherford acquires Christiana. The operating agreement restricts C2's control of TLC. The operating agreement vests the management of TLC in a board of managers consisting of six members. Christiana and C2 will each be entitled to elect a number of managers that is proportionate to their ownership in TLC. Christiana (which will be controlled by Weatherford) will have the power to appoint two members of the board of managers. Certain significant corporate actions, such as issuing additional ownershipv interests, selling TLC and making certain distributions to members, require unanimous consent of the board of managers. As a result, C2 will be unable to cause TLC to take these actions without the consent of Christiana's representative on the board of managers.


Transfer Restrictions


         Generally, neither C2 nor Christina may voluntarily transfer any ownership interest in TLC without the consent of the board of managers.

         In addition, neither C2 nor TLC may transfer a majority of C2's or TLC's assets to any person or entity unless the acquiring person or entity meets certain net worth requirements and assumes the obligations of C2 or TLC, as the case may be. These transfer restrictions may prevent C2 from divesting of its assets, including its ownership in TLC, even if C2 believes such action is appropriate.

Availability and Integration of Potential Future Acquisitions by C2 and TLC

         A substantial part of C2's future growth will come from acquiring, either directly or through TLC, other businesses which may or may not be related to TLC's current business. C2 or TLC may not be able to identify or negotiate suitable acquisitions. There can be no assurance that any debt or equity financing necessary to complete acquisitions can be arranged on satisfactory terms. There can be no assurance that any acquired warehousing or transportation business can be integrated successfully into TLC or that TLC or C2, as the case may be, will manage or improve the operating or administrative efficiencies of any acquired business. Failure of C2 or TLC to implement successfully their acquisition strategies will limit C2's growth.

Shortage of Contract Carriers and Available Drivers

         TLC utilizes both its own fleet of trucks and third-party carriers to conduct its operations. As TLC expands, it will likely require the services of additional carriers. At some TLC locations, only a few third-party carriers meet TLC's quality standards. In addition, the trucking industry has experienced severe shortages of available drivers in recent years. This may curtail the ability of TLC to expand and may require TLC and its third-party carriers to increase drivers' compensation, thereby increasing transportation costs to TLC.

Possible  Increase in Fuel Costs

         Changes in fuel prices and supply or increases in fuel or energy taxes will increase the operating expenses of TLC's internal fleet of trucks and those of its third-party carriers. These increases will result in higher transportation operating costs for TLC. TLC's operating margins would be adversely affected if it were unable to pass these increases through to its customers.

Dependence on C2 and TLC Management

         We believe that our ability to successfully implement our business strategy and to operate profitably depends on the continued employment of our senior management teams including, in the case of C2, William T. Donovan and David J. Lubar and in the case of TLC, Brian L. Brink, John R. Patterson, Gary
R. Sarner and other members of TLC's senior management group. Neither C2 nor TLC has written employment agreements with any of its executive officers and no insurance is maintained on the lives of these individuals.


Conflicts of Interest


         Sheldon B. Lubar, a director of C2, David J. Lubar, President and a director of C2 and William T. Donovan, Chairman and a director of C2, have participated individually, and as a group, in investments in other business entities independent from Christiana. We have adopted guidelines which generally require that before independently pursuing an acquisition opportunity, the opportunity will be presented to C2's board of directors. A majority of the members of the C2 board who are not interested in the opportunity will decide whether C2 should pursue the opportunity.

Concentration of Ownership of C2 Common Stock

         Following this offering, the Lubar family and the other officers and directors of C2 will own at least 66% of the outstanding shares of C2 Common Stock. Accordingly, the Lubar family and the other directors and officers of C2 will have the ability to influence significantly the election of directors and most corporate actions.


Dilution


         Investors will experience substantial dilution as a result of C2's acquisition of two-thirds of TLC to the extent of intangible assets purchased , which, at September 30, 1998, was $5,396,000, or $1.04 per share assuming this offering is fully subscribed.

                                 USE OF PROCEEDS

         The net proceeds to C2 from the sale of 5,202,664 shares of C2 Common Stock , after deducting offering expenses payable by C2 of $275,000, will be approximately $20,536,000. The Lubar family has committed to purchase enough shares of C2 to ensure that the net proceeds of the offering to C2 will be at least $10,666,667. The first $10,666,667 of the net proceeds will be used to pay for C2's acquisition of two-thirds of TLC. The remainder of the net proceeds will be used for offering expenses and general corporate purposes, including future acquisitions. Proceeds not immediately required for the purposes described above will be invested principally in United States government securities or other high-grade, short-term, interest-bearing investments.


                                 DIVIDEND POLICY


         C2 was formed on December 11, 1997 and has never paid any cash dividends on its capital stock. C2's ability to generate cash for the payment of dividends is restricted by the terms of the operating agreement. C2 and its board of directors currently intend to retain any earnings for use in the expansion of C2's business and do not anticipate paying any cash dividends on the C2 Common Stock in the foreseeable future.

         TLC's revolving credit facility prohibits TLC from paying dividends (other than the $20.0 million dividend to Christiana) except that TLC may pay dividends to cover members' income tax liabilities resulting from their ownership of TLC .


                           SUMMARY OF CERTAIN TERMS OF

                     WEATHERFORD'S ACQUISITION OF CHRISTIANA


General


         Weatherford will acquire Christiana through a merger of a subsidiary of Weatherford with and into Christiana. Each outstanding share of Christiana common stock will be converted into a right to receive approximately 0.84 shares of Weatherford common stock and cash currently estimated to be approximately $4.00 per share of Christiana. Christiana may purchase up to an additional $5.0 million of Weatherford common stock. Any such purchase by Christiana will increase the amount of Weatherford common stock received and decrease the amount of cash received.

Calculation of Cash Consideration to be Received

         The exact calculation of cash consideration will equal the quotient of the Christiana Net Cash (as defined below) divided by 5,149,330. The definitive calculation of cash consideration will be made by Weatherford and Christiana no later than thirty (30) days following the completion of Weatherford's acquisition of Christiana.

         The "Christiana Net Cash" will be equal to

         * the sum of all of the cash on hand of Christiana as of the completion of Weatherford's acquisition, minus

         * the sum of the amount of cash necessary to pay Christiana's liabilities (without giving effect to the use or application of any tax deductions relating to the exercise of options or any tax benefits that may be realized as a result of amended tax returns of Christiana).

         Based on the current capitalization of Christiana and the assets and liabilities of Christiana as of September 30, 1998, and after giving effect to the estimated expenses of the transaction payable by Christiana, the cash consideration per share of Christiana is anticipated to be approximately $4.00.

                                 CAPITALIZATION

         The following table sets forth the combined capitalization of C2 as of September 30, 1998 (i) on a pro forma combined basis to give effect to the acquisition of two-thirds of TLC, the $20.0 million dividend payable by TLC to Christiana and repayment of $3 million plus accrued interest by TLC to Christiana and (ii) as further adjusted to give effect to this offering and the application of the estimated net proceeds from this offering, assuming the sale of a minimum of 2,750,000 shares of C2 Common Stock to the Lubar family. This table should be read in conjunction with the unaudited Pro Forma Combined Financial Data of C2 and the related notes included elsewhere in this Prospectus. See "Pro Forma Summary Combined Financial Data."


                                                      September 30, 1998
                                                --------------------------------
                                                     Pro Forma    As Adjusted(4)
                                                  (Amounts in thousands, except
                                                         per share data)

Short-term debt:
  Short-term obligations(1) ....................     $      --       $      --
  Current maturities of
   long-term debt(1) ...........................       2,630,000       2,630,000

Liability for purchase of 666.667
  Membership Units of TLC ......................      10,667,000            --

Long-term debt, net of current
  maturities(1) ................................      49,275,000      49,275,000

Minority interest(2) ...........................       8,104,000       8,104,000

Shareholders' equity:
  Preferred Stock, par value $0.01
  per share, 10,000,000 shares
  authorized; none issued
  or outstanding ...............................            --              --

  Common Stock, par value $0.01
  per share, 50,000,000 shares
  authorized, none issued and
  outstanding; pro forma 2,734,250
  shares issued and outstanding,
  as adjusted(3) ...............................            --            28,000

Additional paid-in capital .....................            --        10,697,000

Retained earnings(2) ...........................       3,326,000       3,326,000
                                                     -----------     -----------
  Total shareholders' equity ...................       3,326,000      14,051,000
                                                     -----------     -----------
         Total capitalization including
          minority interest ....................     $74,002,000     $74,060,000
                                                     ===========     ===========


(1) For a description of TLC's debt, see "Notes to the Financial Statements of TLC" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Description of Credit Agreement."

(2) The retained earnings amount as included in the capitalization table represents the difference between the purchase price of two-thirds of TLC ($10,667,000) and the carry over basis of TLC equity as adjusted for (i) the dividend; (ii) the drop down of certain Christiana assets and liabilities; (iii) minority interest: and (iv) deferred income taxes of C2 related to the difference between purchase price and carry over basis. A calculation of the retained earnings adjustment is as follows:

Purchase price of two- thirds of TLC                       $10,667,000
Net book value of TLC at
  September 30, 1998                      44,983,000
Less: Drop down assets/liabilities
  of Christiana                             (668,000)
Less: Dividend to Christiana             (20,000,000)
Less: Minority interest                   (8,104,000)
Less: Deferred income taxes               (2,218,000)
                                         -----------
Retained earnings adjustment                                $3,326,000
                                                           -----------


       C2 has recorded this difference as retained earnings in the above capitalization table since the amount does not reflect cash proceeds of the offering and the amount does not meet the definition of paid-in capital.

(3) Does not include up to 520,000 additional shares reserved for issuance under C2's 1998 Equity Incentive Plan, of which options to purchase 12,000 shares of C2 Common Stock will be granted to independent directors of C2 concurrently with this offering at an exercise price of $4.00 per share. See "Management -- 1998 Equity Incentive Plan."

(4) The minimum number of shares of C2 Common Stock which will be issued in this offering is 2,750,000 pursuant to the commitment of the Lubar family. The maximum number of shares to be issued in this offering is 5,202,664. If the maximum amount of shares are issued in this offering, total shareholders equity on a pro forma basis, as of September 30, 1998, would be $23,862,000.

                                C2 FINANCIAL DATA

         Set forth below is the audited balance sheet of C2 as of December 31, 1997 which is derived from and qualified by reference to, and should be read in conjunction with the balance sheet of C2 and notes thereto which have been audited by Arthur Andersen LLP and which appear elsewhere in this Prospectus. The balance sheet of C2 as of December 31, 1997 set forth below reflects only the initial capitalization of C2 pursuant to a $100 investment by Sheldon B. Lubar. Also set forth below is the unaudited balance sheet of C2 as of September 30, 1998 which reflects the initial capitalization of C2 in addition to costs deferred in connection with the public offering and acquisition of a two-thirds interest in TLC. In the opinion of C2, the unaudited balance sheet as of September 30, 1998 includes all adjusting entries necessary to present fairly the information set forth therein. This financial information should be read in conjunction with C2's balance sheet as of September 30, 1998 and related notes thereto which appear elsewhere in this Prospectus.


                                    C2, Inc.
                        (A Newly-Formed Holding Company)
                                  BALANCE SHEET

                 As of September 30, 1998 and December 31, 1997

                                                       September
                                                        30, 1998   December 31,
                                                      (Unaudited)      1997
                                                     ------------  ------------
ASSETS:
         Cash                                           $    100   $   --
         Due from shareholder for Common Stock
            Subscribed                                      --          100
         Deferred offering and acquisition costs         240,000       --
                                                        --------   --------
                  Total Assets                          $240,100   $    100
                                                        ========   ========
LIABILITIES AND SHAREHOLDER'S EQUITY:
         Accrued expenses                               $240,000   $   --
                                                        --------   --------
         Total Liabilities                               240,000       --
                                                        ========   ========
SHAREHOLDER'S EQUITY:
         Preferred Stock, $.01 par value, 10,000,000
            shares authorized, none issued or
            outstanding                                     --         --
         Common Stock, $.01 par value, 50,000,000
            shares authorized, 25 shares issued and
            outstanding                                     --         --
         Additional paid-in capital                          100        100
                                                        --------   --------
           Total Shareholder's Equity                        100        100
                                                        --------   --------
           Total Liabilities and Shareholder's Equity   $240,100   $    100
                                                        ========   ========

                    PRO FORMA SUMMARY COMBINED FINANCIAL DATA


         Set forth below is unaudited pro forma summary combined financial statements for the year ended June 30, 1998 and the three months ended September 30, 1998 and as of September 30, 1998.

         These pro forma summary combined financial statements should be read in conjunction with other information contained elsewhere in this Prospectus, including "Selected Historical TLC Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," the historical financial statements of TLC, and the historical balance sheet of C2. See "Index to Financial Statements."

         The pro forma summary combined statements of income for the year ended June 30, 1998 and the three months ended September 30, 1998 reflect the effects on the historical results of operations of C2 of the following transactions as if these transactions had occurred on July 1, 1997: (i) the sale of 5,202,664 shares of C2 Common Stock; (ii) the application of the proceeds for the purchase of 666.667 membership units of TLC from Christiana for approximately $10.7 million; (iii) the additional operating expenses associated with corporate charges including officers salaries, professional, legal, occupancy, public company and other corporate related expenses; and (iv) the establishment of deferred income taxes for TLC. In addition, the pro forma financial data reflects the following pre- acquisition adjustments: (i) the approximately $3 million repayment by TLC of a note to Christiana; (ii) $20 million of borrowings by TLC and subsequent payment of the dividend to Christiana; and (iii) the additional interest expense associated with these aforementioned increases in outstanding debt and the adjustment to interest expense to reflect the costs of borrowing under TLC's new credit facility . The pro forma summary combined balance sheet reflects the affects of the aforementioned transactions as if these transactions had occurred on September 30, 1998.

         The pro forma financial data does not purport to represent what C2's financial position or results of operations would actually have been if such a transaction in fact had occurred on those dates or to project C2's financial position or results of operations for any future period.


                                                     PRO FORMA SUMMARY COMBINED BALANCE SHEET
                                                                   As of  September 30, 1998
                           -------------------------------------------------------------------------------------------
                           Historical
                               TLC             Pro Forma           Pro Forma           Offering               As
                           (unaudited)       Adjustments(1)        C2, Inc.           Adjustments          Adjusted
                           -------------------------------------------------------------------------------------------

Cash and cash equivalents    $  420,000        $       -            $420,000         $20,536,000 (8)       $10,289,000
                                                                                     (10,667,000)(9)
Other current assets         10,331,000                              10,331,000                             10,331,000

Total long-term assets       75,539,000         1,086,000 (4)        76,625,000                             76,625,000
                             ----------         ---------            ----------       ----------            ----------
Total assets                $86,290,000        $1,086,000           $87,376,000       $9,869,000           $97,245,000
                            ===========        ==========           ===========       ==========           ===========
Total current liabilities   $11,697,000          $928,000 (4)       $12,625,000                            $12,625,000
Due to Parent company         3,000,000        (3,000,000)(2)                 -                                      -
Liability for purchase of
 666.667 Membership
 Units of TLC                         -        10,667,000 (7)        10,667,000      (10,667,000)(9)                 -
Deferred income taxes                 -         2,218,000 (6)         2,218,000                              2,218,000
Long-term debt               26,275,000        20,000,000 (3)         49,275,00                             49,275,000
                                                3,000,000 (2)
Other liabilities               335,000           826,000 (4)         1,161,000                              1,161,000
                            -----------        ----------             ---------       ----------             ---------
Total liabilities            41,307,000        34,639,000            75,946,000      (10,667,000)           65,279,000

Minority interest                     -         8,104,000 (5)         8,104,000                              8,104,000

Preferred stock                       -

Common Stock                          -                                                   52,000 (8)            52,000
Additional paid-in
  capital                             -                                               20,484,000 (8)        20,484,000
Retained earnings
Members' equity              44,983,000       (20,000,000)(3)         3,326,000                              3,326,000

                                               (8,104,000)(5)

                                               (2,218,000)(6)
                                                 (668,000)(4)
                                              (10,667,000)(7)
                             ----------       -----------             ---------       ----------            ----------
Total shareholders' equity   44,983,000       (41,657,000)            3,326,000       20,536,000            23,862,000
                             ----------       -----------             ---------       ----------            ----------
Total liabilities and
  shareholders' equity      $86,290,000        $1,086,000           $87,376,000       $9,869,000           $97,245,000
                            ===========        ==========           ===========       ==========           ===========


                NOTES TO PRO FORMA SUMMARY COMBINED BALANCE SHEET


(1) The acquisition of 666.667 Membership Units of TLC by C2 represents a combination of entities under common control because a single group of shareholders controlled TLC and will control C2. Accordingly, no purchase accounting adjustments have been recorded and the difference between the acquisition price and the historical cost basis of TLC has been reflected as an equity adjustment.

(2) Represents a $3 million draw on TLC's revolving credit facility and subsequent payment of the Wiscold note prior to the acquisition of two-thirds of TLC.

(3) Represents a $20 million draw on TLC's revolving credit facility (interest at LIBOR plus 175 basis points) and the subsequent payment of the $20.0 million dividend to Christiana prior to the Acquisition.

(4) Represents the book value of certain assets and liabilities of Christiana which were contributed to TLC prior to the acquisition of two-thirds of TLC by C2 as follows:


ASSETS:
Long-term assets                                            $1,086,000

LIABILITIES:
Accrued liabilities                                          $(928,000)
Other long-term liabilities                                   (826,000)
                                                              --------
Reduction to equity related to asset/liability transfer     $ (668,000)
                                                              ========



(5) Represents the establishment of minority interest for the one-third interest in TLC not owned by C2. Minority interest represents one-third of TLC's members equity subsequent to the adjustment for the dividend to Christiana and contribution of certain Christiana assets and liabilities.


(6) Represents the establishment of a deferred income tax liability attributed to temporary differences between the purchase price and carryover basis of TLC assets and liabilities.


(7)      Represents  the  liability  for  cash   consideration  to  be  paid  to
         Christiana related to the purchase of 666.667 membership units of TLC.

(8) Represents the amount of net proceeds associated with the sale of 5,202,664 shares of Common Stock offered by C2 at $4.00 per share, net of expenses of $275,000.

(9) Represents the payment of the purchase price due to Christiana in connection with the acquisition of two-thirds of TLC by C2.


                            PRO FORMA SUMMARY COMBINED STATEMENTS OF INCOME
                                                     For the Year Ended June 30, 1998
                                     -------------------------------------------------------------
                                                                                      Pro Forma
                                     Historical TLC     Pro Forma Adjustments          C2, Inc.
                                     -------------------------------------------------------------

Revenues                                $90,179,000          $        -              $90,179,000

Operating expenses                       83,205,000           1,000,000 (1)           84,205,000

Interest expense                          2,854,000           1,615,000 (2)            4,469,000

Other  expense, net                         379,000                   -                  379,000

Income (loss) before minority
  interest and income taxes               3,741,000          (2,615,000)               1,126,000

Provision for income taxes                        -             200,000 (3)              200,000

Minority interest expense                         -             625,000 (4)              625,000

Net income (loss)                         3,741,000          (3,440,000)                 301,000

Basic and diluted net income per
  share of common stock                          -                    -                 $   0.11 (5)

Weighted average shares outstanding
  (basic and diluted)                            -                    -                2,750,000 (5)


                                                  For the three months ended September 30, 1998
                                        -------------------------------------------------------------
                                                                                           Pro Forma
                                        Historical TLC    Pro Forma Adjustments             C2, Inc.
                                          (unaudited)
                                        -------------------------------------------------------------
Revenues                                 $22,370,000         $          -              $22,370,000

Operating expenses                        20,606,000              250,000 (1)           20,856,000

Interest expense                             621,000              404,000 (2)            1,025,000

 Other expense, net                           57,000                    -                   57,000

Income (loss) before minority
 interest and income taxes                 1,086,000             (654,000)                 432,000

Provision for income taxes                         -               74,000 (3)               74,000

Minority interest expense                          -              206,000 (4)              206,000

Net income (loss)                          1,086,000             (934,000)                 152,000

Basic and diluted net income per
  share of common stock                                                                     $ 0.06 (5)

Weighted average shares outstanding
  (basic and diluted)                                                                    2,750,000 (5)


                           NOTES TO PRO FORMA SUMMARY
                          COMBINED STATEMENTS OF INCOME

(1) Represents additional operating expenses resulting from corporate expenses, including officers' salaries, occupancy expenses, professional, legal, public company and other corporate related expenses.

                               For the Year       For the Three
                                Ended June         Months Ended
                                 30, 1998       September 30, 1998
                               ------------        ------------

Officers salaries                 $390,000          $ 98,000

Occupancy expenses                 150,000            38,000

Other corporate expenses           460,000           114,000
                                 ---------         ---------
                                $1,000,000          $250,000
                                 =========         =========


(2) Represents (i) the additional interest expense on the $20 million of additional debt incurred immediately prior to the Acquisition and (ii) the increase in interest expense related to higher borrowing rates on the new revolving credit facility as follows:

                                     For the Year           For the Three
                                        Ended                Months Ended
                                    June 30, 1998         September 30, 1998
                                  ------------------    ----------------------


$20 million draw on TLC's
revolving credit facility,
interest at an average
rate of LIBOR + 175 basis points        $1,450,000               $363,000

Additional interest expense on
historical outstanding debt
bearing interest at a rate of
LIBOR + 175 basis points
(revolving credit facility
rate) versus a historical
rate of LIBOR + 125 basis
points                                    165,000                 41,000
                                       ----------               --------
                                       $1,615,000               $404,000


(3) Represents the incremental provision for Federal and state income taxes required on the earnings of TLC, in addition to the required adjustment for the tax impact of the pro forma adjustments.


(4) Represents 33.3% of net income allocable to TLC's minority interest owner, calculated as follows:

                                    For the Year              For the Three
                                       Ended                   Months Ended
                                   June 30, 1998            September 30, 1998
                                  --------------------   -----------------------

Historical TLC income before
 minority interest and income
 taxes                                  $3,741,000                 $1,086,000

Less:  Pro forma interes
 expense                                (1,615,000)                  (404,000)

Less:  C2 management fee
 charged to TLC                           (250,000)                   (63,000)
                                      ------------                -----------
                                         1,876,000                    619,000

Minority ownership percentage                 33.3%                      33.3%
                                      ------------                -----------
                                          $625,000                   $206,000
                                      ============                ===========



(5) Basic and diluted income per share have been calculated using the number of shares required to complete the TLC acquisition and pay the expenses of the offering.

                     SELECTED HISTORICAL TLC FINANCIAL DATA


         The following table sets forth certain selected historical financial data for TLC as of and for each of the five years ended June 30, 1998 and as of June 30, 1998 and as of and for the three months ended September 30, 1998 and 1997. The historical financial data as of and for each of the four years ended June 30, 1998 was derived from the financial statements of TLC, which were audited by Arthur Andersen LLP, independent public accountants. The historical financial data as of and for the year ended June 30, 1994 and as of and for the three months ended September 30, 1998 and 1997 has not been audited. In the opinion of TLC, the historical financial data as of and for the year ended June 30, 1994 and as of and for the three months ended September 30, 1998 and 1997 includes all adjusting entries necessary to present fairly the information set forth therein. The following selected historical financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and TLC's Financial Statements and related notes thereto appearing elsewhere in this Prospectus.


                                                   Selected Historical TLC Financial Data
                                            (Amounts in thousands, except per membership unit data)
                               Three Months
                                  Ended
                               September 30                                       For the Year Ended June 30
                           --------------------   ----------------------------------------------------------------------------------
                             1998       1997          1998            1997              1996             1995             1994(1)
                           --------------------   ----------------------------------------------------------------------------------
Statement of Income
Data:

Revenues                   $22,370    $23,047       $90,179           $84,208           $76,976          $71,029           $42,355
Income from operations       1,764      1,947         6,974             6,311             5,689            7,555             4,611
Interest expense               621        773         2,854             3,216             3,176            3,378             3,003
Net income                   1,086        923         3,741         12,181(4)             1,536            2,562               995
Basic and diluted income
 per membership unit(2)      1,086        923         3,741            12,181             1,536            2,562               995
Other Data:
Capital Expenditures           546        839         2,283             3,294            17,646            7,552             3,146
Depreciation and
 amortization                1,721      1,706         6,651             7,186             6,971            6,684             4,671
EBITDA(3)                    3,367      3,402        13,571            13,143            12,552           14,218             9,303
Cash flows from operating
  activities                 1,768      2,841        12,305             9,294            11,043           10,180             7,121
Cash flows from investing
  activities                 (430)      (839)       (1,653)           (1,822)          (16,262)          (7,116)           (2,858)
Cash flows from financing
  activities               (1,459)    (1,648)      (10,335)           (7,277)             4,883          (3,247)           (3,934)

                                 As of
                             September 30,                                           As of June 30
                         ---------------------   ----------------------------------------------------------------------------------
                           1998        1997         1998            1997              1996             1995             1994(1)
                         ---------------------   ----------------------------------------------------------------------------------
Balance Sheet Data:

Total Assets               $86,290   $93,007       $85,611           $90,140           $97,923          $88,731           $87,079
Total Debt                  31,905    41,604        33,364            40,394            47,671           42,788            46,035
Total Member's Equity       44,983    42,058        43,897            43,461            31,280           29,744            27,182



---------------
(1)      Effective  January 4, 1994,  Christiana  consummated the acquisition of
         Total  Logistic  Inc.  The  statement  of  income  data and  cash  flow information for fiscal 1994 reflects the combined  operating results of
         Wiscold and Total Logistic Inc.  subsequent to its date of acquisition.
         The  balance  sheet  data  reflects  the  combined   results  of  these
         aforementioned entities as of June 30, 1994.
(2)      Effective June 30, 1997, Wiscold and Total Logistic Inc. were merged to form TLC.  Basic and  diluted  income per  membership  unit for periods presented prior to 1997 are shown as if the units had been  outstanding for all periods presented.
(3)      EBITDA is defined as income  (loss)  before  taxes plus fixed  charges.
         Fixed   charges   consist  of  interest   expense,   depreciation   and
         amortization and gains or losses on disposal of assets. EBITDA is not a measure of financial

                                      -24-

         performance under generally accepted accounting principles and should not be considered as an alternative to net income as a measure of performance nor as an alternative to cash flow as a measure of liquidity. Since all companies do not calculate EBITDA uniformly, it may not be an accurate measure of comparison.

(4) Includes $11,171 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of the three months ended September 30, 1998 to the three months ended September 30, 1997 for TLC

         In the quarter ended September 30, 1998 consolidated revenues were $22,370,000 compared to $23,047,000 for the same period the prior year reflecting a decrease of $677,000 or 2.9%. Revenues from transportation services for the quarter showed a slight decline of $107,000 or 1.1%. The decline related to a softening in some carrier management accounts over the prior year. Revenues from dry warehousing services declined for the quarter by $572,000 or 24.7% due to the closure of a contracted facility in Puerto Rico at the end of the quarter last year and the reduction of public dry warehousing activities at the Zeeland, Michigan facility as TLC continues to de-emphasize public dry warehousing. Refrigerated warehousing revenues increased $348,000 or 3.8% in the quarter. This growth is attributable to new customers in the Rochelle, Illinois facility and expanded programs with current customers in other facilities resulting in increased capacity utilization for the balance of the refrigerated facilities. Distribution services for the Michigan Department of Education were down in revenue for the quarter by $161,000 or 8% due to changed buying patterns by the state that reduced the volume of commodity products available for distribution. The balance of the revenue decline was in international freight forwarding of $182,000 or 26%, due to reduced shipments by customers to Asian markets.

         In the quarter gross profit was $3,737,000 or 16.7% compared to $3,846,000 or 16.7% for the same quarter ended September 30, 1997. Gross profit from transportation services were down by $113,000 or 11.5% due to the decline in revenue and compressed margins from carrier management operations resulting from higher costs to acquire transportation in a tight freight market. Dry warehousing services posted an increase in gross profit of $112,000 or 40.6%. Improved efficiencies in continuing facilities with contracted customers contributed to the significant improvement. Refrigerated warehousing services reflected flat performance in gross profit quarter to quarter. Positive gross profit growth in Milwaukee and Rochelle Logistic Centers were offset by lower results in the Beaver Dam Logistic Center due to vegetable processing volumes being down from last year. Distribution services for the Michigan Department of Education had a gross profit decline of $50,000 or 40.6% related to reduced revenue and a change in the mix of products being delivered. The balance of the shortfall in gross profit relates to start up costs for new logistic accounts that did not generate any significant revenue for the quarter.

         Selling, general and administrative expenses for the quarter were $1,973,000 compared to $1,899,000 for the quarter ended September 30, 1997 reflecting an increase of $74,000 or 3.8%. The increase in these expenses is due primarily to inflation.

         Earnings from operations for the quarter ended September 30, 1998 were $1,764,000 a decrease of $183,000 or 9.4%. The decrease in earnings from operations is due to a decrease in margins coupled with a slight increase in selling, general and administrative expenses.

         Interest expense for the quarter was $621,000, which was a decrease of $152,000 over the same quarter last year. Borrowings on bank financing lines continue to decrease and reduce the interest expense paid to financial institutions.

         Net earnings for the quarter were $1,086,000 compared to $923,000 for the same period last year for an increase of $163,000 or 17.7%. The decline in operating profits were offset by a marked reduction in interest expense from strong cash flow and related reductions in outstanding debt and lower borrowing rates. No federal taxes were provided, as TLC is a limited liability company.


TLC Historical Income Statement Information

         The following table sets forth, for the fiscal years ended June 30, 1998, 1997 and 1996 respectively, certain consolidated financial data for TLC, expressed as a percentage of net sales, and the percentage changes in the dollar amounts as compared to the prior period:


                                  Percentage of
                                    Revenues
                                     June 30,               Percentage Change
                                                             1997       1996
                                1998      1997     1996     to 1998    to 1997
                                ----      ----     ----     -------    -------
Revenues                       100.0%     100.0%   100.0%     7.1%      9.4%
Warehouse and Logistic
  Expenses                      84.3%      84.3%    84.4%     7.2%      9.3%
Selling and Administration       8.0%       8.2%     8.2%     3.2%      9.4%
Income from operations           7.7%       7.5%     7.4%    10.5%     10.9%




Comparison of Year Ended June 30, 1998 to the Year Ended June 30, 1997 for TLC


         TLC's consolidated revenues for fiscal 1998 were $90,179,000 compared to $84,208,000 reported for fiscal 1997, an increase of $5,971,000 or 7.1%. Revenue growth at TLC was primarily attributable to volume increases in services which includes carrier management services, transportation management services and transportation operations. During fiscal 1998, revenues attributable to transportation services increased $6,049,000 or 18.1% over the prior year due to operation of an expanded fleet and strong demand . Revenue growth in refrigerated warehousing services was $1,686,000 or 5.1% in fiscal 1998 due primarily to increased utilization of existing facilities from both new and existing customer relationships. Revenues from dry warehousing operations in fiscal 1998 declined $3,599,000 or 29.9%, due to the closure of two facilities at the end of fiscal 1997 consistent with TLC's strategy to deemphasize public dry warehousing activities. The balance of the revenue increase in fiscal 1998 of $1,835,000, is primarily attributable to expanded volume in distribution services of food products to the State of Michigan Department of Education under a new 5 year contract.


         Gross profit for the year increased $887,000 or 6.7% to $14,122,000 from $13,235,000 in 1997. Each of TLC's service lines with the exception of dry warehousing had increased gross profit due primarily to better utilization of TLC's assets, improved productivity and strong cost controls. Transportation services increased gross profit by $1,009,000 or 38.5%, due to volume growth, higher utilization of revenue producing assets and an expanded fleet compared to fiscal 1997. Refrigerated warehousing operations increased gross profit by $465,000 or 6.0%, through increased capacity utilization of facilities and strong cost control. Dry warehousing had a decline in gross profit of $494,000 or 26% primarily due to reduced revenues in this area. Distribution services gross profit increased $240,000 or 49%, due to higher volume attributable to a new 5-year contract with Michigan Department of Education covering an expanded region of service.


         Selling, general and administrative expenses, which include marketing and advertising expenses, increased $224,000 or 3.2% for the fiscal year compared to fiscal year 1997. The increase in these expenses is due primarily to increases associated with inflation.

         Income from operations for the fiscal year ended June 30, 1998 increased $663,000 or 10.5% from $6,311,000 in 1997 to $6,974,000 in 1998.
Revenue growth, especially in Transportation services, was the primary reason for increased operating income and higher operating margin.

         Interest expense for the fiscal year was $2,854,000, a reduction of $362,000 from the prior year of $3,216,000. Interest expense in fiscal 1998 was lower due to strong cash flow which enabled over $9,000,000 of debt reduction during the year.


         Pretax income for the fiscal year was $3,741,000, an increase of $2,036,000 or 119.4% over fiscal year 1997. Strong growth and margins in transportation and the improved capacity utilization in refrigerated warehousing were the main operational contributors to these results. The 1998 pretax results include one-time non-operating expenses totaling $325,000. This amount is made up of $200,000 associated with the closure and sale of Wisconsin Logistic Center. The remaining $125,000 in costs were expenses attributable to financing requirements related to the merger between Christiana and Weatherford. Pretax results for fiscal 1997 included a loss of $1,086,000 for the disposal of special freezing equipment in connection with securing a long-term contract for vegetable processing, freezing and warehousing with a major customer at the Beaver Dam facility.


         No provision for income taxes was recorded for the fiscal year because TLC was a limited liability company for this period. For the fiscal year 1997, TLC recorded an income tax provision of $695,000.

Comparison of Year Ended June 30, 1997 to the Year Ended June 30, 1996 for TLC


         Total revenue for fiscal 1997 increased $7,232,000 or 9.4% to $84,208,000 compared to fiscal 1996 due primarily to increased volume in transportation and refrigerated warehousing services. The most significant improvement was in revenue from transportation operations which increased 20.6% over the previous year, from $27,677,000 in fiscal 1996 to $33,392,000 in fiscal 1997. During fiscal 1997, TLC secured a large multi-year contract to provide transportation services to a major frozen food producer. This contract, and certain management changes, enabled TLC to improve significantly the operating performance in transportation- related logistic services during fiscal 1997. Refrigerated warehousing service revenue increased 5.7% from $35,428,000 to $37,450,000 due primarily to increased utilization of expanded capacity at the Rochelle Logistic Center and higher utilization at all the Michigan based refrigerated facilities during fiscal 1997. In late fiscal
1997, TLC closed two dry public warehouses which were leased facilities in Atlanta, Georgia and Sparks, Nevada. The closure of these facilities resulted from TLC's strategic focus to provide value-added logistic services on a contractual and longer term basis in dry warehousing operations. As a result of these strategic changes, revenue for dry warehousing operations was down for fiscal year 1997 by $1,600,000 or 11.9%.

         Gross profit increased in fiscal 1997 by $1,215,000 or 10.1% compared to fiscal 1996, primarily as a result of revenue growth combined with aggressive cost management. An expanded transportation fleet and better utilization of transportation equipment contributed to an increase of $1,200,000 in gross profit for the year, compared to 1996. Refrigerated warehousing increased gross profit by $110,000 for the year, compared to fiscal 1996, mainly through higher occupancy levels in TLC's Michigan facilities and increased utilization of the new Rochelle Logistic Center. Dry warehousing and added transportation expenses had a negative impact on gross profits by $358,000 due to changes related to warehouse closures and corporate restructuring.


         Selling, general and administrative expenses increased $593,000 or 9.4% in fiscal 1997, due in large part to increased activities in marketing and sales.


         Income from operations increased by $622,000 or 10.9% over fiscal 1996. Operating income in 1997 was $6,311,000 compared to $5,689,000 in 1996. This increase was due primarily to volume and productivity gains in transportation operations.


         Interest expense for the year was $3,216,000 compared to $3,176,000 in fiscal 1996.


         Pre-tax income was $1,705,000, a decrease of $906,000 compared to fiscal 1996, due primarily to a loss of $1,036,000 related to the disposal of special freezing equipment in connection with securing a longer term contract for vegetable processing, freezing and warehouse services with a major customer of the Beaver Dam Logistic Center.


         The provision for taxes for fiscal year 1997 was $695,000 compared to $1,075,000 for 1996. The effective tax rates for the two years were the same. In 1997, an adjustment of $11,171,000 was made to add to income the deferred income taxes that resulted from a change in TLC's tax status from a C-corporation to a limited liability company.

         Net income for 1997 was  $12,181,000,  up from $1,536,000 in 1996 based on the results of operations and the change in the tax status that eliminated the deferred taxes as of 1997.

Financial Liquidity and Capital Resources for  C2 and TLC

         C2's current sources of capital to fund corporate expenses are management fees of $250,000 payable by TLC, short-term investments which are expected to be $10,289,000, assuming the Offering is fully subscribed, and the income on such investments.

         C2 will continue to evaluate new acquisitions in areas strategic to existing operations as well as new lines of business. Future acquisitions may be funded through the proceeds of this offering, cash from operations, borrowings under the existing line of credit or other credit facilities, along with potential future equity issuances.

         TLC has historically funded its operations and capital expenditures with cash flow from operations supplemented by its revolving credit facility. Net cash provided from operations was $12,305,000 in fiscal 1998 compared to $9,294,000 in fiscal 1997, primarily as a result of an increase in earnings after considering the elimination of $11,171,000 of income related to an adjustment of deferred income taxes resulting from a change in TLC's tax status from a C-Corporation to a limited liability company during fiscal 1997. Net cash provided from operations was $1,768,000 in the three months ended September 30, 1998 compared to $2,841,000 in the three months ended September 30, 1997, primarily as a result of changes in TLC's working capital between years.


         Net cash used in investing activities for TLC for the fiscal year ended June 30, 1998 decreased to $1,653,000 from $1,822,000 in fiscal 1997. The decrease between years is primarily the result of a decrease in capital expenditures.

         Net cash used in financing activities for the fiscal year ended June 30, 1998 increased to $10,335,000 from $7,277,000 during the fiscal year ended June 30, 1997. The increase in cash used in financing activities is primarily due to distributions made to Christiana related to the retirement of a promissory note and payment of income taxes in the amount of $2,326,000 and $979,000, respectively.

         In January 1997, TLC increased its transportation fleet by assuming the leases for 60 additional tractors and 75 additional trailers from one of its customers. The addition of these tractors and trailers represented approximately a 50% increase in TLC's transportation fleet.

         TLC has available to it a revolving credit facility of $70,000,000 at a floating rate of LIBOR plus 175 basis points to finance its capital needs, the $20 million dividend to Christiana and the repayment of the note to Christiana in this amount at $3 million, plus interest. After the offering, TLC will have approximately $17 million of additional available borrowings under its credit facility.

         As of September 30, 1998, TLC had no significant capital commitments.

         TLC believes the future cash generated from operations will be more than adequate to service its debt requirements and future capital expenditures for the foreseeable future.


Year 2000

         During fiscal 1998, TLC completed a comprehensive assessment of Year 2000 issues for both its financial information systems and other non-financial systems. In the opinion of management, all hardware and software that could have a significant Year 2000 impact have been identified and a remediation plan has been implemented. Year 2000 issues for financial information systems are being corrected through hardware and software upgrades. Non- financial systems, primarily telephone and security, will be repaired or replaced in order to achieve Year 2000 compliance. Based upon TLC's current projections, all Year 2000 compliant systems, both financial and non-financial, will be implemented no later than January 1, 1999 to allow for sufficient testing. As of September 30, 1998, TLC was approximately 70% complete with the installation of its Year 2000 upgrades. By the time these upgrades are completed, TLC estimates that it will have expended approximately $950,000 to resolve its Year 2000 problems.

         TLC believes that its efforts are sufficient to address its Year 2000 problems. However, there can be no assurances that TLC will be successful in its efforts. Any failure to address the Year 2000 problem may have a material adverse effect on TLC's ability to provide its transportation and warehousing services and process vital financial data. This could result in material lost revenues to TLC in amounts which are not known at this time. TLC currently has no contingency plans if its efforts to address the Year 2000 problem fail. After TLC has completed the upgrades described above, contingency plans will be developed.

         TLC has solicited all of its major service providers concerning their progress in compliance with the Year 2000 problem. TLC has received responses is not aware of the inability of any service provider to address its Year 2000 problem.

Description of Credit Agreement

         TLC entered  into a credit  agreement,  dated  November  2, 1998,  with
Firstar Bank Milwaukee, N.A., and certain other banks. Subject to the achievement of certain financial ratios and compliance with certain conditions, TLC has the right to obtain revolving loans in the following outstanding principal amounts:


                                                          Maximum Amount of
        Time Period                                 Revolving Loans Outstanding

Closing date through November 2, 1999                            $70 million
November 3, 1999 through November 2, 2000                     $68.75 million
November 3, 2000 through November 2, 2001                     $64.35 million
November 3, 2001 through November 2, 2002                     $59.35 million
November 3, 2002 through November 2, 2003                     $53.35 million


The entire unpaid principal balance of loans made under the credit agreement will be due and payable on November 2, 2003.


         The proceeds of the initial loans under the credit agreement were used to refinance existing indebtedness of TLC in the amount of approximately $32,000,000. Additional loans will be used to finance the payment of the $20 million dividend from TLC to Christiana and finance the repayment of approximately $3 million, plus accrued interest under a note to Christiana. The available balance of the facility, estimated to be approximately $17 million after completion of this offering will be available for working capital and general corporate purposes, including the issuance of letters of credit of up to $3.5 million outstanding at any one time.


         The credit agreement will be secured by liens or security interests on all or substantially all of the assets of TLC, other than certain transportation equipment, and mortgages on its real estate.

         The interest rate on borrowings under the credit agreement is expected to be, at the option of TLC, LIBOR plus 175 basis points or the prime rate, less 25 basis points. These rates will vary over the term of the credit agreement pursuant to a pricing grid based on the ratio of consolidated funded debt to consolidated EBITDA, all as defined in the credit agreement, in accordance with the following table:


                             APPLICABLE PERCENTAGES

                                        Applicable
                                        Percentage    Applicable    Applicable
                                            for       Percentage    Percentage
                 Consolidated           Eurodollar        for           for
 Pricing          Funded Debt            Revolving    Prime Rate     Letter of
  Level              Ratio                 Loans         Loans      Credit Fee
--------------------------------------------------------------------------------
    7              >4.5:1.0                 2.25          0.00          1.25
    6        <4.5:1.0 but >4.0:1.0          2.00         (0.25)         1.25
    5        <4.0:1.0 but >3.5:1.0          1.75         (0.25)         1.25
    4        <3.5:1.0 but >3.0:1.0          1.50         (0.50)         1.25
    3        <3.0:1.0 but >2.5:1.0          1.25         (0.50)         1.25
    2        <2.5:1.0 but >2.0:1.0          1.00         (0.50)         1.25
    1              <2.0:1.0                 0.75         (1.00)         1.25



The credit agreement also contains provisions requiring TLC to reimburse its lenders for increases in certain taxes, revenue requirements and other costs incurred by such lenders.

         Loans made under the credit agreement may be prepaid in whole or in part without premium or penalty, except for reimbursement of the lenders for any losses the lenders suffer as a result of repayment of LIBOR-based loan prior to the last day of that applicable interest period.


         Events  of  default  under  the  credit   agreement,   include  without
limitation, those relating to:

         o non-payment of interest, principal or fees payable under the credit agreement;

         o inaccuracy of representations or warranties in the loan documents;

         o        non-performance of covenants;

         o        cross-default   to  other   material   debt  of  TLC  and  its
                  subsidiaries;

         o        bankruptcy or insolvency;

         o        judgments in excess of specified amounts;

         o        certain ERISA events;

         o        impairment of security interests in collateral;

         o        invalidity of guarantees;

         o        materially  inaccurate or false representations or warranties;
                  and

         o        a change in control.

                                    BUSINESS

General

         C2. C2 was formed on December 11, 1997 and has conducted no operations to date . Following this offering, C2's only non-cash asset will be its ownership interest in TLC. C2 intends to pursue acquisitions of businesses which may or may not relate to the business of TLC.

         TLC. TLC was formed on June 30, 1997 through a combination of the operations of two wholly-owned subsidiaries of Christiana, Wiscold and Total Logistic Inc. On September 1, 1992, Christiana acquired the assets of Wiscold, a company formed in 1915, which engaged in providing public refrigerated warehousing services, vegetable processing and freezing services, automated vegetable packaging services, and transportation services into and out of its facilities. On January 4, 1994, Christiana acquired Total Logistic Inc. (formerly known as The TLC Group, Inc.), a Zeeland, Michigan-based firm engaged in providing fully integrated warehousing, distribution and transportation services in both refrigerated and non-refrigerated facilities.


         TLC's transportation fleet is comprised of 175 tractors, 97 of which are 0-3 years old; 78 of which are 4-6 years old; and none of which are older than 6 years.

         TLC's customers consist primarily of national, regional and local firms engaged in food processing, consumer product manufacturing, wholesale distribution and retailing. During fiscal 1998, TLC's top 10 customers accounted for approximately 43% of total revenues. TLC serves approximately 1,450 customers.

         Other Assets and Liabilities. Prior to Weatherford's acquisition of Christiana, Christiana will contribute certain assets and liabilities to TLC for no consideration. On the asset side, these items consist primarily of mortgage notes receivable derived from certain condominium sales by Christiana which, as of September 30, 1998, had an aggregate principal amount outstanding of $187,000 accruing interest at 8.25% and approximately $899,000 of cash surrender value of life insurance. In addition, Christiana has already contributed to TLC approximately 1.9 acres of undeveloped, partially submerged land in Huntington Beach, California with a current book value of $0. This property is currently subject to an easement granted in favor of the City of Huntington Beach. Christiana is currently pursuing a change in zoning applicable to the property in order to conduct residential development on the property. The outcome of these efforts, and the value of the property if such efforts are successful, are unable to be predicted at this time. On the liability side, the items contributed by Christiana consist of accounts payable and accrued liabilities including compensation, vacation, insurance benefits and taxes in the aggregate amount of $1,754,000.


Strategy


         TLC's strategy is to grow its business by emphasizing and enhancing its ability to offer "one-stop shopping" to its customers through its wide variety of services. TLC believes that its asset base of refrigerated and dry warehouses and trucking operations, together with its expertise in transportation and inventory management strategy and solutions, provides it with an advantage over its competitors . TLC's competitors provide individual services such as warehousing, transportation and freight forwarding in substantially the same manner as TLC. Some TLC competitors provide only transportation services or warehousing services. Others provide only management services. TLC provides all of these services in an integrated fashion. This provides more efficient distribution programs and reduced inventory for its customers. It is the goal of TLC to continue to enhance the services that it provides to its customers by continuing to develop solutions involving multiple services throughout the entire supply chain from the manufacturer to end consumer.

         TLC's strategy is based on its belief that competitive market forces are requiring corporations to focus on core competencies leading more corporations to outsource transportation services and distribution functions. In addition, TLC believes that corporations are recognizing, on an increasing basis, that properly provided transportation services will provide enhanced inventory management, more responsive information systems and more efficient use of trucking capacity.

Revenue by Business

         TLC's revenue for each of its basic businesses are detailed below for fiscal years ended June 30, 1998, 1997, and 1996.


                                          Revenues
                                   (Dollars in Millions)
                             1998                  1997                1996
                     Amount        %       Amount       %      Amount        %

Refrigerated           $ 44        49%      $ 38        45%      $ 35       45%
Dry Warehousing           8         9%        12        14%        14       18%
Transportation           39        43%        33        39%        28       36%
International             2         2%         3         4%         3        4%
Eliminations             (3)       (3%)       (2)       (2%)       (3)      (3%)
                       ----      ----       ----      ----       ----     ----
    Total Revenues     $ 90       100%      $ 84       100%      $ 77      100%
                       ====      ====       ====      ====       ====     ====



Customers

         TLC's services target the consumer goods industries; industries in which logistics performance is important to success. Nearly 75% of TLC's revenues come from food manufacturers, food wholesalers and food retailers.


         While TLC's top 15 customers, all of which participate in the food industry, account for 60% of revenues, no one customer represents more than 10% of TLC's business. Beyond the food industry, the balance of TLC's customer base is spread across a broad base of industries including pharmaceuticals, automotive suppliers, building supplies and office furniture.

Competition


         Competition in TLC's industry is very fragmented. Leonard's Guide, a leading industry publication, lists more than 1500 companies competing in the United States marketplace. Companies, such as Exel, AmeriCold Logistics, Prologis, Inc., GATX Logistics, Inc., or Ryder Integrated Logistics, Inc. own and operate warehouses and/or transportation equipment. Others, such as Hub Group Logistics Services, Menlo Logistics, and C.H. Robinson Logistics offer transportation management expertise and information systems and subcontract warehousing and transportation services .

         TLC experiences competition for management services on a national basis. In its warehousing and transportation business, TLC competes on a regional and local basis. Other than the high capital requirements of building a refrigerated warehouse facility, there are no significant barriers to entry into any of the markets in which TLC operates. This permits a large number of smaller competitors to enter TLC's industry.

         In addition, TLC's customers, many of which have substantially greater resources than TLC, may divert business from TLC's warehousing and transportation operations by building their own warehouse facilities or operating their own transportation fleet.

Organization

         TLC's operations are headquartered in Zeeland, Michigan, and TLC also maintains an office in Milwaukee, Wisconsin. TLC is organized into three main operating units: refrigerated warehousing, dry warehousing and transportation. Each operating unit is headed up by a group vice president/general manager. Sales and marketing for TLC are principally performed at the corporate level, with support from the group vice presidents as well as local warehouse facility managers. TLC also maintains a business development group which is responsible for pricing, logistics engineering, and transporting large logistic accounts over from sales to operations during start up.

Sales and Marketing

         Sales and marketing are principally performed at the corporate level, with support from the group vice presidents and facility managers. The sales organization is comprised of seven individuals and is divided into the following teams: refrigerated warehousing team; dry warehousing team; transportation team; and logistics sales team. Each of these teams has primary responsibility for selling their specific services. The goal is to develop the sales team to effectively present the fullest extent of TLC's services suited for each customer.


         Marketing and advertising is done centrally for the entire company and uses a combination of media advertising and direct mail. The marketing organization also has responsibility for maintaining and gathering information on market intelligence related to competition, customers and the transportation and warehousing industry in general.

         Business  development  supports both sales and  operations by providing
pricing  and  costing   services  and   assisting  in  the  startup  of  complex
transportation and distribution projects.

Employees


         The only employees of C2 are the executive officers described under "Management- Executive Officers and Directors of C2." TLC had approximately 737 employees as of September 30, 1998. A breakdown of the employees by functional area is set forth below:

       Function              Number of Employees          Percentage of Total
       --------              -------------------          -------------------
Operations                        484                           65.7%
Transportation                    192                           26.1%
Administration                     51                            6.9%
Sales and Marketing                10                            1.3%
                                   --                            ---
Total                             737                            100%
                                  ===                            ===



No TLC employees are covered by union contracts.

Patents, Licenses and Trademarks


         TLC's operations are not dependent on any particular patent, license, franchises, or trademarks. TLC has registered a trademark and the name "TLC" with the United States Patent and Trademark office.


Government Regulations

         TLC's transportation operations in interstate commerce are regulated by the Interstate Commerce Commission ("ICC") and the operations of TLC in intrastate commerce are regulated by various state agencies. These regulatory authorities have broad authority, including the power to authorize motor carrier operations, approve rates, charges and accounting systems, require periodic financial reporting, and approve certain merger, consolidations and acquisitions. TLC is also subject to safety requirements prescribed by the United States Department of Transportation ("DOT"). Such matters as weight and dimension of equipment and load are also subject to federal and state regulations.

         TLC's operations related to refrigerated food storage are subject to regulations promulgated by the United States Department of Agriculture ("USDA").

         TLC believes it is in compliance in all material respects with applicable regulatory requirements relating to its operations. The failure of TLC to comply with the regulations of the ICC, DOT, USDA or state agencies could result in substantial fines or revocation of TLC's operating authority.

Properties


         As of September 30, 1998, TLC owned or leased twelve facilities in five states. Of this total, seven are refrigerated/frozen with the balance being dry facilities. The refrigerated facilities are operated through seven public refrigerated warehouses located in Wisconsin (2), Michigan (3), and Illinois
(2). TLC's refrigerated facilities are large single-story buildings constructed at dock height with full insulation and vapor barrier protection. The refrigeration is provided by screw-type compressors in ammonia-based cooling systems. These facilities are strategically located and well served by rail and truck.

         In addition to the refrigerated facilities discussed above, there are five public non-refrigerated (or dry) warehouse distribution facilities, three of which are located in Michigan and one in each of Indiana and New Jersey. Zeeland Logistic Center II, located in Zeeland, Michigan is a company owned facility. All other dry facilities are held under lease. Lease terms generally match the underlying contracts with major customers served at each facility. These facilities are single-story block or metal construction buildings. All dry facilities are approved as food grade storage facilities.

         The following tables list the twelve facilities by location, size, type, and if owned or leased. Other than as indicated, all facilities are owned.

                        REFRIGERATED WAREHOUSE FACILITIES
                                                                           Total Storage Space               Type of
      Facility                                Location                   (cubic feet in millions)           Facility

Rochelle Logistic Center I                Rochelle, Illinois  #1                10.6                     Distribution
Rochelle Logistic Center II               Rochelle, Illinois  #2                 3.5                     Distribution
Beaver Dam Logistic Center                Beaver Dam, Wisconsin                  7.2                     Distribution/
                                                                                                         Production
Milwaukee Logistic Center                 Wauwatosa, Wisconsin                   4.3                     Distribution
Holland Logistic Center(1)                Holland, Michigan                      2.1                     Distribution/
                                                                                                         Production
Kalamazoo Logistic
Center I(2)                               Kalamazoo, Michigan                    3.3                     Distribution
Kalamazoo Logistic Center II              Kalamazoo, Michigan                    2.8                     Distribution
                                                                                ----
                                          TOTAL                                 33.8
                                                                                ====

                                      -38-


                                                 DRY WAREHOUSE FACILITIES

                                                                           Total Storage Space               Type of
      Facility                                Location                    (sq. ft. in thousands)            Facility
Zeeland Logistic Center I(1)              Zeeland, MI                           202                      Public
Zeeland Logistic Center II                Zeeland, MI                           220                      Public
Michigan Distr. Center I(1)               Kalamazoo, MI                          88                      Public
Munster Logistic Center(1)                Munster, IN                           125                      Public
  Dayton Logistic Center(1)               Dayton, NJ                             90                      Public
                                                                               ----
TOTAL                                                                           725
                                                                               ====


(1) Leased facility
(2) Includes 1.8 million cubic feet of dry storage capacity.

Description of Properties

A brief description of each of the Properties follows, listed alphabetically by state and city.

                               Illinois Properties

Rochelle Logistic Center I                  Rochelle Logistic Center II
975 South Caron Road                        600 Wiscold Drive
Rochelle, IL 61068                          Rochelle, IL 61068

Rochelle Cold Storage campus is TLC's newest and largest refrigerated facility, initially constructed in 1986. TLC believes that Rochelle Cold Storage is one of the largest and most modern cold storage warehouse facilities in the United
States. Currently this facility is comprised of 14,100,000 cubic feet of capacity after undergoing four capacity expansions in 1988, 1990, 1993, and 1996. All space is capable of temperatures of -20(0)F to ambient. Rochelle Cold Storage is strategically located at the intersection of two main line East-West railroads, the Burlington Northern and the Chicago Northwestern, and the cross roads of interstate highways I 39 and I 88. Rochelle Cold Storage serves primarily distribution customers in the Midwest.

                               Indiana Properties

Munster Logistic Center
9200 Calumet Avenue
Munster, IN  46321

Munster Logistic Center is located just south of the Chicago market with access to major north-south and east-west highways. The facility has access to rail through Conrail and is a food grade warehouse. The total facility has available 125,000 square feet of dry storage. The warehouse operates as a public warehouse with most of the customer base on short term contracts.

                               Michigan Properties

Holland Logistic Center
449 Howard Avenue
Holland, MI  49424


Holland Logistic Center has undergone a number of expansions over the years, with a major reconstruction in 1983 after a fire destroyed approximately 50% of the facility. This refrigerated facility comprises 2,100,000 cubic feet of storage capacity of which 1,300,000 cubic feet is freezer capacity, 400,000 cubic feet is cooler capacity and 400,000 cubic feet is convertible capacity between freezer and cooler. Holland services both distribution customers as well as blueberry growers in the West Michigan area. This location is situated on a rail spur with two refrigerated rail docks. This facility is held under a lease which expires December 31, 2000.


Kalamazoo Logistic Center I                 Kalamazoo Logistic Center II
6677 Beatrice Drive                         6805 Beatrice Drive
Kalamazoo, MI  49009                        Kalamazoo, MI  49009

Kalamazoo Logistic Center campus has two distribution centers at this location. Facility #1 is a 3,300,000 cubic foot facility with 1,100,000 cubic feet of freezer capacity, 400,000 cubic feet of cooler capacity and 1,800,000 cubic feet of dry storage capacity. This location services a number of distribution customers in the Midwest and is strategically located at the I 94 and U.S. 31 crossroads in Michigan, equal distance between Chicago and Detroit.

Facility #2 is located adjacent to Facility #1 and is comprised of 2,800,000 cubic feet of capacity. This facility contains 1,500,000 cubic feet of cooler capacity and 1,300,000 cubic feet of freezer capacity. Two large distribution customers utilize 75% of this space. These facilities are held under long term leases.

Also located at the Kalamazoo Logistic Center is a company owned 10,000 square foot transportation equipment maintenance center. Approximately 50% of TLC's fleet of over-the-road transportation units is domiciled in Kalamazoo, Michigan.

Zeeland Logistic Center I                   Zeeland Logistic Center II
8250 Logistic Drive                         8363 Logistic Drive
Zeeland, MI 49464                           Zeeland, MI 49464


Zeeland Logistic Center campus has two facilities each of which provide dry warehousing storage as public warehouses. Each of these facilities are foreign trade zones and food grade warehouses, that provide both racked and bulk storage. Capacity is utilized by both long term contractual customers and as short term public warehouses. Zeeland Logistic Center I has 201,600 square feet of storage and Zeeland Logistic Center II has 220,000 square feet.

                              New Jersey Properties


 Dayton Logistic Center
 260 Docks Corner Road
 Dayton, New Jersey  08810

Dayton Logistic Center provides warehousing and distribution services for customers to the northeast region of the country. The facility has both contractual and short term customers and operates as a public warehouse. In total, the facility has 90,000 square feet of dry storage capacity.


                              Wisconsin Properties

Beaver Dam Logistic Center
1201 Green Valley Road
Beaver Dam, WI  53916


Beaver Dam Logistic Center was originally constructed in 1975. Since 1975, this facility has undergone three freezer additions, the most recent in 1991, and is comprised of 7,200,000 cubic feet of freezer storage space. Beaver Dam Logistic Center serves distribution related customers as well as vegetable and cranberry processors. This facility's unique capabilities involve value added services for vegetable processors including freezing, blanching, slicing, dicing and food service and retail poly bag packaging operations.


Milwaukee Logistic Center
11400 West Burleigh Street
Milwaukee, WI  53222

Milwaukee Logistic Center was originally constructed in 1954. There have been six expansions of this facility. The Milwaukee Logistic Center facility comprises 4,300,000 cubic feet of which 3,754,000 cubic feet is freezer capacity and 546,000 cubic feet is cooler space. This facility has multi-temperature refrigerated storage ranging from -20(0)F to +40(0)F and daily blast freezing capacity of 750,000 pounds. This location has a 7-car private rail siding. An additional 3,000,000 cubic feet of company owned refrigerated and processing space adjacent to the Milwaukee Logistic Center facility is leased on a long term basis to a third party retail grocery company.

Legal Proceedings


         As of the date of this Prospectus, C2 has never been a party to any legal proceeding. From time to time, TLC is named as a defendant in actions arising out of the normal course of its business. As of the date of this Prospectus, TLC is not a party to any pending legal proceeding that it believes to be material.

                           THE TLC PURCHASE AGREEMENT

         The following is a brief summary of certain provisions of the agreement by which C2 will acquire two-thirds of TLC. The complete agreement is attached as Annex A . You are encouraged to read Annex A.


Purchase Price

          Immediately before Weatherford's acquisition of Christiana, C2 will acquire two-thirds of TLC for an aggregate purchase price of $10,666,667. The purchase price is payable no later than thirty (30) days following Weatherford's acquisition of Christiana. Accordingly, C2's purchase of TLC will be completed with the obligation of C2 to pay the purchase price no later than thirty (30) days later.

Assumption of Liabilities

         C2 and TLC agreed to assume certain liabilities of Christiana arising prior to Weatherford's acquisition of Christiana, including without limitation, liabilities resulting from:

                  o  the  business,   operations  or  assets  of  Christiana  or
         any Christiana affiliate;

                  o any taxes for which Christiana or any Christiana affiliate may be obligated (except for Christiana taxes expressly retained by Christiana);

                  o any obligation, matter, fact, circumstance or action or omission by any person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana affiliate;

                  o any product or service provided by Christiana or any Christiana affiliate; and

                  o Weatherford's acquisition of Christiana or C2's acquisition of TLC or any related transactions.

Indemnification Obligations


         TLC and C2 have  agreed  to  indemnify,  defend  and  hold  Christiana,
Weatherford and affiliates of Weatherford harmless against liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that such parties incur as a result of:

                  o any breach of any covenant or agreement of TLC or C2 contained in the agreement by which C2 will acquire TLC or any other related agreement ;

                  o the  acts  or  omissions  of  Christiana  or any  Christiana
         affiliate  on  or  before  the  date  on  which  Weatherford   acquires
         Christiana;

                  o the Christiana liabilities assumed by C2 and TLC;

                  o any taxes as a result of Weatherford's acquisition of Christiana failing to be a partially tax-free reorganization;

                  o environmental liabilities of Christiana or any Christiana affiliate arising out of acts or omissions before Weatherford's acquisition of Christiana;

                  o any liability relating to Christiana's 401(k) Plan and the other employee benefit or welfare plans of Christiana or any Christiana affiliate arising out of circumstances occurring on or prior to Weatherford's acquisition of Christiana.


Christiana "Put" and Participation Rights

         The agreement also provides that at any time after the fifth anniversary of Weatherford's acquisition of Christiana, Christiana has the option to sell to C2 or TLC, and C2 or TLC will be obligated to purchase, Christiana's one-third ownership interest in TLC for $7 million. In addition, if there is a change of control of C2 or C2 proposes to sell its interest in TLC to an unrelated third party, Christiana has the right, but not the obligation, to participate in such transaction with respect to its one-third interest in TLC by selling its interest to C2 for the same equivalent consideration.

                             THE OPERATING AGREEMENT

         The following is a brief summary of certain provisions of the Operating Agreement between C2 and Christiana as the two members of TLC. The complete Operating Agreement is attached as Annex B. You are encouraged to read Annex B.


General


         The Operating Agreement sets forth the terms and conditions of C2's and Christiana's interests in TLC following Weatherford's acquisition of Christiana. The Operating Agreement provides that TLC is a Delaware limited liability company.


Members

         The initial members of TLC are C2 and Christiana. Additional members may be admitted to TLC only with the unanimous vote or written consent of C2 .


Allocations

         All items of income, gain, loss or deduction of TLC will be allocated among C2 and Christiana in proportion to their respective ownership interests.


Distributions

         In order to permit the members to make their required estimated income tax payments as a result of their ownership interests in TLC, TLC will make mandatory distributions to the members in amounts sufficient to cover the members' respective tax liabilities. TLC may make additional distributions to the members in proportion to their respective ownership interests only upon the agreement of both C2 and Christiana.


Management

         The Management of TLC is vested in a board of managers. The initial board of managers will consist of six managers, including William T. Donovan, Bernard J. Duroc- Danner, Curtis W. Huff, Sheldon B. Lubar, John R. Patterson and Gary R. Sarner. See "Management-Executive Officers and Prospective Managers of TLC". Generally each manager is elected by the vote or written consent of the members holding at least a majority of ownership in TLC. However, Christiana and C2 will be entitled to elect, without the consent of any other member, a number of managers that is proportionate to their respective ownership interests. The operating agreement provides that the board of managers may not cause TLC to take certain specified actions without the prior approval of all of the members. Such matters include:

         o the authorization or issuance of additional ownership interests

         o the authorization or payment of any distribution , except for the payment of any distribution that is necessary for C2 to fulfill its purchase obligation with respect to Christiana's interest in TLC

         o purchase or acquisition by TLC or any subsidiary of TLC of ownership interests in TLC

         o approval of any merger, consolidation or similar transaction or sale of all or substantially all of the operating assets of TLC

         o the creation of any new subsidiary of TLC

         o the liquidation or dissolution of TLC or any subsidiary of TLC

         o any transaction between TLC or subsidiary of TLC and any affiliate of a member

         o any amendment to the operating agreement and

         o any other matter for which approval of members is required under the Delaware Limited Liability Company Act.

         TLC will generally indemnify the managers to the fullest extent permitted under the Delaware Limited Liability Company Act against any losses incurred by reason of any act or omission in connection with the business of TLC. The board of managers may appoint officers of TLC to perform such duties as are set forth in the operating agreement or as specified by the board of managers. The board of managers may authorize TLC to pay the officers any reasonable fees for their services. Neither the members nor the managers are required to devote their full time and efforts to TLC. TLC will pay C2 an annual management fee of $250,000.


Assignment, Transfer and Repurchase of a Member's Units


         Generally, neither C2 nor Christiana may transfer its interest in TLC without the prior written consent of all of the board of managers. At any time after the fifth anniversary of Weatherford's acquisition of Christiana, Christiana may transfer any or all of interest in TLC to any person . However, C2 will have a right of first refusal to purchase Christiana's interest for the same price and at the same terms as such interest has been offered to the transferee.

                       HOW TO PARTICIPATE IN THE OFFERING

Letter of Transmittal

         Each Christiana shareholder has a right to subscribe for one share of C2 Common Stock for each share of Christiana common stock held immediately before Weatherford's acquisition of Christiana.

         Prior to ____________, 1998, each Christiana shareholder should mail to Firstar Bank Milwaukee N. A. Letters of Transmittal electing one of the following:

                  o To reconfirm the prior election pursuant to the Letter of Transmittal provided on July 13, 1998

                  o To purchase no shares of C2 Common Stock

                  o To purchase  as many  shares of C2 Common  Stock as possible
         using  the  cash   consideration   to  be  received  in   Weatherford's
         acquisition of Christiana

                  o To purchase a stated number of shares of C2 Common Stock using a portion of the cash consideration

                  o To purchase all shares of C2 Common Stock to which such Christiana shareholder is entitled using the cash consideration, together with an additional payment

                  o To purchase all shares of C2 common stock to which such Christiana shareholder is entitled, plus a stated number of additional shares (subject to availability) using the cash consideration and an additional payment.

         Within 30 days of Weatherford's acquisition of Christiana, Weatherford will pay to Firstar Bank Milwaukee N.A. the cash consideration due to such Christiana shareholder and Firstar Trust Company will apply such cash consideration in the manner directed by the Letter of Transmittal submitted by such Christiana shareholder.

         Because the cash consideration may be less than $4.00 per share, an election to purchase C2 Common Stock may require an additional cash payment. The amount of the additional cash payment will be set forth in an invoice sent by C2 to the subscriber setting forth the amount owed. This invoice must be paid, in the form of a check made payable to "Firstar Trust Company" within 15 days of receipt. If such invoice is not paid on a timely basis, C2 will automatically reduce the amount of shares of C2 Common Stock purchased by the subscriber by an amount equal to the amount of the invoice divided by four (4). For example, if a Christiana shareholder holds 1,000 shares of Christiana common stock and wishes to purchase 1,000 shares of C2 Common Stock in this offering, $3,600 (assuming the cash consideration equals $3.60 per share, $3.60 multiplied by 1,000) will be applied automatically by Firstar Trust Company, and the Christiana shareholder will be invoiced for the $400 difference ($4,000 total subscription price less the $3,600 paid automatically by Firstar Bank Milwaukee N.A.). The

Christiana shareholder will then satisfy such invoice in the form of a check made payable to "Firstar Trust Company." In the event the invoice is not satisfied on a timely basis, the subscription will be automatically reduced by 100 shares of Common Stock ($400 divided by four (4)).

         The method of delivery of letters of transmittal, subscription agreements and payment of the subscription price to Firstar Bank Milaukee N.A. will be at the election and risk of the Subscriber, not C2, Christiana, TLC, Weatherford, Firstar or any affiliates thereof. If sent by mail, it is recommended that the letter of transmittal and/or subscription agreement be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure receipt by Firstar Bank Milwaukee N.A. prior to ____________, 1998.

         Record holders of shares of Christiana Common Stock, such as brokers, trusts or depositaries for securities, who hold the shares for the account of others, should notify the respective beneficial owners of the shares as soon as possible to ascertain the beneficial owners' intentions and instructions with respect to the purchase of C2 Common Stock. Based upon the instructions received from the beneficial holders, the record holders should complete the Letters of Transmittal and submit them with the applicable payment.


Subscription Price

         The subscription price for the C2 Common Stock was determined by the board of directors and is not based on an independent valuation . In setting the price, C2 considered primarily the price to be paid for its two-thirds interest in TLC and the potential usefulness of the excess funds to be generated from the offering. These factors, taken together, formed the basis of the $4.00 per share price for the C2 Common Stock. Other secondary factors were also considered including the desire to simplify the process of Christiana shareholders purchasing C2 Common Stock by setting a price which would be proximate to the cash consideration per share to be received from Weatherford in connection with its acquisition, while at the same time, meeting the minimum initial bid price of $4.00 per share for the C2 Common Stock to qualify for listing on the Nasdaq SmallCap Market.

Non-Christiana Shareholders

         If any shares of C2 Common Stock remain after Christiana shareholders make their elections, TLC management and the general public may purchase shares of C2 Common Stock by delivery of a properly completed and executed subscription agreement (provided with this Prospectus) to Firstar Bank Milwaukee N.A., together with payment in full in the form of a check made payable to "Firstar Trust Company."

Certificates

         Certificates for shares of C2 Common Stock will be mailed as soon as practicable after the subscriptions have been accepted by Firstar Bank Milwaukee N.A.


Subscription Agent

         The subscription agent is Firstar Bank Milwaukee N.A. The address to which Letters of Transmittal and subscription agreements should be delivered, whether by hand, by mail or by overnight courier, is:


                           Firstar Bank Milwaukee N.A.
                           1555 North River Center Drive
                           Suite 301
                           Milwaukee, Wisconsin  53212


Questions

         All questions regarding the timeliness, validity, form and eligibility of any subscription will be determined by C2, in or sole discretion, whose determination will be final and binding. C2 reserves the absolute right to reject any subscription if such subscription is not in proper form or if the acceptance thereof or the issuance of shares of C2 Common Stock pursuant thereto could be deemed unlawful. C2, in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine . Any questions or requests for assistance concerning the method of subscribing for shares of C2 Common Stock should be directed to William T. Donovan (414) 291-9000.

                                   MANAGEMENT

Executive Officers and Directors of the C2

         The following table contains the name, age and position with C2 of each executive officer and director as of June 30, 1998. Each person's respective background is described following the table.


         NAME                       AGE                   POSITION
         ----                       ---                   --------
   William T. Donovan               46              Chairman and Director
   David J. Lubar                   43              President and Director
   Oyvind Solvang                   39              Vice President
   David E. Beckwith                70              Secretary
   Nicholas F. Brady                68              Director
   Sheldon B. Lubar                 69              Director
   Albert O. Nicholas               67              Director



         William T. Donovan was named Chairman of C2 in December 1997. Mr. Donovan is also the President, Chief Financial Officer and a director of Christiana, positions he will vacate upon completion of Weatherford's acquisition of Christiana. Mr. Donovan has held various executive positions with Christiana since June 1988. Mr. Donovan has also been a principal of Lubar & Co., a venture capital and investments firm located in Milwaukee, Wisconsin since January 1980. Mr. Donovan is also a Director of Grey Wolf, Inc.

         David J. Lubar has been President of C2 since December 1997. Mr. Lubar also serves as President of Lubar & Co., a position he has held since January 1991. Mr. Lubar is a Director of Christiana, a position he will vacate upon the completion of Weatherford's acquisition of Christiana. Mr. Lubar is the son of Sheldon B. Lubar.

         Oyvind Solvang has been Vice President of C2 since December 1997. Mr. Solvang is also the Vice President of Christiana, a position he will vacate upon the completion of Weatherford's acquisition of Christiana. Mr. Solvang has served as President of Cleary Gull Reiland & McDevitt, Inc., an investment banking firm located in Milwaukee, Wisconsin from January 1996 to October 1996 and Chief Operating Officer of Cleary Gull Reiland & McDevitt, Inc., from October 1995 to January 1996. Prior thereto, from May 1994 to September 1995, Mr. Solvang served as President of Scinticor, Incorporated, a manufacturer of cardiac imaging devices, located in Milwaukee, Wisconsin, and from August 1990 to April 1994 as Vice President and General Manager of Applied Power, Inc., a supplier of hydraulic systems, located in Butler, Wisconsin.

         David E. Beckwith has been Secretary of C2 since December 1997. Since May 1995, he served as Secretary of Christiana, a position he will vacate upon the completion of Weatherford's acquisition of Christiana. Mr. Beckwith has been associated with the law firm of Foley & Lardner since 1952 and has been a Partner at Foley & Lardner since 1960.

         Nicholas F. Brady has been a Director of C2 since December 1997. Since February 1993, Mr. Brady has been Chairman and President of Darby Advisors, Inc., a private investment company located in Easton, Maryland. Prior thereto, Mr. Brady served as Secretary of the United States Department of the Treasury for over four years, and before that, Chairman of Dillon, Reed & Co., Inc. Mr. Brady is a Director of Amerada Hess Corporation and H.J. Heinz Company, as well as a Director (or trustee) of 27 Templeton funds, which are registered investment companies. Mr. Brady is also a Director of Christiana, a position he will vacate upon completion of Weatherford's acquisition of Christiana.

         Sheldon B. Lubar has been a Director of C2 since December 1997. Mr. Lubar has also been a principal of Lubar & Co. since its inception in 1977. Mr. Lubar is a Director of Ameritech Corporation, Weatherford, Firstar Corporation, Massachusetts Mutual Life Insurance Co. and MGIC Investment Corporation. Mr. Lubar currently serves as Chairman, Chief Executive Officer and a Director of Christiana, all of which positions he will vacate upon completion of Weatherford's acquisition of Christiana. Mr. Lubar is the father David J. Lubar.

         Albert O. Nicholas has been a Director of C2 since December 1997. Mr. Nicholas has been owner and President of Nicholas Company, Inc., a registered investment advisor located in Milwaukee, Wisconsin since December, 1967. Nicholas Company, Inc. is the advisor to six registered investment companies:
Nicholas Fund, Inc., Nicholas Two, Inc., Nicholas Income Fund, Inc., Nicholas Limited Addition, Inc., Nicholas Money Market Fund, Inc. and Nicholas Equity Income Fund. Mr. Nicholas is the President and a Director of each of these investment companies. Mr. Nicholas is also a Director of Bando McGlocklin Capital Corporation. In addition, Mr. Nicholas serves as a Director of Christiana, a position he will vacate upon completion of Weatherford's acquisition of Christiana.


Executive Officers and Prospective Managers of TLC

         The following table contains the name, age and position with TLC of each executive officer as of June 30, 1998 and the persons who will serve on the board of managers upon completion of the offering. Each person's respective background is described following the table.


     NAME                      AGE                       POSITION
Gary R. Sarner                  52           Chairman and Manager
John R. Patterson               51           President, Chief Executive Officer
                                              and Manager

Brian L. Brink                  38           Vice President and Chief Financial
                                              Officer

Sheldon B. Lubar                69           Manager
William T. Donovan              46           Manager
Bernard J. Duroc-Danner         44           Manager
Curtis W. Huff                  40           Manager


         Gary R. Sarner was named Chairman of TLC in January 1994. Prior thereto, Mr. Sarner was the President of Wiscold, Inc., the business of which was acquired by Christiana in

September 1992. Mr. Sarner is a Director of Christiana, a position he will vacate upon completion of Weatherford's acquisition of Christiana.

         John R. Patterson has served as President and Chief Executive Officer of TLC since February 1996. Prior thereto, from June 1993 to February 1996, Mr. Patterson served as Vice President-Operations for Schneider Logistics, Inc., a provider of transportation and logistics services located in Green Bay, Wisconsin. For the six prior years, Mr. Patterson was the President and principal owner of Pro Drive, Inc., a truck driver recruiting and training firm in Green Bay, Wisconsin. Mr. Patterson is a director of Christiana, a position he will vacate upon completion of Weatherford's acquisition of Christiana.


         Brian L. Brink has been Vice President and Chief Financial Officer of TLC since May 1997. Prior thereto from December 1993 to May 1997, Mr. Brink served as Chief Financial Officer for the Van Eerden Company, a national refrigerated transportation and wholesale food distribution company. From May 1988 to December 1993, Mr. Brink served as Controller of Bil Mar Foods, a division of Sara Lee Company, an international food processor.

         Bernard J. Duroc-Danner joined Weatherford in May 1987 to initiate the start-up of Weatherford's oilfield service and equipment business. He was elected President of Weatherford in January 1990 and Chief Executive Officer in May 1990. In connection with the Weatherford Merger, Mr. Duroc-Danner was elected to the additional position of Chairman of the Board. Mr. Duroc-Danner holds a Ph.D. in economics from Wharton (University of Philadelphia). Mr. Duroc-Danner is a director of Parker Drilling Company.

         Curtis W. Huff became Senior Vice President, General Counsel and Secretary of Weatherford in June 1998. Prior thereto, Mr. Huff served as a Partner of the law firm of Fullbright & Jaworski L.L.P. for seven years. Mr. Huff is a director of UTI Energy Corporation.


Board Committees of  C2

         The board of directors has established an audit committee, a compensation and nominating committee and a finance committee, each consisting of three or more directors. C2 will maintain at least two independent directors on its board of directors.

         The duties of the audit dommittee will be to select and engage independent public accountants to audit the books and records of C2 annually, to review the activities and the reports of the independent public accountants and authorize appropriate action. The audit committee will also approve any other services to be performed by and approve the audit fee and other fees payable to the independent public accountants and monitor the internal accounting controls of C2. A majority of the members of the audit committee will consist of independent directors.

         The duties of the compensation and nominating committee will be to:

         o provide a general review of the C2's compensation and benefit plans to ensure that they meet C2's objectives;

         o to administer the 1998 Plan described below and to grant awards thereunder;

         o to consider and establish the compensation of all officers of C2 and adopt major C2 compensation policies and practices;

         o to consider and make recommendations to the board of directors regarding the selection and retention of all elected officers of C2 and its subsidiaries; and

         o such other duties assigned by the board of directors or the bylaws of C2.

A majority of the members of the compensation and nominating committee will consist of independent directors.

         The duties of the finance committee will be to assist the board of directors in making financial decisions, which shall include:

         o reviewing and approving all investments and capital commitments of C2 not delegated to management pursuant to resolutions adopted by the majority of the entire board of directors;

         o  development of financial plans and strategies of C2; and

         o such other duties delegated to the finance committee by the board of directors.


Executive Compensation


         C2 was incorporated on December 11, 1997. Since its incorporation, C2 has conducted no operations, and has generated no revenue. C2 has never paid any of its executive officers compensation. C2 anticipates that during fiscal 1999 its most highly compensated officers will be William T. Donovan, David J. Lubar and Oyvind Solvang, who will be paid $175,000, $120,000 and $120,000, respectively.


1998 Equity Incentive Plan

         The 1998 Plan authorizes the granting of:


         o stock options, which may be either incentive stock options or nonqualified stock options;

         o    stock appreciation rights;

         o    restricted stock;

         o    performance shares; and

         o    stock option grants to directors who are not employees of C2

         The 1998 Plan is designed to provide the compensation and nominating committee with broad flexibility and discretion to deal with the ever changing executive compensation environment. In general, the terms and conditions of key employee awards under the 1998 Plan will be left to the discretion of the compensation and nominating committee. This will allow the Compensation and nominating committee to structure varying incentive compensation awards from time to time in order to best achieve the purposes of the 1998 Plan. The 1998 Plan provides that up to a total of 520,000 shares of C2 Common Stock will be available for issuance pursuant to the granting of awards thereunder, with no more than 50,000 shares issuable as restricted stock.

         As of the date of the Prospectus, no awards have been granted under the 1998 Plan, except automatic grants to independent directors on the effective date of this offering.


Director Compensation


         The directors of C2 will receive no compensation for service as members of either the board of directors or committees thereof other than option grants pursuant to 1998 Plan. Effective after this offering, independent directors will be entitled to reimbursement of out-of-pocket expenses.

         In addition, under the 1998 Plan, on the effective date of this offering, each then serving independent director will be granted non-qualified stock options under the 1998 Plan to purchase 12,000 shares of C2 Common Stock at a per share exercise price equal to the $4.00 per share. Each independent director's initial option grant will vest ratably over an approximate five-year period, provided that the independent director continues to serve as a member of the board of directors at the end of each vesting period with respect to the increment then vesting. All outstanding options granted to independent Directors under the 1998 Plan will vest immediately upon a "change in control," or the director's death or disability. All options granted to independent directors under the 1998 Plan will expire upon the earlier to occur of five years from the grant date or one year from the independent director ceasing to hold such position.

                              CERTAIN TRANSACTIONS


         Pursuant to Weatherford's acquisition of Christiana, each share of Christiana Common Stock will be converted into the right to receive Weatherford common stock and cash.

         The directors and officers of C2 beneficially own shares of Christiana common stock (including shares of Christiana common stock subject to options) in the following amounts:


                                                 SHARES OF CHRISTIANA COMMON
                  NAME                             STOCK BENEFICIALLY OWNED

         Sheldon B. Lubar                                   968,615(1)
         Albert O. Nicholas                                 310,700
         David J. Lubar                                     427,403
         Nicholas F. Brady                                  200,000
         William T. Donovan                                 178,532

--------------------

(1) Includes 433,705 shares owned by Mr. Lubar's wife and 91,205 shares held in trusts for the benefit of Mr. Lubar's grandchildren for which Mr. Lubar serves as trustee.


         Sheldon B. Lubar's three daughters, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang (the wife of Oyvind Solvang, a Vice President of C2), own 448,551, 430,478 and 442,953 shares of Christiana Common Stock, respectively.

         Sheldon B. Lubar entered into a letter agreement with C2 in which C2 and Mr. Lubar agreed that all Christiana shareholders would have the right to purchase at least the same percentage ownership in C2 as such Christiana shareholder has in Christiana immediately prior to Weatherford's acquisition and at the same price per share as each of the Lubar family and that Mr. Lubar and the remainder of the Lubar family would purchase enough C2 Common Stock in this offering to ensure that the net proceeds of the offering to C2 will be at least $10,666,667.

         The Lubar family, Lubar & Co. and Venture Capital Fund, L.P., a fund managed by Lubar & Co., and William T. Donovan own 5.3%, 0.8%, 6.0% and 0.7%, respectively, of Emmpak Foods, Inc., a customer of TLC. During fiscal 1998, Emmpak Foods, Inc. accounted for approximately $2.2 million in gross revenue for TLC. David J. Lubar serves on the board of directors of Emmpak Foods, Inc.


                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information with respect to the beneficial ownership of C2 Common Stock , after giving effect to Weatherford's acquisition of Christiana and this offering, by each of C2's directors; each of C2's executive officers; each person who is known by C2 to own beneficially more than 5% of C2 Common Stock; and all C2's executive officers and directors as a group.

                        Number of Shares Beneficially  Shares Beneficially Owned
                           Owned Prior to Offering           After Offering
Name                       Number         Percent       Number         Percent

William T. Donovan            --            --            (1)              (1)

David J. Lubar(2)             --            --            (1)              (1)

Oyvind Solvang                --            --            (1)              (1)

David E. Beckwith             --            --            (1)              (1)

Nicholas F. Brady             --            --            (1)              (1)

Sheldon B. Lubar              25          100%            (1)              (1)

Albert O. Nicholas            --            --            (1)              (1)

Joan P. Lubar(2)              --            --            (1)              (1)

Kristine L. Thomson(2)        --            --            (1)              (1)

Susan L. Solvang(2)           --            --            (1)              (1)

All directors and
executive officers as a
group (seven persons):        25          100%            (1)              (1)


---------------

*  Less than one percent.


(1) To be determined following the amount of shares purchased by Christiana shareholders and the above named individuals . The Lubar family (which includes Sheldon B. Lubar, David J. Lubar, Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang) has committed to purchase such amount of C2 Common Stock to generate net proceeds from the offering of at least $10,666,667.


(2) David J. Lubar is the son of Sheldon B. Lubar and Joan P. Lubar, Kristine L. Thomson and Susan L. Solvang are daughters of Sheldon B. Lubar.

                          DESCRIPTION OF CAPITAL STOCK


         The authorized capital stock of C2 will consist of 50,000,000 shares of C2 Common Stock, $.01 par value, and 10,000,000 shares of undesignated preferred stock, $.01 par value. Upon completion of the offering, 5,202,689 shares of C2 Common Stock and no shares of preferred stock will be issued and outstanding, assuming the maximum number of shares of C2 Common Stock offered hereby are sold.

         The following summary description of the C2 Common Stock and preferred stock is subject to, and qualified in its entirety by, the provisions of the amended and restated articles of incorporation and amended and restated by-laws which are included as exhibits to the Registration Statement of which this Prospectus is a part and by the provisions of applicable law.

C2 Common Stock

         After all cumulative dividends have been paid or declared and set apart for payment on any shares of preferred stock that are outstanding, the C2 Common Stock is entitled to such dividends as may be declared from time to time by the board of directors in accordance with applicable law. For certain restrictions on the ability of C2 to declare dividends, see "Dividend Policy."

         Except as may be determined by the board of directors of C2 with respect to any series of preferred stock, only the holders of C2 Common Stock shall be entitled to vote for the election of directors of C2 and on all other matters. Upon any such vote the holders of C2 Common Stock will be entitled to one vote for each share of C2 Common Stock held by them subject to any applicable law. Cumulative voting is not permitted.

         All shares of C2 Common Stock are entitled to participate equally in distributions in liquidation, subject to the prior rights of any preferred stock that may be outstanding. Except as the board of directors may in its discretion otherwise determine, holders of Common Stock have no preemptive rights to subscribe for or purchase shares of C2. There are no conversion rights or sinking fund or redemption provisions applicable to the C2 Common Stock. The C2 Common Stock to be outstanding upon completion of the Offering will be fully paid and nonassessable (subject to Section 180.0622(2)(b) of the Wisconsin Business Corporation Law ("WBCL")).

         The transfer  agent for the C2 Common  Stock is Firstar Bank  Milwaukee
N.A.


Preferred Stock


         C2's amended and restated articles of incorporation will provide that the board of directors has the authority, without further action by the shareholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of C2 Common Stock; provided that C2 will not offer preferred stock to any officer, director, 5% shareholder or other affiliate except on the same terms as it is offered to all other existing shareholders or new shareholders. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of C2 Common Stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of C2 or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of C2 Common Stock, and may adversely affect the voting and other rights of the holders of C2 Common Stock. C2 has no present plans to issue any shares of preferred stock.


Certain Anti-Takeover and Indemnification Provisions

         By-law Provisions. C2's amended and restated by-laws provide that a special meeting may be called only by the Chairman of the board, the President, or the board of directors and shall be called by the Chairman of the board or the President upon the demand of the holders of record of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

         The amended and restated by-laws provide that the directors and executive officers of C2 shall be indemnified to the fullest extent permitted by the Wisconsin Business Corporation Law ("WBCL") against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred by them in connection with any proceeding arising out of their status as directors and executive officers.


         Statutory Provisions. Section 180.1150 of the WBCL provides that the voting power of shares of public Wisconsin corporations, such as C2, held by any person or persons acting as a group that hold in excess of 20% of the voting power for the election of directors is limited to 10% of the full voting power of those shares. This restriction does not apply to shares acquired directly from C2 or in certain specified transactions or shares for which full voting power has been restored pursuant to a vote of shareholders.


         Sections 180.1140 to 180.1144 (the "Wisconsin Business Combination Statute") of the WBCL contain certain limitations and special voting provisions applicable to "business combinations" between a Wisconsin corporation and an "interested shareholder." The term "business combination" is defined for purposes of the Wisconsin Business Combination Statute to include a merger or share exchange, sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the market value of the stock or assets of a corporation or 10% of its earning power, issuance of stock or rights to purchase stock with a market value equal to at least 5% of the outstanding stock, adoption of a plan of liquidation and certain other transactions involving an "interested shareholder." An "interested shareholder" is defined as a person who beneficially owns, directly or indirectly, 10% of the voting power of the outstanding voting stock of a corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock within the last three years. The Wisconsin Business Combination Statute prohibits a corporation from engaging in a business combination (other than a business combination of a type specifically excluded from the coverage of the statute) with an interested shareholder for a period of three years following the date such person becomes an interested shareholder, unless the board of directors approved the business combination or the acquisition of the stock that resulted in a person becoming an interested shareholder before such acquisition. Business combinations after the three-year period following the stock acquisition date are permitted only if

         * the board of directors approved the acquisition of the stock prior to the acquisition date;

         *        the  business  combination  is  approved  by a majority of the
                  outstanding   voting  stock  not  beneficially  owned  by  the
                  interested shareholder;

         * or the consideration to be received by shareholders meets certain requirements of the Wisconsin Business Combination Statute with respect to form and amount.


         Sections 180.1130 to 180.1133 of the WBCL provide that certain "business combinations" not meeting certain fair price standards must be approved by a vote of at least 80% of the votes entitled to be cast by all shareholders and by two-thirds of the votes entitled to be cast by shareholders other than a "significant shareholder" who is a party to the transaction. The term "business combination" is defined, for purposes of Sections 180.1130 to
180.1133 of the WBCL, to include, subject to certain exceptions, a merger or consolidation of the corporation (or any subsidiary thereof) with, or the sale or other disposition of substantially all of the assets of the corporation to, any significant shareholder or affiliate thereof. "Significant shareholder" is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the corporation.


         Section 180.1134 of the WBCL (the "Wisconsin Defensive Action Restrictions") provides that, in addition to the vote otherwise required by law or the articles of incorporation of an issuing public corporation, the approval of the holders of a majority of the shares entitled to vote is required before such corporation can take certain action while a takeover offer is being made or after a takeover offer has been publicly announced and before it is concluded. Under the Wisconsin Defensive Action Restrictions, shareholder approval is required for the corporation to

         * acquire more than 5% of its outstanding voting shares at a price above the market price from any individual or organization that owns more than 3% of the outstanding voting shares and has held such shares for less than two years, unless a similar offer is made to acquire all voting shares; or

         * sell or option assets of the corporation that amount to at least 10% of the market value of the corporation, unless the corporation has at least three independent directors or a majority of the independent directors vote not to have the provision apply to the corporation.

The restrictions described in clause (i) above may have the effect of deterring a shareholder from acquiring shares of C2 with the goal of seeking to have C2 repurchase such shares at a premium over the market price.



                         SHARES ELIGIBLE FOR FUTURE SALE


         After the offering, assuming the issuance of 5,202,664 shares of C2 Common Stock, C2 will have outstanding 5,202,689 shares of C2 Common Stock. The 5,202,664 shares of C2 Common Stock to be sold in this offering will be freely tradeable without restriction unless acquired by affiliates of C2. All but the 25 shares of Common Stock issued to Sheldon B. Lubar in connection with C2's initial capitalization were registered in the offering. The registered shares held by affiliates are hereinafter referred to as "control shares" and the 25 unregistered shares held by Sheldon B. Lubar are hereinafter referred to as "restricted shares." The restricted shares may be resold only upon registration under the Securities Act or in compliance with an exemption from the registration requirements of the Securities Act.

         With respect to restricted shares, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of the acquisition of restricted shares from either C2 or any affiliate of C2, the acquiror or subsequent holder thereof may sell, within any three-month period commencing 90 days after consummation of the offering, a number of shares that does not exceed the greater of one percent of the then outstanding shares of C2 Common Stock, or the average weekly trading volume of the Common Stock on the Nasdaq SmallCap Market during the four calendar weeks preceding the date on which notice of the proposed sale is sent to the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about C2. If two years have elapsed since the later of the date of the acquisition of restricted shares of Common Stock from C2 or any affiliate of C2, a person who is not deemed to have been an affiliate of C2 at any time for 90 days preceding a sale would be entitled to sell such shares under Rule 144 without regard to the volume limitations, manner of sale provisions or notice requirements. Affiliates, will also be able to sell their control shares pursuant to the Rule 144 exemption, except that the one year period will not apply.


                                  LEGAL MATTERS


         The validity of the issuance of C2 Common Stock offered hereby will be passed upon for C2 by Foley & Lardner, Milwaukee, Wisconsin.


                                     EXPERTS


         The audited financial statements of C2 and TLC appearing in this Prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports, and are included in this Prospectus in reliance upon the authority of Arthur Andersen as experts in giving such reports.


                              AVAILABLE INFORMATION


         C2 has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act with respect to the C2 Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made.

         After the offering, C2 will be file reports, proxy and information statements and other information with the

Commission. The Registration Statement, as well as any such reports, proxy and information statements and other information filed by C2 with the Commission, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York, 10048 and Citicorp Center, 500
West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

         C2 intends to furnish its shareholders with annual reports containing audited financial statements certified by its independent auditors.

         Christiana and Weatherford have filed a Joint Proxy Statement/Prospectus with the Commission relating to Weatherford's proposed acquisition of Christiana and related matters. Christiana and Weatherford have filed reports and information with the Commission in accordance with the Commission's rules. Such reports and information may be obtained as described above.


         The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                    Page

C2, INC. FINANCIAL STATEMENTS:
         Report of Independent Public Accountants................    F-2

         Balance Sheet as of December 31, 1997...................    F-3

         Notes to Balance Sheet..................................    F-4

         Balance Sheets as of September 30, 1998
         and December 31, 1997 (unaudited).......................    F-6

         Notes to Balance Sheets (unaudited).....................    F-7

TLC FINANCIAL STATEMENTS

         Report of Independent Public Accountants................    F-8

         Balance Sheets as of June 30, 1998 and 1997.............    F-9

         Statements of Income for the years
          ended June 30, 1998, 1997 and 1996.....................   F-10

         Statements of Equity for the years
          ended June 30, 1998, 1997 and 1996.....................   F-11

         Statements of Cash Flows for the years
          ended June 30, 1998, 1997 and 1996.....................   F-12

         Notes to Financial Statements...........................   F-13

         Condensed Balance Sheets as of September 30,
          1998 and June 30, 1998 (unaudited).....................   F-18

         Condensed Statements of Income for the three months
          ended September 30, 1998 and 1997 (unaudited)..........   F-19

         Condensed Statements of Cash Flows for the three
          months ended September 30, 1998 and 1997 (unaudited)...   F-20

         Notes to Condensed Financial Statements (unaudited).....   F-21

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors
and Shareholder of C2, Inc.

We have audited the accompanying balance sheet of C2, Inc. (a Wisconsin corporation), as of December 31, 1997. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of C2, Inc. as of December 31, 1997, in conformity with generally accepted accounting principles.


                                                ARTHUR ANDERSEN LLP

Milwaukee, Wisconsin
January 6, 1998

                                    C2, Inc.
                                  Balance Sheet
                             As of December 31, 1997


ASSETS:
  Due from Shareholder for common stock
    subscribed                                        $  100
                                                    --------
  Total assets                                        $  100
                                                    ========

LIABILITIES AND SHAREHOLDER'S
EQUITY:
  Total liabilities                                   $   -

SHAREHOLDER'S EQUITY:
  Preferred stock, $.01 par, 10,000,000 shares
    authorized, none issued or outstanding                -
  Common stock, $.01 par, 50,000,000 shares
    authorized, 25 shares issued and outstanding          -
  Additional paid-in capital                             100
                                                    --------
    Total shareholder's equity                           100
                                                    --------

      Total liabilities and shareholder's equity      $  100
                                                    ========









       The accompanying notes are an integral part of this balance sheet.

                                    C2, Inc.
                             Notes to Balance Sheet


A.       Business and Organization:

C2, Inc. (the "Company") was organized in December 1997, for the purposes of acquiring a two-thirds interest in Total Logistic Control, LLC ("TLC"), a transportation, warehousing and logistics company (the "Acquisition"). The Company intends to complete an initial public offering of up to 5,202,664 shares of its common stock (the "Offering") and utilize the proceeds to fund the Acquisition and for future operations. There is no assurance the Acquisition will be completed and that the Company will be able to generate future operating revenues.

The Company's assets as of December 31, 1997 consist exclusively of an amount due from the sole shareholder pertaining to the initial capitalization of the Company. The Company has not conducted any operations and all activities to date have related to the Acquisition and the Offering. Accordingly, statements of operations, changes in shareholder's equity and cash flows would not provide meaningful information and have been omitted.

B.       Shareholder's Equity:

In connection with its organization and initial capitalization, the Company issued 25 shares of common stock for $100.

C.       Commitments and Contingencies:

On December 12, 1997, the Company entered into a Purchase Agreement (the "Agreement") to acquire from Christiana Companies, Inc. ("Christiana") 666.667 Membership Units (two-thirds) of TLC for cash consideration of $10,667,000. The Acquisition is contingent upon the consummation of the merger between Christiana and Weatherford, discussed elsewhere in this Prospectus.

Under the Agreement, the company agreed to indemnify Christiana for certain liabilities of Christiana. Christiana further has the right to require the Company to purchase all of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million. See "The Purchase Agreement" included elsewhere in the Prospectus.

D.       Stock Options

The Company's shareholder has approved the 1998 Equity Incentive Plan (the "1998 Plan") under which a total of 520,000 shares of Common Stock are reserved for awards to officers, directors and key employees as stock options, stock appreciation rights, restricted stock and performance shares. As of December 31, 1997, no awards have been granted under the 1998 Plan.

E. Events Subsequent to Date of Report of Independent Public Accountants (Unaudited):

(1) Subsequent to December 31, 1997, the Company has incurred various legal and professional fees associated with the Acquisition and the Offering. On February 10, 1998, the Company filed a Registration Statement on Form S-1 for the sale of its common stock. See "Risk Factors" included elsewhere in this Prospectus.

(2) Subsequent to December 31, 1997, the Company amended its Articles of Incorporation to change the par value of its Common Stock from $1.00 to $.01, increase the number of common shares authorized from 9,000 to 50,000,000 and authorize 10,000,000 shares of $.01 par value preferred stock. The impact of this amendment resulted only in a reclassification of amounts within the Company's shareholder equity accounts. The balance sheet as of December 31, 1997 has been restated to reflect the impact of this amendment.

                                       C2
                           Balance Sheets (Unaudited)
                 As of September 30, 1998 and December 31, 1997


                                                   September 30,    December 31,
                                                        1998             1997
ASSETS:
Cash                                               $       100     $        -
Due from shareholder for common
 stock subscribed                                           -             100
Deferred offering and acquisition costs                240,000              -
                                                       -------        -------
         Total assets                              $   240,100     $       100
                                                       =======        ========

LIABILITIES AND SHAREHOLDER'S EQUITY:
Accrued expenses                                   $   240,000     $        -
                                                       -------        -------
         Total liabilities                             240,000              -

SHAREHOLDERS EQUITY:
Preferred stock, $.01 par, 10,000,000 shares
  authorized, none issues or outstanding                    -               -
Common stock, $.01 par, 50,000,000 shares
  authorized, 25 shares issued and outstanding              -               -
Additional paid-in capital                                 100             100
                                                       -------         -------
         Total shareholder's equity                        100             100
                                                       -------         -------
         Total liabilities and shareholder's
           equity                                  $   240,100     $       100
                                                       =======         =======





       The accompanying notes are an integral part of this balance sheets.

                                    C2, Inc.
                       Notes to Balance Sheets (Unaudited)
                                  June 30, 1998


A.       Business and Organization:

C2, Inc. (the "Company") was organized in December 1997, for the purposes of acquiring a two-thirds interest in Total Logistic Control, LLC ("TLC"), a transportation, warehousing and logistics company (the "Acquisition"). The Company intends to complete an initial public offering of up to 5,202,664 shares of its common stock (the "Offering") and utilize the proceeds to fund the Acquisition and for future operations. There is no assurance the Acquisition will be completed and that the Company will be able to generate future operating revenues.

The Company's assets as of June 30, 1998, consist of cash and costs incurred in connection with the Offering and Acquisition which have been deferred in the accompanying balance sheet. These offering and acquisition costs have been deferred as they will be included either as a reduction to the amount raised in the Offering or as an expense of the Acquisition. As of December 31, 1997, the Company's assets consisted exclusively of an amount due from the sole shareholder pertaining to the initial capitalization of the Company. Other than activities related to the Offering and Acquisition, the Company has not conducted any operations. Accordingly, statements of operation, changes in shareholder's equity and cash flows would not provide meaningful information and have been omitted for all periods presented.

B.       Shareholder's Equity:

In connection with its organization and initial capitalization, the Company issued 25 shares of common stock for $100.

C.       Commitments and Contingencies:

On December 12, 1997, the Company entered into a Purchase Agreement (the "Agreement") to acquire from Christiana Companies, Inc. ("Christiana") 666.667 Membership Units (two-thirds) of TLC for cash consideration of $10,667,000. The Acquisition is contingent upon the consummation of the merger between Christiana and Weatherford, discussed elsewhere in this Prospectus.

Under the Agreement, the Company agreed to indemnify Christiana for certain liabilities of Christiana. Christiana further has the right to require the Company to purchase all of Christiana's 333.333 Membership Units in TLC for a price equal to $7 million. See "The Purchase Agreement" included elsewhere in the Prospectus.

D.       Stock Options:

The Company's shareholder has approved the 1998 Equity Incentive Plan (the "1998 Plan") under which a total of 520,000 shares of common stock are reserved for awards to officers, directors and key employees as stock options, stock appreciation rights, restricted stock and performance shares. As of March 31, 1998, no awards have been granted under the 1998 Plan.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Members of Total Logistic Control, LLC:

We have audited the accompanying balance sheets of Total Logistic Control, LLC (a Delaware limited liability company and wholly owned subsidiary of Christiana Companies, Inc.) as of June 30, 1998 and 1997, and the related statements of income, equity and cash flows for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidencing supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Total Logistic Control, LLC as of June 30, 1998 and 1997, and the results of its operations and its cash flows for each of the years in the three year period ended June 30, 1998, in conformity with generally accepted accounting principles.



                                                 ARTHUR ANDERSEN LLP



Milwaukee, Wisconsin
October 12, 1998

                           TOTAL LOGISTIC CONTROL, LLC
                                 BALANCE SHEETS
                                  AS OF JUNE 30

ASSETS                                             1998                1997
                                            ----------------     ---------------
  CURRENT ASSETS:
    Cash and cash equivalents                  $  541,000           $   224,000
    Accounts receivable, less
      allowance for uncollectable
      accounts                                  7,739,000             7,552,000
    Inventories                                   233,000               273,000
    Prepaids and other assets                     311,000               259,000
                                             -------------       ---------------
      Total current assets                      8,824,000             8,308,000

  LONG-TERM ASSETS:
    Fixed assets, net                          70,601,000            75,501,000
    Goodwill                                    5,435,000             5,592,000
    Other assets                                  751,000               739,000
                                             -------------       ---------------

      Total long-term assets                   76,787,000            81,832,000
                                             -------------       ---------------

        Total assets                          $85,611,000          $ 90,140,000
                                             =============       ===============

LIABILITIES AND MEMBER'S EQUITY
  CURRENT LIABILITIES:
    Short-term debt                           $   239,000                     -
    Current maturities of long-term debt        3,003,000             1,245,000
    Accounts payable                            3,774,000             2,868,000
    Accrued liabilities                         4,236,000             3,056,000
                                             -------------       ---------------
      Total current liabilities                11,252,000             7,169,000

  DUE TO PARENT COMPANY                         3,000,000             3,000,000

  LONG-TERM LIABILITIES:
    Long-term debt                             27,122,000            36,149,000
    Other liabilities                             340,000               361,000
                                             -------------       ---------------
      Total long-term liabilities              27,462,000            36,510,000
                                             -------------       ---------------
      Total liabilities                        41,714,000            46,679,000
                                             -------------       ---------------

  TOTAL MEMBER'S EQUITY                        43,897,000            43,461,000
                                             -------------       ---------------

    Total liabilities and
      member's equity                         $85,611,000           $90,140,000
                                             =============       ===============



      The accompanying notes are an integral part of these balance sheets.


                           TOTAL LOGISTIC CONTROL, LLC
                              STATEMENTS OF INCOME
                           FOR THE YEARS ENDED JUNE 30

                                               1998           1997            1996
REVENUES:
  Warehousing and logistic
      services                            $ 90,179,000    $ 84,208,000    $ 76,976,000

OPERATING EXPENSES:
  Warehousing and logistic expenses         76,057,000      70,973,000      64,956,000
  Selling, general and
      administrative expenses                7,148,000       6,924,000       6,331,000
                                          ------------    ------------    ------------
                                            83,205,000      77,897,000      71,287,000
                                          ------------    ------------    ------------
Income from operations                       6,974,000       6,311,000       5,689,000

OTHER INCOME (EXPENSES):
  Interest expense                          (2,854,000)     (3,216,000)     (3,176,000)
  Gain (Loss) on disposal of assets           (159,000)     (1,036,000)        206,000
  Other expense, net                          (220,000)       (354,000)       (108,000)
                                          ------------    ------------    ------------
                                            (3,233,000)     (4,606,000)     (3,078,000)
                                          ------------    ------------    ------------

NET INCOME BEFORE INCOME TAXES               3,741,000       1,705,000       2,611,000

PROVISION FOR INCOME TAXES                        --           695,000       1,075,000

ADJUSTMENT OF DEFERRED INCOME
  TAXES RESULTING FROM A CHANGE IN
  TAX STATUS                                      --        11,171,000            --
                                          ------------    ------------    ------------

NET INCOME                                $  3,741,000    $ 12,181,000    $  1,536,000
                                          ============    ============    ============
BASIC AND DILUTED INCOME PER MEMBERSHIP
UNIT                                      $      3,741    $     12,181    $      1,536
                                          ============    ============    ============
BASIC AND DILUTED WEIGHTED AVERAGE
 MEMBERSHIP UNITS OUTSTANDING                    1,000           1,000           1,000
                                          ============    ============    ============








   The accompanying notes are an integral part of these financial statements.

                           TOTAL LOGISTIC CONTROL, LLC
                              STATEMENTS OF EQUITY
                FOR THE YEARS ENDED JUNE 30, 1998, 1997 AND 1996


                                                Membership           Member's
                                                    Units             Equity

Balance, June 30, 1995                                 1,000       $ 29,744,000

Net income                                              --            1,536,000
                                                ------------       ------------
Balance, June 30, 1996                                 1,000       $ 31,280,000

Net income                                              --           12,181,000
                                                ------------       ------------
Balance, June 30, 1997                                 1,000       $ 43,461,000

Net income                                              --            3,741,000

Distribution to Christiana for
promissory note retirement                              --           (2,326,000)

Distribution to Christiana for income
taxes                                                   --             (979,000)
                                                ------------       ------------

Balance, June 30, 1998                                 1,000       $ 43,897,000
                                                ============       ============









   The accompanying notes are an integral part of these financial statements.


                                            TOTAL LOGISTIC CONTROL, LLC
                                             STATEMENTS OF CASH FLOWS
                                           FOR THE YEARS ENDED JUNE 30,

                                                                   1998            1997          1996

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                    $  3,741,000    $ 12,181,000    $  1,536,000
Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
  Depreciation and amortization                                  6,651,000       7,186,000       6,971,000
  (Gain) loss on disposal of assets                                159,000       1,036,000        (206,000)
  Deferred income tax provision                                       --         1,023,000         746,000
  Adjustment of deferred income taxes resulting
    from a change in tax status                                       --       (11,171,000)           --
Changes in Assets and Liabilities:
  (Increase) decrease in accounts receivable                      (187,000)        465,000        (404,000)
  (Increase) decrease in inventories                                40,000         166,000        (191,000)
  (Increase) decrease of prepaids and other assets                (164,000)        668,000         564,000
  Increase (decrease) in accounts payable and
    accrued liabilities                                          2,065,000      (2,260,000)      2,027,000
                                                              ------------    ------------    ------------
  Net cash provided by operating activities                     12,305,000       9,294,000      11,043,000

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets                                      (2,283,000)     (3,294,000)    (17,646,000)
  Proceeds from sale of fixed assets                               630,000       1,472,000       1,384,000
                                                              ------------    ------------    ------------
    Net cash used in investing activities                       (1,653,000)     (1,822,000)    (16,262,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings (payments) on line of credit, net                     239,000      (1,354,000)       (490,000)
  Proceeds from issuance of long-term debt                            --              --         9,011,000
  Payment of amounts due to Christiana                                --          (295,000)           --
  Payment of long-term debt                                     (7,269,000)     (5,628,000)     (3,638,000)
  Distribution to Christiana for promissory note retirement     (2,326,000)           --              --
  Distribution to Christiana for income taxes                     (979,000)           --              --
                                                              ------------    ------------    ------------
    Net cash provided by (used in) financing activities        (10,335,000)     (7,277,000)      4,883,000

NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 317,000         195,000        (336,000)

BEGINNING CASH AND CASH EQUIVALENTS,
  JULY 1                                                           224,000          29,000         365,000
                                                              ------------    ------------    ------------
ENDING CASH AND CASH EQUIVALENTS,
  JUNE 30                                                     $    541,000    $    224,000    $     29,000
                                                              ============    ============    ============

Supplemental Disclosures of Cash Flow Information
  Interest paid                                               $  2,683,000    $  3,000,000    $  3,046,000
  Amounts paid to Parent for income taxes                             --           300,000         279,000



   The accompanying notes are an integral part of these financial statements.

                           TOTAL LOGISTIC CONTROL, LLC
                          NOTES TO FINANCIAL STATEMENTS


A.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

       Description of Business: Total Logistic Control, LLC ("TLC") is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). TLC was formed on June 30, 1997 as a result of the combination of Wiscold, Inc. ("Wiscold") and Total Logistic Control, Inc. ("Total Logistic"), both former wholly owned subsidiaries of Christiana. The accompanying financial statements have been restated to reflect this combination for all periods presented. The June 30, 1998 and 1997 balance sheets reflect the consolidated results of TLC. The fiscal 1998 statements of earnings, equity and cash flows reflect the consolidated results of TLC. The fiscal 1997 and 1996 statements of earnings, equity and cash flows reflect the combined operations of Wiscold and Total Logistic. All material intercompany transactions have been eliminated. TLC operates in one industry segment providing fully integrated third-party logistic services, including warehousing, distribution and transportation services in both refrigerated and non-refrigerated facilities predominantly in the Midwest United States.

       Revenue Recognition: Transportation revenue is recognized when the goods are delivered to the customer. Warehousing revenue is recognized as services are provided. Costs and related expenses are recorded as incurred.

       Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

       Accounts Receivable: Accounts receivable are presented net of an allowance for uncollectable accounts of $222,000 and $223,000 at June 30, 1998 and 1997, respectively. The provision for bad debts was $119,000, $123,000 and $227,000 for the years ended June 30, 1998, 1997 and 1996, respectively.

       Inventories:   Inventories   consist   predominately  of   transportation
       equipment repair parts. These items are carried at their lower of FIFO (first-in, first-out) cost or market value.

       Fixed Assets: Fixed assets are carried at cost less accumulated depreciation, which is computed using both straight-line and accelerated methods for financial reporting purposes. The cost of major renewals and improvements are capitalized; repair and maintenance costs are expensed as incurred. Tires related to new equipment are included in the capitalized equipment cost and depreciated using the same methods as equipment. Replacement tires are expensed when placed in service. A summary of the cost of fixed assets, accumulated depreciation and the estimated useful lives for financial reporting purposes is as follows:

                                                                      Estimated
                                  1998                1997          Useful Lives
                                  ----                ----          ------------

Land                           $  3,331,000       $  3,380,000            --
Machinery and
 equipment                       52,859,000         52,816,000       5-7 years
Buildings and
 improvements                    41,488,000         41,534,000       30-32 years
Construction
 in progress                        616,000            451,000            --
Less: Accumulated
 depreciation                   (27,693,000)       (22,680,000)
                               ------------        -----------
                               $ 70,601,000        $75,501,000
                               ============        ===========

       Goodwill: Goodwill is amortized on a straight-line basis over 40 years ($157,000 in 1998, 1997 and 1996). The accumulated amortization at June 30, 1998 and 1997 was $723,000 and $566,000, respectively. TLC continually evaluates whether events and circumstances have occurred that indicate the remaining estimated useful life may warrant revision or that the remaining balance of goodwill may not be recoverable. When factors indicate that goodwill should be evaluated for possible impairment, TLC uses an estimate of the undiscounted cash flows over the remaining life of the goodwill measuring whether the goodwill is impaired. If impaired, a loss is recognized for the amount the carrying value exceeds the fair value.

       Cash and Cash Equivalents: TLC considers all highly liquid investments with original maturities of less than ninety days to be cash equivalents.

       Income Per Membership Unit: Basic and Diluted Income per Membership Unit have been restated in accordance with SFAS 128, "Earnings per Share" and have been computed based on the weighted number of units as if the units had been outstanding for all periods presented. As TLC does not have dilutive financial instruments, basic and diluted income per membership unit are the same for all periods presented.

       Long-lived assets: During fiscal 1997, TLC adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of." Adoption of this standard did not have a material impact on TLC's financial position or results of operations. TLC continually evaluates whether events and circumstances have occurred that may indicate the remaining estimated useful life may warrant revision or that the remaining balance of long-lived assets may not be recoverable. When factors indicate that long-lived assets should be evaluated for possible impairment, TLC uses an estimate of the undiscounted cash flows over the remaining life of the long-lived assets measuring whether the long-lived assets are impaired. If impaired, a loss is recognized for the amount the carrying value exceeds the fair value.

B.     RELATED PARTY TRANSACTIONS:

       As of June 30, 1998 and 1997, TLC had amounts due to Christiana of $3,000,000 which represented a note payable to Christiana that bears interest at a rate of 8.0% per annum. Related party interest expense was $240,000 for fiscal 1998, 1997 and 1996. Prior to the combination of Wiscold and Total Logistic, Total Logistic charged Christiana a management fee related to certain administrative services rendered by TLC on behalf of Christiana. The amount of this management fee was $240,000 for fiscal 1997 and 1996 and is reflected as a reduction to selling, general and administrative expenses in the statement of earnings. The amount of services rendered by Christiana on behalf of TLC for fiscal 1998, 1997 and 1996 is not material.

       During fiscal 1998, TLC made a payment on behalf of Christiana to retire a promissory note and accrued interest thereon in the amount of $2,326,000. TLC will make distributions for current taxes payable attributable to TLC's income. During fiscal 1998, TLC recorded distributions to Christiana of $979,000. These distributions to Christiana are reflected as a reduction to Member's Equity in the period then ended.

C.     INDEBTEDNESS:

       The following is a summary of indebtedness as of June 30, 1997 and 1996:

                                      1998                     1997
                                 --------------           -------------

Revolving credit agreement          $27,273,000            $31,248,000
Line of credit                          239,000                      -
Notes payable                         1,088,000              4,382,000
Subordinated Note                     1,764,000              1,764,000
                               ----------------           ------------
                                     30,364,000             37,394,000
                               ----------------           ------------

Less:    Current portion of
           long-term debt            (3,003,000)            (1,245,000)
         Line of credit                (239,000)                    -
                               ----------------           ------------
Long-term debt                      $27,122,000            $36,149,000
                               ================           ============

       TLC has a revolving credit agreement that provides for borrowings at June 30, 1998 of up to $35,000,000. Borrowings under this agreement mature on March 31, 2001 and bear interest, payable monthly at either LIBOR plus 125 basis points, or a floating rate at the bank's prime rate (6.9% at June 30, 1998) and are unsecured. The revolving credit agreement requires, among other things, that defined levels of net worth and debt service coverage be maintained and restricts certain activities including limitation on new indebtedness and the disposition of assets. As of June 30, 1998, TLC was in compliance with all covenants. No compensating balances are required under the terms of this credit facility.

       TLC has a bank line of credit which permits borrowings up to $5,000,000. As of June 30, 1998 and 1997, borrowings outstanding under this line of credit were $239,000 and $-0-, respectively. Borrowings bear interest at either LIBOR plus 200 basis points, or the bank's prime rate, at TLC's option (7.65% and 7.69% at June 30, 1998 and 1997, respectively), and are secured by certain accounts receivable. This line of credit was terminated on August 5, 1998. Notes payable relate to specific equipment purchases, primarily transportation and material handling equipment and a new distribution facility, and are secured by certain assets of TLC. These notes bear interest on both fixed and floating terms ranging from 6.375% to 9.37%. No compensating balances are required under the terms of these credit arrangements. TLC's subordinated note bears interest at 8% and is guaranteed by Christiana.

       Future maturities of consolidated indebtedness are as follows:

                Year Ended
                  June 30                             Total
                  -------                             -----

                   1999                          $  3,003,000
                   2000                             5,008,000
                   2001                            22,114,000


       The weighted average interest rate paid on short-term borrowings was 7.73% and 7.46% for fiscal 1998 and 1997, respectively. The carrying value of TLC's debt approximates fair value. The carrying amount of TLC's floating rate debt was assumed to approximate its fair value. The fair value of TLC's fixed-rate, long-term notes payable was based on the market value of debt with similar maturities and interest rates. The fixed-rate subordinated note that was given to a former owner of TLC was negotiated in the overall context of the acquisition. TLC believes it is impracticable to obtain the current fair value of this note because of the excessive costs that would have to be incurred to obtain this information.

D.     INCOME TAXES:

       Prior to July 1, 1997, TLC was included in the consolidated income tax return of Christiana. The amounts reflected in the financial statements are as if TLC was filing on a stand-alone basis. Income taxes paid as shown in the statement of cash flows represents combined cash payments made to Christiana by TLC.

       Effective June 30, 1997, TLC converted from a C-Corporation to a Limited Liability Company. For purposes of taxation, all earnings of TLC are "passed through" to its members and taxed at the member level. As TLC is no longer a taxable entity at June 30, 1997, all deferred taxes of TLC have been removed from the balance sheet. The removal of these deferred taxes due to TLC's change in tax status resulted in an increase to earnings of $11,171,000 during fiscal 1997. The $695,000 provision for income taxes for fiscal 1997 represents the combined Federal and state income tax provision for the period during the fiscal year that TLC was a C-Corporation.

                                           Year Ended June 30
                                  1997                              1996
                                  ----                              ----
Current:
  Federal                      $(279,000)                         $280,000
  State                          (49,000)                           49,000
Deferred                       1,023,000                           746,000
                               ---------                           -------
                              $  695,000                        $1,075,000
                              ==========                        ==========

In the event that TLC was a taxable entity, a net deferred tax liability of $11,227,000 and $11,171,000 as of June 30, 1998 and 1997 would have been recorded on the balance sheet. The components are as follows:

                                              1997                     1998
                                              ----                     ----
Deferred Tax assets:
  Accrued expenses                           $978,000              $  596,000
  Book over tax amortization                  424,000                 584,000
  Deferred revenue
                                           ----------              -----------
         Total deferred tax asset          $1,402,000              $1,180,000
                                           ==========              ==========


Deferred tax liabilities:

  Tax over book depreciation              $12,629,000             $12,351,000
                                          -----------             -----------
         Total deferred tax liability     $12,629,000             $12,351,000
                                          ===========             ===========



       A reconciliation of the statutory Federal income tax rate to TLC's effective tax rate is as follows:

                                                Year ended June 30
                                            1997                     1996
                                         --------------       -----------------

Statutory Federal income tax rate            34%                     34%
  Increase in taxes resulting from
    State income tax, net                     5                       5
  Other, net                                  2                       2
                                         -----------         -----------------
                                             41%                     41%
                                         ===========         =================

E.     EMPLOYEE BENEFIT PLANS:

       TLC has two 401(k) plans covering substantially all employees. The expense incurred by TLC related to these plans is not material. TLC does not provide post employment medical or insurance benefits.

F.     COMMITMENTS:

       TLC has operating leases for warehousing and office facilities along with certain transportation equipment. Rental expense under these leases was $6,812,000, $7,213,000 and $5,479,000 in fiscal 1998, 1997 and 1996, respectively. At June 30, 1998, future minimum lease payments under these operating leases are as follows:

            Year Ended
             June 30                              Amount
     ----------------------------------------------------------------

               1999                               $4,226,000
               2000                                3,765,000
               2001                                3,304,000
               2002                                2,630,000
               2003                                1,825,000
            Thereafter                             8,456,000


G.     Accounting Pronouncements:

       Effective July 1, 1998, TLC adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-shareholder changes in equity. For the quarter ended September 30, 1998, TLC will be required to show components of comprehensive income in a separate financial statement, if any other comprehensive income exists.

         Effective July 1, 1998, TLC adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." This statement establishes standards for the way a public company reports information about operating segments in its annual financial statements. It also requires TLC to report selected information about operating segments in its interim financial reports. This statement requires that a public company report financial and descriptive information about its operating segments based on the way that the chief operating decision maker organizes segments within TLC for making operating decisions and assessing performance. TLC believes that it operates in a single segment as of June 30, 1998.

H.       Weatherford International, Inc. Merger Agreement:

         On December 12, 1997, Christiana entered in an agreement with Weatherford International, Inc. ("Weatherford") whereby Weatherford will purchase all of the outstanding shares of Christiana. The terms of the merger provide that each Christiana common share will be converted into (i) .7453 shares of Weatherford International, Inc. common stock, (ii) cash in the approximate amount of $4.00, depending upon the balance of certain assets and liabilities at the time of closing and (iii) a contingent cash payment of approximately $1.92 after 5 years, subject to the incurrence of any indemnity claims by Weatherford during this period.

         On August 17, 1998, the shareholders of both Weatherford and Christiana overwhelmingly approved the Merger agreement and sale of TLC to C2, Inc. However, due to the recent decline in the value of Weatherford's common stock price, the merger transaction was postponed until the conditions are met for Christiana's shareholders to not recognize any taxable gain or loss on their exchange of Christiana shares for Weatherford common stock in the merger. To meet this requirement, Weatherford's stock price must be approximately $30.00 per share.

         On October 14, 1998, Weatherford and Christiana amended the merger agreement in order to complete the merger on a partially tax-yfree basis. The revised merger agreement eliminates the requirement for a contingent cash payment after five years. This cash payment will be used by Christiana to purchase additional Weatherford common stock in the open market. Additionally, Christiana agreed to spend up to $5 million of available cash to by Weatherford Stock, if necessary. The share price of Weatherford stock needed to consummate the merger was reduced from $30 to approximately $13 per share.

         By its terms, the Merger Agreement may be terminated by either party after January 31, 1999. At or prior to the completion of the merger:

         (1) TLC will declare and pay a $20,000,000 dividend to Christiana which will be financed by a new $65,000,000 revolving credit facility which will bear interest at a floating rate of LIBOR plus 225 basis points, mature on April 15, 2003, and be secured by substantially all of the assets of TLC.

         (2) Christiana will sell 666.667 Membership Units (two-thirds) of TLC to C2, Inc. (a newly formed corporation) for $10,667,000.

         (3) TLC will agree to indemnify Christiana for certain liabilities of Christiana. See "The Purchase Agreement" included elsewhere in this prospectus.

                           TOTAL LOGISTIC CONTROL, LLC
                      CONDENSED BALANCE SHEETS (UNAUDITED)
                   AS OF SEPTEMBER 30, 1998 AND JUNE 30, 1998

                                             September 30, 1998   June 30, 1998
                                             ------------------   -------------
ASSETS
   CURRENT ASSETS:
   Cash and cash equivalents ..................    $   420,000    $   541,000
   Accounts receivable, net ...................      9,170,000      7,739,000
   Inventories, prepaids and other assets .....      1,161,000        544,000
                                                   -----------    -----------
     Total current assets .....................     10,751,000      8,824,000

   LONG-TERM ASSETS:
   Fixed assets, net ..........................     69,410,000     70,601,000
   Goodwill ...................................      5,396,000      5,435,000
   Other assets ...............................        733,000        751,000
                                                   -----------    -----------
     Total long-term assets ...................     75,539,000     76,787,000
                                                   -----------    -----------
     Total assets .............................    $86,290,000    $85,611,000
                                                   ===========    ===========

LIABILITIES AND MEMBER'S EQUITY
   CURRENT LIABILITIES:
   Short-term debt ............................    $      --      $   239,000
   Current maturities of long-term debt .......      2,630,000      3,003,000
   Accounts payable ...........................      5,551,000      3,774,000
   Accrued liablities .........................      3,516,000      4,236,000
                                                   -----------    -----------
     Total current liabilities ................     11,697,000     11,252,000

   DUE TO PARENT COMPANY ......................      3,000,000      3,000,000

LONG-TERM LIABILITIES:
   Long-term debt .............................     26,275,000     27,122,000
   Other liabilities ..........................        335,000        340,000
                                                   -----------    -----------
     Total long-term liabilities ..............     26,610,000     27,462,000
                                                   -----------    -----------
     Total liabilities ........................     41,307,000     41,714,000
                                                   -----------    -----------

MEMBER'S EQUITY ...............................     44,983,000     43,897,000
                                                   -----------    -----------
     Total liabilities and member's equity ....    $86,290,000    $85,611,000
                                                   ===========    ===========





 The accompanying notes are an integral part of these condensed balance sheets.

                           TOTAL LOGISTIC CONTROL, LLC
                         CONDENSED STATEMENTS OF INCOME
                                   (UNAUDITED)
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                       1998             1997
                                                       ----             ----
REVENUES:
     Warehousing and logistic services ..........   $ 22,370,000   $ 23,047,000

OPERATING EXPENSES:
     Warehousing and logistic expenses ..........     18,633,000     19,201,000
     Selling, general and administrative expenses      1,973,000      1,899,000
                                                    ------------   ------------
                                                      20,606,000     21,100,000
                                                    ------------   ------------
     Income from operations .....................      1,764,000      1,947,000

OTHER INCOME (EXPENSES):
     Interest expense ...........................       (621,000)      (773,000)
     Gain on sale of assets .....................         61,000           --
     Other expense, net .........................       (118,000)      (251,000)
                                                    ------------   ------------
                                                        (678,000)    (1,024,000)
                                                    ------------   ------------
INCOME BEFORE INCOME TAXES .................           1,086,000        923,000
PROVISION FOR INCOME TAXES .................                --             --
                                                    ------------   ------------
NET INCOME .................................        $  1,086,000   $    923,000
                                                    ============   ============
BASIC AND DILUTED NET INCOME PER MEMBERSHIP
UNIT .......................................        $      1,086   $        923
                                                    ============   ============







   The accompanying notes are an integral part of these condensed statements.


                           TOTAL LOGISTIC CONTROL, LLC
                       CONDENSED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
             FOR THE THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997

                                                                               1998          1997
                                                                               ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income ............................................................   $ 1,086,000    $   923,000
Adjustments to Reconcile Net Income to Net Cash Provided by Operating
Activities:
         Depreciation and amortization ................................     1,721,000      1,706,000
         Gain on sale of assets .......................................       (61,000)          --
Changes in Assets and Liabilities:
         Increase in accounts receivable ..............................    (1,431,000)    (3,202,000)
         (Increase) decrease in inventories, prepaids and other assets       (599,000)       349,000
         Increase in accounts payable and accrued liabilities .........     1,052,000      3,065,000
                                                                          -----------    -----------
                  Net cash provided by operating activities ...........     1,768,000      2,841,000
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets ..............................................      (546,000)      (839,000)
Proceeds from sale of fixed assets ....................................       116,000           --
                                                                          -----------    -----------
         Net cash used in investing activities ........................      (430,000)      (839,000)
CASH FLOWS FORM FINANCING ACTIVITIES:
Borrowings (payments) on line of credit, net ..........................      (239,000)       944,000
Payment of long-term debt .............................................    (1,220,000)      (266,000)
Dividend distribution to Parent Company ...............................    (2,326,000)
                                                                          -----------    -----------
         Net cash used in financing activities ........................    (1,459,000)    (1,648,000)
                                                                          -----------    -----------
NET INCREASE (DECREASE) IN CASH AND CASH
EQUIVALENTS ...........................................................      (121,000)       354,000
BEGINNING CASH AND CASH EQUIVALENTS ...................................       541,000        224,000
                                                                          -----------    -----------
ENDING CASH AND CASH EQUIVALENTS ......................................   $   420,000    $   578,000
                                                                          ===========    ===========
Supplemental Disclosures of Cash Flow Information:
         Interest paid ................................................   $   573,000    $   765,000
         Amounts paid to Parent for income taxes ......................          --             --



   The accompanying notes are an integral part of these condensed statements.

                           TOTAL LOGISTIC CONTROL, LLC
                     NOTES TO CONDENSED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 1998

1.       Basis of Presentation:

         TLC is a wholly owned subsidiary of Christiana Companies, Inc. ("Christiana"). The condensed financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the results for the interim periods presented. These financial statements should be read in conjunction with the TLC's audited financial staements for the year ended June 30, 1997 found elsewhere in this Prospectus.

2.       Earnings per Membership Unit:

         Earnings per Membership Unit have been computed based on the weighted number of units outstanding as if outstanding for all periods presented. Effective December 1997, TLC adopted Statement of Financial Accounting Standards No. 128. "Earnings Per Share" ("SFAS No. 128"). Under SFAS No. 128 presentation of both basic and diluted earnings per membership unit is required. As TLC does not have any outstanding dilutive financial instruments, there is no difference between basic and diluted earnings per membership unit as presented.

3.       Income Taxes:

         TLC is a Limited Liability Company ("LLC"). For purposes of taxation, all earnings of the LLC are "passed through" to its members and taxed at the member level. Accordingly, the financial statements do not show a provision for income taxes or deferred income taxes.

4.       Distribution to Parent Company:

         During the three month period ended September 30, 1997, TLC made a payment on behalf of Christiana to pay down a promissory note payable and accrued interest thereon in the amount of $2,326,000. This payment has been deemed a dividend distribution to Christiana and is reflected as a reduction to member's equity in the period then ended.

5.       Comprehensive Income:

         Effective January 1, 1998, TLC adopted Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and display of comprehensive income and its components. Components of comprehensive income are net income and all other non-owner changes in equity. Because TLC has no comprehensive income components other than net income, comprehensive income and net income are identical for all periods presented.

6.       Accounting Pronouncements:

         Effective January 1, 1998, TLC adopted Statement of Position ("SOP") No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." TLC's accounting for costs of computer software developed or obtained for internal use is consistent with the guidance established in the SOP. As a result, adoption of this statement did not have a material impact on TLC's financial position or results of operations.

         Effective January 1, 1998, TLC adopted SOP 98-5, "Reporting on the Costs of Start-up Activities." This SOP provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. Adoption of this statement did not have a material impact on TLC's financial position or results of operations.

         TLC is currently researching SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. This statement shall be effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. Earlier application of all provisions of this statement is permitted. This statement shall not be applied retroactively to financial statements of prior periods. This statement is expected not to impact TLC's operating results or financial position as TLC does not currently use derivative financial instruments.

                                                                         ANNEX A



                                   AGREEMENT*


                                  By and Among


                        WEATHERFORD INTERNATIONAL, INC.,



                          TOTAL LOGISTIC CONTROL, LLC,


                           CHRISTIANA COMPANIES, INC.


                                       AND


                                    C2, INC.





                                December 12, 1997












*As amended by Amendment No. 1 to Agreement and Plan of Merger and Logistic Purchase Agreement dated May 26, 1998 and Amendment No. 2 to Logistic Purchase Agreement dated October 14, 1998.

                                    AGREEMENT


         THIS AGREEMENT ("Agreement") made as of this 12th day of December, 1997, as amended by Amendment No. 1 dated May 26, 1998 and Amendment No. 2 dated October 14, 1998, by and among Weatherford International, Inc., a Delaware corporation ("Weatherford"), Total Logistic Control, LLC, a Delaware limited liability company ("TLC"), Christiana Companies, Inc., a Wisconsin corporation ("Christiana") and C2, Inc., a Wisconsin corporation ("C2").


                              W I T N E S S E T H :

                  WHEREAS, Weatherford, Christiana Acquisition, Inc., a Wisconsin corporation ("Sub"), Christiana and C2 have entered into an Amended and Restated Agreement and Plan of Merger dated December 12, 1997 (the "Merger Agreement") pursuant to which Sub, a wholly owned subsidiary of Weatherford, will merge with and into Christiana and thereby Christiana will become a wholly owned subsidiary of Weatherford (the "Merger")

                  WHEREAS,  as a condition to the Merger,  Christiana  will sell
666.667 Membership Units (as defined in Section 1.16 hereof) of TLC to C2 pursuant to the terms and conditions hereinafter set forth (the "Logistic Sale").

                  NOW, THEREFORE, in consideration of the mutual covenants of the parties herein and the mutual benefits derived from this Agreement ("Agreement"), the parties, intending to be legally bound, hereby agree as follows:

1.       Definitions.

                  1.1 Affiliate. Affiliate means, as to the person specified, any person controlling, controlled by or under common control with such person, with the concept of control in such context meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise.

                  1.2 Assumed Liabilities. Assumed Liabilities means any and all Liabilities and Environmental Liabilities (except for the Retained Liabilities) to which Christiana, Weatherford or a Christiana Company may now or at any time in the future become subject (whether directly or indirectly, including by reason of Christiana or a Christiana Company owning, controlling or operating any business or assets of any Person (including any current or past Affiliate)), resulting from, arising out of or relating to (i) any Christiana Company (other than TLC), (ii) the business, operations or assets of Christiana or any Christiana Company on or prior to the Effective Date, (iii) any Christiana Taxes for periods ending on or before the Effective Date (except Christiana Taxes to be expressly retained by Christiana pursuant to the Merger

Agreement), (iv) any obligation, matter, fact, circumstance or action or omission by any Person in any way relating to or arising from the business, operations or assets of Christiana or a Christiana Company that existed on or prior to the Effective Date; (v) any product or service provided by Christiana or any Christiana Company prior to the Effective Date, (vi) the Merger, the Logistic Sale or any of the other transactions contemplated hereby, (vii) previously conducted operations of Christiana or any Christiana Company and
(viii) C2's interest in TLC. The term "Assumed Liabilities" shall include, without limitation, the following Liabilities (other than Retained Liabilities):

                  (a) Any and all Liabilities and Environmental Liabilities resulting from, arising out of or relating to (i) the assets, activities, operations, current or former facilities, actions or omissions of Christiana or any of its officers, directors, employees, independent contractors or agents occurring on or before the Effective Date, (ii) the assets, activities, operations, current or former facilities, actions or omissions of any Christiana Company or any of its officers, directors, employees, independent contractors or agents,
         (iii) any product liability claim, recall, replacement, returns or customer allowances of or relating to Christiana or any Christiana Company, or (iv) any contract or permit of Christiana or any Christiana Company;

                  (b) Any and all accounts and notes payable of Christiana or any Christiana Company, excluding accounts payable which have been accounted for in the calculation of Christiana Net Cash set forth in the Merger Agreement;

                  (c) Any and all Liabilities relating to Christiana or any Christiana Company employee benefit plans;

                  (d) Any and all Liabilities and Environmental Liabilities on behalf of or which arise from or relate to active employees, or retired and inactive employees, of Christiana or any Christiana Company, including, without limitation, (i) liability for any salaries, wages, tax equalization payments, vacation pay, sick leave, personal leave, severance pay, wrongful dismissal or discrimination claims; (ii)
         liability for or under any employee benefit plan, policy or arrangement, including, without limitation, retirement, pension, medical, dental, profit sharing, unemployment, supplemental unemployment or disability plan policy or arrangement; (iii) liability for any payroll taxes, social security or similar taxes or withholding;
         (iv) liability arising from claims or litigation; and (v) liability arising from any injury, death, loss, disability, occupational disease or claims under any worker's compensation laws;

                  (e) Any and all Liabilities and Environmental Liabilities resulting from, arising out, relating to or occurring on the Properties, including those properties listed on Schedule 1.2 hereof, the operations on any of the foregoing, and any off-site Environmental Liabilities related to any of the foregoing, including without limitation, those under any indemnification agreement or obligation of Christiana or any Christiana Company and any documents relating thereto;

                  (f) Any and all Liabilities of TLC or any of its subsidiaries with respect to transactions or events occurring or existing on or prior to the Effective Date;

                  (g) Any and all litigation and claims for Liabilities of Christiana or any Christiana Company existing as of the Effective Date;

                  (h )Any and all Liabilities for Christiana Taxes, arising out of, or related to, Christiana for taxable periods on or before the Effective Date (except such Christiana Taxes expressly retained by Christiana pursuant to the Merger Agreement);

                  (i) Any misrepresentation or incorrect representation or warranty of Christiana under the Merger Agreement without regard to any materiality or knowledge qualification; and

                  (j) Any and all legal, accounting, consulting and expert fees and expenses incurred after the date hereof in investigating, preparing, defending, settling or discharging any claim or action arising under, out of or in connection with any of the Assumed Liabilities other than those associated with Weatherford's counsel's evaluation of the Merger and the Logistic sale.

                  1.3 Business Day. Business Day means a day on which national banks are generally open for the transaction of business in Houston, Texas.

                  1.4 CERCLA. CERCLA means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601, et seq.

                  1.5 Christiana. Christiana, for purposes of the assumption indemnification provisions of this Agreement includes Christiana Companies, Inc. and any and all predecessors thereto, whether by merger, purchase or acquisition of assets or otherwise, and any and all predecessors to any such entities.

                  1.6  Circumstance.  Circumstance has the meaning  specified in
Section 6.2 hereof.

                  1.7 Effective Date. Effective Date means the time and date the Merger is made effective.

                  1.8 Environmental Conditions. Environmental Conditions means any pollution, contamination, degradation, damage or injury caused by, related to, arising form or in connection with the generation, handling, use, treatment, storage, transportation, disposal, discharge, release or emission of any Waste Materials.

                  1.9 Environmental Law or Environmental Laws. Environmental Law or Environmental Laws means all laws, rules, regulations, statutes, ordinances, decrees or orders of any governmental entity now or at any time in the future in effect relating to (i) the control of any potential pollutant or protection of the air, water or land, (ii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation, and (iii) exposure to hazardous, toxic or other substances alleged to be harmful. The term "Environmental Law" or "Environmental Laws" includes, without limitation, (1) the terms and conditions of any license, permit, approval or other authorization by any governmental entity and (2) judicial, administrative or other regulatory decrees, judgments and orders of any governmental entity. The term "Environmental Law" or "Environmental Laws" includes, but is not limited to the following statutes and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. ss. 7401 et seq., The Clean Water Act, 33 U.S.C. ss. 1251 et seq., the Resource Conservation Recovery Act, 42 U.S.C. ss. 6901 et seq., the Superfund Amendments and Reauthorization Act, 42 U.S.C. ss. 11011 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., the Water Pollution Control Act, 33 U.S.C. ss. 1251, et seq., the Safe Drinking Water Act, 42 U.S.C. ss. 300f et seq., CERCLA and any state, county or local regulations similar thereto.

                  1.10 Environmental Liabilities. Environmental Liabilities means any and all liabilities, responsibilities, claims, suits, losses, costs (including remediation, removal, response, abatement, clean-up, investigative or monitoring costs and any other related costs and expenses), other causes of action recognized now or at any later time, damages, settlements, expenses, charges, assessments, liens, penalties, fines, pre-judgment and post-judgment interest, attorney fees and other legal fees (i) pursuant to any agreement, order, notice, requirement, responsibility or directive (including directives embodied in Environmental Laws), injunction, judgment or similar documents (including settlements) arising out of or in connection with any Environmental Laws, or (ii) pursuant to any claim by a governmental entity or other person or entity for personal injury, property damage, damage to natural resources, remediation or similar costs or expenses incurred or asserted by such entity or person pursuant to common law or statute.

                  1.11 Weatherford Indemnified Parties. Weatherford Indemnified Parties shall have the meaning set forth in Section 6.1(a) hereof.

                  1.12  Christiana   Company.   Christiana   Company  means  any
corporation, partnership, limited liability company, association or other entity, of which Christiana or any Christiana Company now or at any time in the past owned, directly or indirectly, an ownership interest in (whether or not such ownership interest constituted control of the entity and whether or not such interest represented a passive or active investment), including those companies named on Schedule 1.12 hereto.

                  1.13 Christiana Taxes. Christiana Taxes means any and all taxes (other than Weatherford Related Taxes as defined in the Merger Agreement) to which Christiana or any Christiana Company may be obligated relating to or arising from (i) the current or past operations or assets of Christiana or any Christiana Company through the Effective Date, (ii) the Logistic Sale, (iii) the Merger, (iv) any tax return filed by any current or past member of

Christiana's consolidated group, (v) any Tax to which Christiana may be alleged to be liable by reason of being affiliated with any other Person for all periods prior to the Effective Date, (vi) property taxes with respect to the assets of Christiana or any Christiana Company for all periods prior to the Effective Date and (vii) any transfer taxes or value added taxes in connection with the transactions contemplated by the Logistic Sale and the Merger.

                  1.14 Liability. Liability means any and all claims, demands, liabilities, responsibilities, disputes, causes of action and obligations of every nature whatsoever, liquidated or unliquidated, known or unknown, matured or unmatured, or fixed or contingent.

                  1.15 Member. Member means each person who has been admitted to TLC as a member as provided in the Delaware Limited Liability Company Act (the "DLLCA") and the Operating Agreement.

                  1.16 Membership Units. Membership Units means the basis by which a Member's ownership interest in TLC issued pursuant to the Operating Agreement is measured.

                  1.17   Merger.   Merger   means  the   merger  of   Christiana
Acquisition, Inc. with and into Christiana Companies, Inc. as contemplated by the Merger Agreement.

                  1.18 Merger Agreement. Merger Agreement means the Amended and Restated Agreement and Plan of Merger dated December 12, 1997, by and among Weatherford, Christiana Acquisition, Inc., Christiana Companies, Inc. and C2, Inc.

                  1.19 Operating Agreement. Operating Agreement shall mean the form of Operating Agreement attached hereto as Exhibit A.

                  1.20 Person. Person means an individual, corporation, limited liability company, partnership, governmental authority or any other entity.

                  1.21 Properties. Properties means the properties currently or previously owned or operated by Christiana or any Christiana Company.

                  1.22 Retained Liabilities. Retained Liabilities shall mean and be limited solely to (i) those accounts payable relating to Christiana that are reflected on the Effective Date balance sheet of Christiana, (ii) those accounts payable reflected on the Effective Date balance sheet of Christiana and agreed to by Weatherford prior to the Effective Date, (iii) the obligations of Christiana that arise after the Effective Date (other than obligations relating to matters existing or occurring on or prior to the Effective Date and indemnification, warranty and product liability, wrongful death or property claims associated with actions or omissions prior to the Effective Date or any business conducted prior to the Effective Date) and (iv) Weatherford Related Taxes (as defined in the Merger Agreement).

                  1.23 Taxes. Taxes means all federal, state, local, foreign and other taxes, charges, fees, duties, levies, imposts, customs or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, profit share, license, lease, service, service use, value added, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, premium, property, windfall profits or other taxes, fees, assessments, customs, duties, levies, imposts, or charges of any kind whatsoever with any interest, penalties, additions to tax, fines or other additional amounts imposed thereon or related thereto, and the term Tax means any one of the foregoing Taxes.

                  1.24 Waste Materials. Waste Material means any (i) toxic or hazardous materials or substances; (ii) solid wastes, including asbestos, polychlorinated biphenyls, mercury, buried contaminants, chemicals, flammable or explosive materials; (iii) radioactive materials; (iv) petroleum wastes and spills or releases of petroleum products; and (v) any other chemical, pollutant, contaminant, substance or waste that is regulated by any governmental entity under any Environmental Law.

2.       Purchase and Sale of Membership Units; Purchase Price.

                  2.1.     Purchase and Sale of Membership Units.

                  (a) Effective as of the closing, Christiana shall sell, transfer, assign, convey and deliver, and C2 shall purchase and accept,
         666.667 Membership Units.

                  (b) CHRISTIANA MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR
         IMPLIED, WITH RESPECT TO THE MEMBERSHIP UNITS OR THE ASSETS (CURRENT, FIXED, PERSONAL, REAL, TANGIBLE OR INTANGIBLE) OF TLC AND ITS SUBSIDIARIES, INCLUDING, BUT NOT LIMITED TO, CONDITION OR WORKMANSHIP THEREOF, OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, CAPACITY, SUITABILITY, UTILITY, SALABILITY, AVAILABILITY, COLLECTIBILITY, OPERATIONS, CONDITIONS, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IT BEING THE EXPRESS AGREEMENT OF C2, TLC AND CHRISTIANA THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, C2 WILL ACQUIRE THE MEMBERSHIP UNITS AND INTEREST IN THE ASSETS OF TLC THROUGH SUCH OWNERSHIP INTEREST IN THEIR PRESENT CONDITION AND STATE OF REPAIR, ON AN "AS IS AND WHERE IS, WITH ALL FAULTS" BASIS.

                  2.2 Assumption. Effective as of the closing, as an inducement to Sub to merge with Christiana, C2 hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities. Notwithstanding the foregoing, Christiana hereby retains and C2 will have no liability with respect to the Retained Liabilities. In addition, effective as of the Closing, as a further inducement to Sub to merge with Christiana, TLC hereby unconditionally assumes and undertakes to pay, satisfy and discharge when due the Assumed Liabilities to the extent such Assumed Liabilities relate to any of the historical businesses, operations or assets of TLC and its subsidiaries. The closing shall occur on or prior to the closing of the Merger.

                  2.3. Purchase Price. The aggregate purchase price ("Purchase Price") for the 666.667 Membership Units shall be (i) $10,666,667, payable on the same date that funds are paid by Weatherford to the Exchange Agent (as defined in the Merger Agreement) pursuant to Section 1.8(c) of the Merger Agreement by C2 to Christiana in the form of a certified or cashier's check, or, at the option of Christiana, by wire transfer of immediately available funds to an account designated by Christiana and (ii) the assumption by C2 at the closing of the Assumed Liabilities.


                  2.4 Absolute Assumption. It is the intent of the parties that the Liabilities and Environmental Liabilities assumed by C2 and TLC under this Agreement shall be without regard to the cause thereof or the negligence of any Person, whether such negligence be sole, joint or concurrent, active or passive, and whether such Liability or Environmental Liability is based on strict liability, absolute liability or arising as an obligation of contribution. C2 and TLC each hereby waives and releases for itself and on behalf of Affiliates (other than Christiana, Weatherford and their respective Affiliates) any claims, defenses or claims for contribution that it has or may have against Christiana, Weatherford or any of their respective Affiliates with respect to the Assumed Liabilities.

3.       Representations of Christiana.

                  3.1. Organization. Christiana is a corporation duly organized and validly existing under the laws of the state of Wisconsin. TLC is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Delaware.

                  3.2. Title. The 666.667 Membership Units being transferred pursuant to this Agreement without any representation or warranty of any kind, including any implied representations of the title.

4. Representations of C2 and TLC.

                  4.1. Organization. TLC is a limited liability company duly organized and validly existing under the laws of the state of Delaware. C2 is a corporation duly organized and validly existing under the laws of the state of Wisconsin.

                  4.2. Corporate Power. Each of C2 and TLC has full power, legal right and authority to enter into this Agreement, and to carry out the transactions contemplated hereby. The execution of this Agreement, and full performance hereunder, has been duly authorized by C2's Board of Directors and TLC's Members.

                  4.3. Validity. This Agreement has been duly and validly executed and delivered by C2 and TLC and is the legal, valid and binding obligation of each of C2 and TLC, enforceable in accordance with its terms.

5.       Operating Agreement; Put and Participation Rights.

                  5.1 Operating Agreement. At the Closing, C2 and Christiana shall enter into the Operating Agreement.

                  5.2 Put.At any time after the fifth anniversary date of the Effective Date, Christiana shall have the option (but shall not be required) to sell to C2 or TLC, at Christiana's option, and C2 and TLC, as applicable, shall be required to purchase, all (but not less than all) of Christiana's Membership Units for a price equal to $7 million. To exercise this option, Christiana shall provide notice in writing to C2 or TLC, as applicable, of such election. The closing of any purchase pursuant to this Section 5.2 shall occur within 60 days of notice to C2 or TLC, as applicable. The price required to be paid by C2 or TLC, as applicable pursuant to this Section 5.2 shall be paid in cash. The rights contained in this Section 5.2 shall expire on the date one year after the fifth anniversary of the Effective Date.

                  5.3 Participation Rights.If there is a proposed merger, consolidation or share exchange involving C2 or TLC or if C2 shall propose to transfer or sell all its interest in TLC to an unrelated third party (a "Third Party") in one or more transactions, Christiana shall have the right to participate (a "Tag Along Right") in such sale with respect to the Membership Units held by it for the same equivalent consideration per equivalent unit in TLC and otherwise on the same terms as such member sells or transfers their interests in C2. If circumstances occur which give rise to the Tag Along Right, then C2 shall give written notice ("Tag Along Notice") to Christiana providing a summary of the terms of the proposed sale to the Third Party and advising Christiana of its Tag Along Right. Christiana may exercise its Tag Along Right by delivery of written notice to C2 within fifteen (15) days of its receipt of the Tag Along Right. If Christiana gives written notice indicating that it wishes to sell, it shall be obligated to sell its Membership Units upon the substantially same terms and conditions as the members of C2 are selling to the Third Party conditioned upon and contemporaneous with completion of the transaction of purchase and sale with the Third Party.

6.       Indemnification.

                  6.1      Indemnification Matters.

                  (a) Indemnification. Each of C2 and TLC, jointly and severally, hereby agree to indemnify, defend and hold Christiana, Weatherford and their respective officers, directors, employees, agents and assigns (collectively, the "Weatherford Indemnified Parties") harmless from and against any and all Liabilities or Environmental Liabilities (including, without limitation, reasonable fees and expenses of attorneys, accountants, consultants and experts) that the Weatherford Indemnified Parties incur, are subject to a claim for, or are subject to, that are based upon, arising out of, relating to or otherwise in respect of:

                           (i) Any breach of any  covenant or agreement of C2 or
                  TLC contained in this Agreement or in any other agreement contemplated hereby;

                           (ii) The acts or omissions of Christiana or any Christiana Company on or before the Effective Date;

                           (iii) The acts or omissions  of TLC,  any  Christiana
                  Company or any of its Affiliates (other than Christiana or Weatherford) or the conduct of any business by them on or after the Effective Date (it being understood that this indemnification shall not apply to acts or omissions by Christiana or Weatherford after the Effective Date);

                           (iv)     The Assumed Liabilities;

                           (v) Any and  all  amounts  for  which  Christiana  or
                  Weatherford may be liable on account of any claims, administrative charges, self-insured retentions, deductibles, retrospective premiums or fronting provisions in insurance policies, including as the result of any uninsured period, insolvent insurance carriers or exhausted policies, arising from claims by Christiana or any Christiana Company, or the employees of any of the foregoing, or claims by insurance carriers of Christiana or any Christiana Company for indemnity arising from or out of claims by or against Christiana or any Christiana Company for acts or omissions of Christiana or any Christiana Company, or related to any current or past business of Christiana or any Christiana Company or any product or service provided by Christiana or any Christiana Company in whole or part prior to the Effective Date;

                           (vi) Any  settlements  or judgments in any litigation
                  commenced by one or more insurance carriers against Christiana or Weatherford on account of claims by any Christiana Company or employees of any Christiana Company and, if filed prior to the Effective Date, by Christiana or any employee of Christiana;

                           (vii) Any Taxes (other than Weatherford Related Taxes) as a result of the Logistic Sale and any Taxes as a result of the Merger subsequently being determined to be a taxable transaction for foreign, federal, state or local law purposes regardless of the theory or reason for the transactions being subject to Tax;

                           (viii) The  on-site or  off-site  handling,  storage,
                  treatment or disposal of any Waste Materials generated by Christiana or any Christiana Company on or prior to the Effective Date or any Christiana Company at any time;

                           (ix)  Any  COBRA   Liability   with  respect  to  any
                  employees of Christiana or any Christiana Company prior to the Closing;

                           (x) Any and all Environmental Conditions, known or
                  unknown, existing on, at or underlying any of the Properties on or prior to the Effective Date;

                           (xi) Any and all  Liabilities  incurred by Christiana
                  or Weatherford pursuant to its obligations hereunder in seeking to obtain or obtaining any consent or approval to assign and transfer any interest in TLC;

                           (xii) Any acts or omissions of Christiana or any Christiana Company relating to the ownership or operation of the business of Christiana or any Christiana Company or the Properties on or prior to the Effective Date;

                           (xiii) Any Liability  relating to any claim or demand
                  by any stockholder of Christiana or Weatherford with respect to the Merger, the Logistic Sale or the transactions relating thereto; and

                           (xiv) Any Liability relating to any Christiana or any
                  Christiana Company employee benefit or welfare plans arising out of circumstances occurring on or prior to the Effective Date.

                  (b) Allocation of Liability Payment Obligations. To the extent a Liability exists or a claim for indemnification is made by an Weatherford Indemnified Party hereunder, such Liability shall be paid and such claim shall be defended and paid as follows:

                           (i) If the  Liability or claim  relates  primarily to
                  the historic assets, liability operations of business TLC (excluding [describe non TLC historic subs] (the "TLC Historic Business"), TLC shall, as between C2 and TLC, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If TLC does not defend or pay such claim, C2 shall be responsible for the defense and payment of such claim.

                           (ii) If the Liability or claim relates primarily to a
                  matter other than the TLC Historic Business, C2 shall, as between C2 and TLC and subject to the provisions of clause
                  (iii) below, be primarily responsible for the payment of such Liability and the defense and payment of such claim. If C2 does not defend or pay such claim, TLC shall be responsible for the defense and payment of such claim.

                           (iii) If the Liability or claim relates  primarily to
                  a matter other than the TLC Historic Business, the costs of defense and payment of the Liability shall be paid by Weatherford to the extent and only to the extent of the Christiana Retained Cash (as defined in the Merger Agreement); provided that once such Christiana Retained Cash is paid pursuant to the Merger Agreement, Weatherford shall have no obligation to pay such amounts. Any such payments shall be subject to Weatherford being provided with reasonable documentation regarding the payment obligations.
                           (iv) If TLC pays any  amounts  relating to an Assumed
                  Liability or an indemnification claim hereunder, Christiana shall be entitled to receive a cash payment equal to one-third of any such amount paid when and if (i) TLC or all or substantially all of its assets are sold, (ii) there is a sale of Membership Units by C2 or (iii) there is a direct or indirect transfer or sale of the membership units of TLC held by C2 or of the membership units of C2. The obligation to pay such amounts shall be payable by C2.

                           (v) To secure the  obligations  of C2  hereunder,  C2
                  shall pledge to Christiana all of C2's interest in TLC, including all rights to distributions in respect thereof, pursuant to a pledge agreement in such form and having such terms as Christiana may reasonably request.

                           (vi) Notwithstanding the foregoing, nothing contained
                  in this Agreement shall be construed to be an assumption of any obligation or responsibility by Weatherford of any Assumed Liabilities and its obligations hereunder shall be personal to TLC and C2 to the extent and only to the extent Weatherford has agreed to fund the payment of indemnity claims by it with the Christiana Retained Cash as expressly provided herein. No third party shall be deemed to have any rights against Weatherford as result of this Agreement.


                  (c) Absolute Indemnity. NONE OF THE WEATHERFORD INDEMNIFIED PARTIES WILL BE OBLIGATED TO INSTITUTE ANY LEGAL PROCEEDINGS IN CONNECTION WITH THE COLLECTION OR PURSUIT OF ANY INSURANCE IN ORDER TO EXERCISE AN INDEMNIFICATION REMEDY UNDER THIS SECTION VI. UNLESS OTHERWISE SPECIFICALLY EXPRESSED, THIS INDEMNITY OBLIGATION SHALL APPLY WITHOUT REGARD TO WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY WAS CAUSED BY THE ORDINARY OR GROSS NEGLIGENCE OF ANY OF THE WEATHERFORD INDEMNIFIED PARTIES (WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE), OR WHETHER THE LIABILITY OR ENVIRONMENTAL LIABILITY IS BASED ON STRICT LIABILITY, ABSOLUTE LIABILITY OR ARISES AS AN OBLIGATION OF CONTRIBUTION OR INDEMNITY. EACH OF C2 AND TLC ACKNOWLEDGES THAT IT IS AWARE OF VARIOUS THEORIES KNOWN AS THE "EXPRESS NEGLIGENCE" DOCTRINE AND OTHER SIMILAR DOCTRINES AND THEORIES THAT MAY LIMIT INDEMNIFICATION AND AGREES AND STIPULATES THAT THE PROVISIONS OF THIS AGREEMENT REFLECT THE EXPRESS INTENT OF THE PARTIES THAT THE INDEMNIFICATION TO BE PROVIDED BY TLC AND C2 APPLY NOTWITHSTANDING THE FACT THAT THE LIABILITY OR ENVIRONMENTAL LIABILITY
         (I) MAY NOT CURRENTLY BE KNOWN BY IT OR MANIFEST  ITSELF IN ANY REGARD,
         (II) MAY ARISE UNDER A STATUTE OR THEORY THAT MAY NOT CURRENTLY EXIST OR BE KNOWN

         TO TLC, (III) MAY ARISE AS A RESULT OF A NEGLIGENT ACT OR OMISSION BY ANY OF THE WEATHERFORD INDEMNIFIED PARTIES (WHETHER SUCH CONDUCT BE SOLE, JOINT OR CONCURRENT OR ACTIVE OR PASSIVE) OR (IV) MAY CONSTITUTE A VIOLATION OF ANY APPLICABLE CIVIL OR CRIMINAL LAW OR REGULATION.

                  6.2 Notice of Circumstance. After receipt by an Weatherford Indemnified Party of notice, or an Weatherford Indemnified Party's actual discovery, of any action, proceeding, claim, demand or potential claim which could give rise to a right to indemnification pursuant to any provision of this Agreement (any of which is individually referred to a as a "Circumstance"), the Weatherford Indemnified Party shall give TLC and C2 (collectively the "TLC Parties") written notice describing the Circumstances in reasonable detail;
provided, however, that no delay by an Weatherford Indemnified Party in notifying the TLC Parties shall relieve the TLC Parties from any Liability or Environmental Liability hereunder unless (and then solely to the extent) the TLC Parties' position is actually adversely prejudiced. In the event the TLC Parties notifies the Weatherford Indemnified Party within 15 days after such notice that the TLC Parties is assuming the defense thereof, (i) the TLC Parties will defend the Weatherford Indemnified Parties against the Circumstances with counsel of its choice, provided such counsel is reasonably satisfactory to Weatherford,
(ii) the Weatherford Indemnified Parties may retain separate co-counsel at its or their sole cost or expense (except that the TLC Parties will be responsible for the fees and expenses for the separate co-counsel to the extent Weatherford concludes reasonably that the counsel the TLC Parties has selected has a conflict of interest), (iii) the Weatherford Indemnified Parties will not consent to the entry of any judgment or enter into any settlement with respect to the Circumstances without the written consent of the TLC Parties, and (iv) the TLC Parties will not consent to the entry of any judgment with respect to the Circumstances, or enter into any settlement which (x) requires any payments by or continuing obligations of an Weatherford Indemnified Party, (y) requires an Weatherford Indemnified Party to admit any facts or liability that could reasonably be expected to adversely affect an Weatherford Indemnified Party in any other matter or (z) does not include a provision whereby the plaintiff or claimant in the matter released the Weatherford Indemnified Parties from all Liability with respect thereto, without the written consent of Weatherford. In the event the TLC Parties does not notify Weatherford within 15 days after Weatherford has given notice of the Circumstance that the TLC Parties is assuming the defense thereof, the Weatherford Indemnified Parties may defend against, or enter into any settlement with respect to, the Circumstance in any manner the Weatherford Indemnified Parties reasonably may deem appropriate, at the TLC Parties' sole cost. The foregoing provisions shall be subject to the provisions of Section 6.1(b).


                  6.3 Insurance. the TLC Parties shall not be obligated to indemnify the Weatherford Indemnified Parties for amounts which shall have been covered and paid by insurance of the Weatherford Indemnified Parties, provided, however, insurance shall not include deductibles or self-insured retentions.


                  6.4      Scope of Indemnification.  INDEMNIFICATION UNDER THIS
SECTION VI SHALL BE IN ADDITION TO ANY REMEDIES CHRISTIANA,
WEATHERFORD OR ANY WEATHERFORD INDEMNIFIED PARTY MAY HAVE AT

LAW OR EQUITY.  THERE SHALL BE NO TIME LIMIT AS TO C2'S OF TLC'S
INDEMNIFICATION OBLIGATIONS HEREUNDER.

                  6.5 Indemnity for Certain Environmental Liabilities. It is the intention of the parties that the indemnity provided herein with respect to Environmental Liabilities under CERCLA and corresponding provisions of state law is an agreement expressly not barred by 42 U.S.C. ss. 9607(e)(i) and corresponding provisions of state law.

                  6.6 C2 and TLC Covenants. To assure the performance of the obligations of C2 and TLC under this Agreement, C2 and TLC each hereby covenants and agrees that it will not, and will cause its subsidiaries to not, merge, convert into another entity, engage in a share or interest exchange for a majority of its units or shares, liquidate or transfer, assign or otherwise convey or allocate, directly or indirectly, in one or more transactions, whether or not related, a majority of C2's or TLC's assets (determined in good faith by a board or similar managing body's resolution prior to the transaction on a fair value and consolidated basis) to any Person unless the acquiring Person expressly assumes the obligations of C2 or TLC, as the case may be, hereunder,
(ii) executes and delivers to Christiana and Weatherford an agreement agreeing to be bound by each and every provision of this Agreement as if it were C2 or TLC, as the case may be,and (iii) has a net worth on a pro forma basis after giving effect to the acquisition or business combination equal to or greater than that of C2 or TLC, as the case may be, on a consolidated basis.

7.       Miscellaneous.

                  7.1. Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits thereof. This Agreement may not be amended or supplemented at any time, except by an instrument in writing signed on behalf of each party hereto, provided that this Agreement may be amended only as may be permitted by the laws that govern Weatherford, TLC, Christiana and C2. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not operate or be construed as a waiver of any other condition or subsequent breach. The waiver by any party hereto of any of the conditions precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition so waived.


                  7.2 Arbitration. Any disputes, claims or controversies connected with, arising out of, or related to, this Agreement and the rights and obligations created herein, or the breach, validity, existence or termination hereof, shall be settled by Arbitration to be conducted in accordance with the Commercial Rules of Arbitration of the American Arbitration Association, except as such Commercial Rules may be changed by this Section 7.2. The disputes, claims or controversies shall be decided by three independent arbitrators (that is, arbitrators having no substantial economic or other material relationship with the parties), one to be appointed by TLC and C2 and one to be appointed by Weatherford within fourteen days following the submission of the claim to the parties hereto and the third to be appointed by the two so appointed within five days. Should either party refuse or neglect to join in the timely appointment of the arbitrators, the other party shall be entitled to select both arbitrators. Should the two arbitrators fail timely to appoint a third arbitrator, either party may apply to the Chief Judge of the United States District Court for the Southern District of Texas to make such appointment. The arbitrators shall have ninety days after the selection of the third arbitrator within which to allow discovery, hear evidence and issue their decision or award and shall in good faith attempt to comply with such time limits; provided, however, if two of the three arbitrators believe additional time is necessary to reach a decision, they may notify the parties and extend the time to reach a decision in thirty day increments, but in no event to exceed an additional ninety days. Discovery of evidence shall be conducted expeditiously by the Parties, bearing in mind the parties desire to limit discovery and to expedite the decision or award of the arbitrators at the most reasonable cost and expense of the parties. Judgment upon an award rendered pursuant to such Arbitration may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award, and an order of enforcement, as the case may be. The place of Arbitration shall be Houston, Texas. The decision of the arbitrators, or a majority thereof, made in writing, shall be final and binding upon the parties hereto as to the questions submitted, and each party shall abide by such decision. Notwithstanding the provisions of this Section 7.2, neither party shall be prohibited from seeking injunctive relief pending the completion of any arbitration. The costs and expenses of the arbitration proceeding, including the fees of the arbitrators and all costs and expenses, including legal fees and witness fees, incurred by the prevailing party, shall be borne by the losing party.

                  Solely for purposes of injunctive relief, orders in aid of arbitration and entry of the arbitrator's award:

                  (a) each of the parties hereto irrevocably consents to the non-exclusive jurisdiction of, and venue in, any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas in any suit, action or proceeding seeking injunctive relief, arising out of or relating to this Agreement or any of the other agreements contemplated hereby and any other court in which a matter that may result in a claim for indemnification hereunder by an Weatherford Indemnified Party may be brought with respect to any claim for indemnification by an Weatherford Indemnified Party;


                  (b) each of the parties hereto waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding seeking injunctive relief, orders in aid of arbitration or entry of an arbitration arising out of or relating to this Agreement or any of the other agreements contemplated hereby brought in any state court located in Harris County, Texas or any federal court sitting in the Southern District of Texas or any other court in which a matter that may result in a claim for indemnification hereunder by an Weatherford Indemnified Party may be brought with respect to any claim for indemnification by an Weatherford Indemnified Party, and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and

                  (c) each of the parties hereto irrevocably designates, appoints and empowers CT Corporation System, Inc. and any successor thereto as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any suit, action or proceeding arising out of or relating to this Agreement or any of the other agreements contemplated hereby.

                  7.3. Assignment. This Agreement shall inure to the benefit of and will be binding upon the parties hereto and their respective legal representatives, successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than TLC, C2, Christiana, Weatherford, and the Weatherford Indemnified Parties any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                  7.4. Notices. All notices, requests, demands, claims and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if (i) delivered in Person or by courier, (ii) sent by telecopy or facsimile transmission, answer back requested, or (iii) mailed, certified first class mail, postage prepaid, return receipt requested, to the parties hereto at the following addresses:

                  if to Weatherford:

                  Weatherford, Inc.
                  5 Post Oak Park, Suite 1760
                  Houston, Texas 77027
                  Attn: Curtis W. Huff
                  Facsimile: (713) 297-8488

                  with a copy to:

                  Fulbright & Jaworski, L.L.P.
                  1301 McKinney, Suite 5100
                  Houston, Texas 77010-3095
                  Attn: Charles L. Stauss
                  Facsimile: (713) 651-5246

                  if to TLC:

                  Total Logistic Control, LLC
                  Suite 1200
                  700 N. Water Street
                  Milwaukee, Wisconsin 53202
                  Attn:  William T. Donovan
                  Facsimile:  (414) 291-9061


                  with a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin 53202
                  Attn: Joseph B. Tyson, Jr.
                  Facsimile:  (414) 297-4900
                  if to Christiana:

                  5 Post Oak Park, Suite 1760
                  Houston, Texas  77027
                  Attn: Curtis W. Huff
                  Facsimile:  (713) 297-8488

                  with a copy to:

                  Fulbright & Jaworski, L.L.P.
                  1301 McKinney, Suite 5100
                  Houston, Texas 77010-3095
                  Attn: Charles L. Strauss
                  Facsimile: (713) 651-5246

                  if to C2:

                  Suite 1200
                  700 N. Water Street
                  Milwaukee, Wisconsin 53202
                  Attn:  William T. Donovan
                  Facsimile:  (414) 291-9061

                  with a copy to:

                  Foley & Lardner
                  777 East Wisconsin Avenue
                  Milwaukee, Wisconsin 53202
                  Attn: Joseph B. Tyson, Jr.
                  Facsimile: (414) 297-4900

or to such other address as any party shall have furnished to the other by notice given in accordance with this Section 7.4. Such notices shall be effective, (i) if delivered in Person or by courier, upon actual receipt by the intended recipient, (ii) if sent by telecopy or facsimile transmission, when the answer back is received, or (iii) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

                  7.5. Governing Law. All questions arising out of this Agreement and the rights and obligations created herein, or its validity, existence, interpretation, performance or breach shall by governed by the laws of the State of Texas without regard to conflict of laws principles.

                  7.6. Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

                  7.7.   Counterparts.   This   Agreement  may  be  executed  in
counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

                  7.8. Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

                  7.9. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both oral and written, among the parties or any of them, with respect to the subject matter hereof.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                         WEATHERFORD INTERNATIONAL, INC.
                                         ("Weatherford")


                                         By     /s/BERNARD J. DUROC-DANNER
                                                Name:   Bernard J. Duroc-Danner
                                                Title:  President

                                         TOTAL LOGISTIC CONTROL, LLC
                                          ("TLC")


                                         By     /s/ WILLIAM T. DONOVAN
                                                Name:   William T. Donovan
                                                Title:  Vice President

                                         CHRISTIANA COMPANIES, INC.
                                         ("Christiana")


                                         By     /s/ WILLIAM T. DONOVAN
                                                Name:   William T. Donovan
                                                Title:  President

                                         C2, INC.
                                         ("C2")


                                         By     /s/ WILLIAM T. DONOVAN
                                                Name:   William T. Donovan
                                                Title:  President

                                                                         ANNEX B










                           TOTAL LOGISTIC CONTROL, LLC



                           FIRST AMENDED AND RESTATED

                               OPERATING AGREEMENT





                               ____________, 1998

                                TABLE OF CONTENTS

                                                                            Page

1.       FORMATION
         1.1      Definitions..................................................1
         1.2      Formation; Name..............................................1
         1.3      Purposes.....................................................1
         1.4      Registered and Principal Offices.............................2
         1.5      Term.........................................................2
         1.6      Foreign Qualification........................................2
         1.7      No State Law Partnership.....................................2
         1.8      Partnership Classification...................................2

2.       MEMBERS
         2.1      Members......................................................2
         2.2      Admission of Additional Members..............................2

3.       CAPITAL CONTRIBUTIONS
         3.1      Capital Contributions by Members.............................3
         3.2      Purchase of Units by C2, Inc.................................3
         3.3      Loans to the Company.........................................3
         3.4      Withdrawal and Return of Contributions.......................3
         3.5      Interest on Contributions....................................3
         3.6      Limitation on Member's Deficit Make-up.......................3
         3.7      Capital Accounts.............................................3
         3.8      Units........................................................4

4.       ALLOCATIONS
         4.1      Profits and Losses...........................................4
         4.2      Tax Allocations..............................................4
         4.3      Construction.................................................5

5.       DISTRIBUTIONS
         5.1      Current Tax Distributions....................................5
         5.2      Other Distributions..........................................5
         5.3      Amounts Withheld.............................................5
         5.4      Distribution Restrictions....................................6


                                       (i)

6.       MANAGEMENT
         6.1      Voting and Decisions........................................ 6
         6.2      Restriction on Transactions................................. 6
         6.3      Regular Meetings............................................ 7
         6.4      Special Meetings............................................ 7
         6.5      Quorum...................................................... 7
         6.6      Notice...................................................... 7
         6.7      Manner of Acting............................................ 8
         6.8      Vacancies................................................... 8
         6.9      Presumption of Assent....................................... 8
         6.10     Resignation of Manager...................................... 8
         6.11     Action Without Meeting...................................... 8
         6.12     Telephonic Meetings......................................... 8
         6.13     Reliance by Third Parties................................... 9
         6.14     Filing of Documents......................................... 9
         6.15     Limitation on Liability; Indemnification.................... 9
         6.16     Delegation to Members or Representatives of Members......... 9
         6.17     Time Devoted to Business....................................11
         6.18     Compensation of Members and Officers........................11

7.       ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS
         AND DISASSOCIATION
         7.1      Assignment and Transfer.....................................11
         7.2      Disassociation..............................................13
         7.3      Restraining Order...........................................13

8.       DISSOLUTION AND WINDING UP
         8.1      Dissolution.................................................13
         8.2      Winding Up and Liquidation..................................14
         8.3      Compliance With Timing Requirements of Regulations..........14

9.       BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS
         9.1      Books and Records...........................................14
         9.2      Fiscal Year and Method of Accounting........................15
         9.3      Reports and Statements......................................15
         9.4      Tax Elections...............................................15
         9.5      Tax Matters Partner.........................................15


                                      (ii)

10.      MISCELLANEOUS
         10.1     Amendments..................................................16
         10.2     Bank Accounts...............................................16
         10.3     Binding Effect..............................................16
         10.4     Rules of Construction.......................................16
         10.5     Choice of Law and Severability..............................16
         10.6     Counterparts................................................16
         10.7     Entire Agreement............................................16
         10.8     Last Day for Performance Other Than a Business Day..........16
         10.9     Notices.....................................................17
         10.10    Title to Property; No Partition.............................17

11.      GLOSSARY.............................................................17

                                      (iii)

                           TOTAL LOGISTIC CONTROL, LLC

                           FIRST AMENDED AND RESTATED
                               OPERATING AGREEMENT

          THIS FIRST AMENDED AND RESTATED OPERATING AGREEMENT (this "Operating Agreement") is effective as of the [____] day of _________, 1997, between CHRISTIANA COMPANIES, INC., a Wisconsin corporation, and C2, INC., a Wisconsin corporation (individually, "Member", and collectively, the "Members").


                              W I T N E S S E T H :

          WHEREAS, Christiana Companies, Inc. has formed a limited liability company known as Total Logistic Control, LLC (the "Company"), by causing the filing of a Certificate of Organization (the "Certificate") pursuant to the Act;

          WHEREAS, C2, Inc. desires to acquire an interest in the Company and Christiana Companies, Inc. desires to sell a portion of its interest to C2, Inc. pursuant to the terms and conditions of that certain Purchase Agreement by and among Weatherford International, Inc., a Delaware corporation, Christiana Acquisition Co., a Wisconsin corporation, Christiana Companies, Inc., a Wisconsin corporation, and C2, Inc., a Wisconsin corporation, dated December 12, 1997 as amended by Amendment No. 1 dated May 26, 1998 and Amendment No. 2 dated October __, 1998 (the "Purchase Agreement").

          WHEREAS, the parties hereto desire to set forth in full all of the terms and conditions of their agreements and understandings in this Operating Agreement;

          NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

1.       FORMATION

          1.1 Definitions. Capitalized terms used in this Operating Agreement shall have the meanings set forth in the text of this Operating Agreement in the Glossary contained in Article XI.

          1.2 Formation; Name. Christiana Companies, Inc. formed the Company as a limited liability company pursuant to the Act by causing, on June 13, 1997, the Certificate to be filed with the Delaware Secretary of State, which shall constitute notice that the Company is a limited liability company. The Company's name shall be Total Logistic Control, LLC.

          1.3 Purposes. The purposes of the Company shall be to engage in any and all general business activities permissible under the Act.

          1.4 Registered and Principal Offices. The registered office of the Company shall initially be located at 1209 Orange Street, Wilmington (County of New Castle), Delaware, 19801. The registered agent of the Company shall be the Corporation Trust Company, whose address is the same as that of the registered office. The principal office of the Company shall be located at 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202. The Board of Managers may establish additional offices or may relocate the principal or registered offices.

          1.5 Term. The Company's term officially began on June 13, 1997, and shall continue until terminated by operation of law or by some provision of this Operating Agreement.

          1.6 Foreign Qualification. Prior to the Company's conducting business in any jurisdiction other than Delaware, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction. Each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

          1.7 No State Law Partnership. The Members intend that the Company be operated in a manner consistent with its treatment as a partnership for federal and state income tax purposes and not be operated or treated as a "partnership" (including, without limitation, a limited partnership or joint venture) for any other purpose, including, but not limited to, Section 303 of the Federal Bankruptcy Code, and this Operating Agreement shall not be construed to suggest otherwise. No Member shall take any action inconsistent with the express intent of the parties hereto as set forth herein.

          1.8 Partnership Classification. The Members hereby agree that the Company shall not be operated or treated as an "association" taxed as a corporation under the Code and that no election shall be made under the Treasury Regulations by the Members, the Members or any officer to treat the Company as an "association" taxable as a corporation without the prior unanimous written consent of the Members.

2.       MEMBERS

          2.1 Members. The names and business addresses of the Members of the Company are set forth on Exhibit A hereto.

          2.2 Admission of Additional Members. Additional members may be admitted to the Company only with Member Approval.

3.       CAPITAL CONTRIBUTIONS

         3.1      Capital Contributions by Members.

                  (i) Initial Capital Contributions. The initial capital contribution made by Christiana Companies, Inc. to the Company in exchange for its 100% percentage interest in the Company is set forth on Exhibit C to this Operating Agreement of Total Logistic Control, LLC dated June 13, 1997. Christiana Companies, Inc.'s 100% percentage interest is hereby restated as 1,000 Units in the Company.

                  (ii) Additional Capital Contributions. No additional capital contributions to the Company shall be required. Additional capital contributions to the Company may be made with Manager Approval. No additional Units in the Company may be issued without prior Member Approval.

         3.2 Purchase of Units by C2, Inc. Pursuant to the terms and conditions of the Purchase Agreement, C2, Inc. purchased 666.667 of the Units in the Company held by Christiana Companies, Inc. Immediately following such purchase, each Member holds the number of Units in the Company set forth on Exhibit A hereto.

         3.3 Loans to the Company. Except as set forth in this Operating Agreement, no Member shall make a loan to the Company without Manager Approval.

         3.4 Withdrawal and Return of Contributions. No Member shall be entitled to withdraw or to the return of its capital contributions. No Member shall have the right to demand and receive property other than cash in return for its contributions, except that upon dissolution, the Members shall be entitled to share in the distribution of the remaining assets of the Company in accordance with Article VIII of this Operating Agreement.

         3.5 Interest on Contributions. Capital contributions to the Company shall not earn interest.

         3.6 Limitation on Member's Deficit Make-up. The Members shall have no obligation to restore any deficit in their Capital Accounts.

         3.7      Capital Accounts.

               (i) Maintenance of Capital Accounts. A separate Capital Account shall be maintained and adjusted for each Member on the books and records of the Company in accordance with the Code and the Treasury Regulations. The initial balance of each Member's Capital Account shall be the amount of its initial contribution to the Company.

                   (a) Transfers. In the event any interest in the Company is transferred in accordance with the terms of this Operating Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

                   (b) Revaluation. In the event the Values of Company assets are adjusted pursuant to the definition of the term "Value" in Article XI hereof, the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustment as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment, and such adjustment shall be allocated to the Members in accordance with Article IV hereof.

                   (c) Interpretation. The manner in which Capital Accounts are to be maintained pursuant to this Section 3.07 is intended to and shall be construed so as to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

         3.8 Units. The membership interests in the Company shall be divided into Units. Except as set forth herein, each Unit shall have identical preferences, limitations, and other relative rights.

4.       ALLOCATIONS

         4.1 Profits and Losses. Except as otherwise provided in Section 4.02 hereof, Profits and Losses shall be allocated among the Members in proportion to the number of Units held by such Members.

         4.2      Tax Allocations.

               (i) Capital Contributions. In accordance with section 704(c) of the Code and the Treasury Regulations under that section, income, gain, loss, and deduction with respect to any capital contribution shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the capital contribution for federal income tax purposes and its initial Value.

               (ii) Adjustment of Value. If the Value of any Company asset is adjusted, subsequent allocations of income, gain, loss, and deduction with respect to the asset shall take account of any variation between the asset's adjusted basis for federal income tax purposes and its Value as so adjusted in the same manner as under section 704(c) of the Code and the Treasury Regulations under that section.

               (iii) Elections. Any elections or other decisions relating to the allocations shall be made by the Board of Managers in any manner that reasonably reflects the purpose and intent of this Operating Agreement. Allocations pursuant to this Section 4.02 are solely for purposes of national, state and local taxes and shall not affect, or in any way be taken into account in computing, any Capital Account or share of Profits and Losses, other items, or Distributions pursuant to any provision of this Operating Agreement.

               (iv) Determination of Allocable Amounts. For purposes of determining the Profits and Losses, or any other items of income, gain, loss, or deduction allocable to any fiscal period, Profits and Losses, and any other such items shall be determined on a daily, monthly, or other basis, as determined by the Board of Managers using any permissible method under section 706 of the Code and the Treasury Regulations under that section.

               (v) Income Tax Consequences. The Members are aware of the income tax consequences of the allocations made by this Article IV and agree to be bound by the provisions of this Article IV in reporting their shares of income, gain, loss, and deductions for income tax purposes.

         4.3 Construction. The provisions of this Article IV (and other related provisions in this Operating Agreement) pertaining to the allocation of items of Company income, gain, loss, deductions, and credits shall be interpreted consistently with the Treasury Regulations, and to the extent unintentionally inconsistent with such Treasury Regulations, shall be deemed to be modified to the extent necessary to make such provisions consistent with the Treasury Regulations.

5.       DISTRIBUTIONS

         5.1 Current Tax Distributions. To the extent permitted by law and consistent with the Company's obligations to its creditors, the Company shall make distributions ("Tax Distributions") in accordance with this Section 5.01 on or before April 15, June 15, September 15 and December 15 of each year. The aggregate amount of the Tax Distribution made with respect to a given date shall be the product of (1) the Company's estimated federal taxable income (computed without taking into account any asset change in value due to the Purchase Agreement for the calendar quarter that includes such date, multiplied by (2) the sum of (i) the highest corporate federal income tax rate as stated in the Internal Revenue Code, plus (ii) the highest corporate Wisconsin income tax rate as stated in Wisconsin law, minus (iii) the product of (i) and (ii). The aggregate amount of each Tax Distribution shall be distributed to the Members in proportion to the number of Units held by such Members.

         5.2 Other Distributions. At such times and in such form as may be determined by Member Approval, distributions (in addition to the distributions described in Sections 5.01 and 5.03) shall be made to the Members in proportion to the number of Units held by each such Member.

         5.3 Amounts Withheld. All amounts withheld pursuant to the Code or any provision of any state or local tax law with respect to any payment or distribution to the Members shall be treated as amounts distributed to the Members pursuant to this Article V for all purposes under this Operating Agreement.

         5.4 Distribution Restrictions. The Company shall make no distribution if, and to the extent, that after such distribution, the Company would not be able to pay its debts as they become due in the usual course of business, or the fair value of the Company's total assets would be less than the sum of its total liabilities.

6.       MANAGEMENT

         6.1 Voting and Decisions. Subject to the provisions of Section 6.02, the management of the Company shall be vested in a Board of Managers. The initial Board of Managers shall consist of six Managers. Each Manager shall be elected by the vote or written consent of the Members owning at least a majority of the Units in the Company provided, however, that Christiana Companies, Inc. and C2, Inc. shall at all times each be entitled to elect, without the consent of any other Member, a number of Managers that is proportionate to the number of Units in the Company held by Christiana Companies, Inc. and C2, Inc., respectively.

         6.2 Restriction on Transactions. The following actions shall require Member Approval:

               (i) The authorization or issuance of additional Units except for the issuance of up to 101 Units to Company management for management incentive options with five year cliff vesting;

               (ii) The authorization or payment of any distribution with respect to Units, except for payment of any distribution that is necessary for C2, Inc. to fulfill its obligation with respect to Section 5.2 of the Purchase Agreement;

               (iii) The direct or indirect purchase or acquisition by the Company or any Subsidiary of the Company of Units;

               (iv) The approval of any merger, consolidation or other similar transaction involving the Company or any subsidiary of the Company or sale of all or substantially all of the operating assets of the Company or any subsidiary of the Company in one or more transactions;

               (v) The creation of any new direct or indirect Subsidiary of the Company;

               (vi) The making of any tax election;

               (vii) The liquidation or dissolution of the Company or any Subsidiary of the Company;

               (viii) Any transaction between the Company or any Subsidiary of the Company and any affiliate of a Member (other than a transaction between the Company and a Subsidiary of the Company);

               (ix) The payment of any compensation to any Member or any affiliate of a Member or the entering into any employee benefit plan or compensatory arrangement with or for the benefit of any Member or affiliate of any Member except as permitted under Section 6.18;

               (x) Any amendment to this Operating Agreement or the Certificate; and

               (xi) Any other matter for which Member Approval is required under the Act.

         6.3 Regular Meetings. A regular meeting of the Managers shall be held without other notice other than this Operating Agreement at such time and place as the Board of Managers shall determine. The Board of Managers may provide, by resolution, the time and place, either within or without the State of Delaware, for the holding of additional regular meetings without other notice than such resolution. An annual meeting of Members shall be held without notice other than this Operating Agreement immediately following the annual meetings of Managers.

         6.4 Special Meetings. Special meetings of the Board of Managers or Members may be called at the request of any two Managers or any Member. The person or persons authorized to call special meetings of the Board of Managers may fix any place, either within our without the State of Delaware, as the place for holding any special meeting of the Board of Managers called by them.

         6.5      Quorum.

               (i) Managers. A majority of the number of Managers shall constitute a quorum for the transaction of business at any meeting of the Board of Managers, but if less than such majority is present at a meeting, a majority of the Board of Managers or Members present may adjourn the meeting from time to time without further notice.

               (ii) Members. All Members shall be required to be present to constitute a quorum for the transaction of business of a meeting of the Members. A Member may not unreasonably fail to attend a meeting of Members where such failure would cause irreparable damage to the Company, its business or its assets.

         6.6 Notice. Notice of any special meeting shall be given at least five business days prior thereto by written notice delivered personally or mailed to each Manager at his business address, or by telegram; provided, however, telephonic meetings may be called on only two business days' notice. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, so addressed, with postage thereon prepaid. If notice is given by telegram, such notice shall be deemed to be delivered when the telegram is delivered to the telegraph company. Any Manager or Member may waive notice of any meeting. The attendance of a Manager or Member at a meeting shall constitute a waiver of notice of such meeting, except where a Manager or Member attends a meeting for the express purpose of objecting to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Managers need be specified in the notice or waiver of notice of such meeting.

         6.7 Manner of Acting. The act of the majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers ("Manager Approval").

         6.8 Vacancies. Subject to the provisions of Section 6.01 hereof, any vacancy occurring in the Board of Managers shall be filled by the affirmative vote of a majority of the remaining Managers through less than a quorum of the Board of Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

         6.9 Presumption of Assent. A Manager of the Company who is present at a meeting of the Board of Managers at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless such Manager's dissent shall be entered into the minutes of the meeting or unless such Manager shall file his or her written dissent to such action with the person acting as the secretary of the meeting before the adjournment thereof or shall forward such dissent by registered mail to the secretary of the Company immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Manager who voted in favor of such action.

         6.10 Resignation of Manager. A Manager may resign from his or her position as a Manager at any time by notice to the Board of Managers. Such resignation shall become effective as set forth in such notice.

         6.11 Action Without Meeting. Any action required or permitted by this Operating Agreement or by law to be taken at a meeting of the Board of Managers or by the Members may be taken without a meeting if a written consent or consents, describing the action so taken, is signed by all of the Managers or Members, respectively, entitled to vote with respect to the subject matter thereof and delivered to the Company for inclusion in the Company's records.

         6.12 Telephonic Meetings. Except as herein provided and notwithstanding any place set forth in the notice of the meeting or this Operating Agreement, Members, Board of Managers and any committees thereof may participate in regular or special meetings by, or through the use of, any means of communication by which (a) all participants may simultaneously hear each other, such as by conference telephone, or (b) all communication is immediately transmitted to each participant, and each participant can immediately send messages to all other participants. If a meeting is conducted by such means, then at the commencement of such meeting, the presiding person shall inform the participating Managers and Members that a meeting is taking place at which official business may be transacted. Any participants in a meeting by such means shall be deemed present in person at such meeting. Notwithstanding the foregoing, no action may be taken at any meeting held by such means on any particular matter, which the presiding person determines, in his or her sole discretion, to be inappropriate under the circumstances for action at a meeting held by such means. Such determination shall be made and announced in advance of such meeting.

         6.13 Reliance by Third Parties. Any person dealing with the Company, other than a Member, may rely on the authority of the Board of Managers and any officer of the Company in taking any action that is in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance therewith. Every instrument purporting to be the action of the Company and executed by the Board of Managers or any officer of the Company shall be conclusive evidence in favor of any person relying thereon or claiming thereunder that, at the time of delivery thereof, this Operating Agreement was in full force and effect and that the execution and delivery of that instrument is duly authorized by the Company.

         6.14 Filing of Documents. The Board of Managers shall file or cause to be filed all certificates or documents as may be determined by the Board of Managers to be necessary or appropriate for the formation, continuation, qualification, and operation of a limited liability company in the State of Delaware and any other state in which the Company may elect to do business. To the extent that the Board of Managers determines the action to be necessary or appropriate, the Board of Managers shall do all things to maintain the Company as a limited liability company under the laws of the State of Delaware and any other state in which the Company may elect to do business.

         6.15 Limitation on Liability; Indemnification. No Manager, Member or officer of the Company shall be liable, responsible, or accountable in damages or otherwise to the Members or the Company for any act or omission in connection with the business of the Company if the officer acted (i) in good faith and in a manner he or she reasonably believed to be within the scope of the authority granted to him or her by this Operating Agreement and (ii) in the best interests, or not opposed to the best interests, of the Company; provided that the Manager or officer shall not be relieved from liability for any claim, issue or matter as to which the officer shall have been finally adjudicated to have committed fraud or willful misconduct. Subject to this limitation in the case of such adjudication of liability, the Company shall indemnify the Managers, to the fullest extent permitted under the Act, against any losses, judgements, liabilities, and expenses (including, without limitation, reasonable attorney's fees) incurred by reason of any act or omission in connection with the business of the Company.

         6.16 Delegation to Members or Representatives of Members. The Board of Managers may, from time to time, fill the offices of president, vice president, secretary and treasurer. The Board of Managers may appoint such other officers and assistant officers as they deem necessary. Unless the Board of Managers decide otherwise, if the title is one commonly used for officers of a business corporation, the assignment of such title shall constitute the delegation of the authority and duties that are normally associated with that office, as set forth below, subject to any specific delegation of authority and duties made pursuant to the first sentence of this Section 6.16. Any number of titles may be held by the same person. Any delegation pursuant to this Section 6.16 may be revoked at any time by the Board of Managers.

Any person so delegated under this Section 6.16 shall not be considered a "manager" as defined in Section 18.101(10) of the Act.

               (i) President. The President shall be the principal executive officer of the Company and, subject to the direction of the Board of Managers, shall in general supervise and control the day-to-day operations of the Company. The President shall preside at all meetings of the Board of Managers. He or she shall have authority, subject to the terms of this Operating Agreement and such rules as may be prescribed by the Board of Managers, to appoint such agents and employees of the Company as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. He or she shall have authority to sign, execute, and acknowledge, on behalf of the Company, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports, and all other documents or instruments necessary or proper to be executed in the course of the Company's regular business, or which shall be authorized by resolution of the Board of Managers or Members; and except as otherwise provided by the Board of Managers, he or she may authorize any Vice President or other officer or agent of the Corporation to sign, execute, and acknowledge such documents or instruments in his or her place and stead. In general, he or she shall perform all duties incident to the office of the President and such other duties as may be prescribed by the Board of Managers from time to time.

               (ii) The Vice President. In the absence of the President or in the event of the President's death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, the Vice President (or in the event there be more than one vice President, the Vice Presidents in the order designated by the Board of Managers, or in the absence of any designation, then in the order of their election or appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Managers. The execution of any instrument of the Company by any Vice President shall be conclusive evidence, as to third parties, of his or her authority to act in the stead of the President.

               (iii) The Secretary. The Secretary shall (i) keep minutes of the meetings of the Members and the Board of Managers (and of committees thereof) in one or more books provided for that purpose (including records of actions taken by the Members and the Board of Managers); (ii) see that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by the Act; (iii) be custodian of the corporate records; (iv) maintain a record of the Members of the Company, in a form that conforms to the requirements of the Act; and (v) in general perform all duties incidental to the office of Secretary and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

               (iv) The Treasurer. The Treasurer shall (i) have charge and custody of and be responsible for all funds and securities of the Company; (ii) maintain appropriate accounting records; (iii) receive and give receipt for monies due and payable to the Company from any source whatsoever, and deposit all such monies in the name of the Company in such banks, trust companies, or other depositories as shall be selected in accordance with the provisions of this Operating Agreement; and (iv) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned by the President.

         6.17 Time Devoted to Business. The Members and the Managers shall not be required to devote their full time and efforts to the Company, but only so much of their time and efforts as is reasonably necessary to perform their duties and responsibilities to the Company.

         6.18 Compensation of Members and Officers. The Board of Managers may authorize the Company to pay the officers (other than those affiliated with Lubar & Co., Incorporated) any reasonable fees or other compensation for their services. C2 shall be paid an annual management fee of $250,000.

7.       ASSIGNMENT, TRANSFER AND REPURCHASE OF MEMBER'S UNITS AND
         DISASSOCIATION

         7.1      Assignment and Transfer.

               (i) General Restrictions on Transfers. Except as otherwise provided herein, a Member may not Transfer any Unit without the prior written consent of the Board of Managers. Any Transfer, attempted Transfer, or purported Transfer in violation of this Operating Agreement's terms and conditions shall be null and void. Notwithstanding the foregoing, C2, Inc. may pledge and assign its interest to Christiana and Christiana may effect a Transfer of C2, Inc.'s Units pursuant to any action taken with respect to any security interest granted to it by C2, Inc. Christiana may also transfer its Units without consent of the Board of Managers if the transferee is an affiliate of Christiana or C2, Inc. and such party agrees in writing to be bound by the provisions of this Operating Agreement. At any time after the fifth anniversary of the date of this Operating Agreement, Christiana may transfer any or all of its Units in the Company to any person without the prior consent of the Board of Managers, provided, however, that in order to effect any such Transfer, Christiana must provide C2, Inc. with a copy of the terms of the proposed transfer (the "Transfer Notice"). C2, Inc. shall have a right of first refusal to purchase such Units for the same price and on the same terms set forth in the Transfer Notice. Such right shall be exercised by C2, Inc. sending an appropriate notice to Christiana within 60 days after receipt of the Transfer Notice. The closing shall then be held 30 days after C2, Inc. sends its notice to Christiana.

               (ii) Involuntary Transfer.

                   (a) Notice of Involuntary Transfer. In the event of an Involuntary Transfer of a Unit, the Transferor or the Involuntary Transferee shall immediately deliver a Notice of Involuntary Transfer to the Company. During the 90-day period beginning on the earlier of (i) the date of receipt by the Company of the Notice of Involuntary Transfer or (ii) the date that the Company provides a notice to the Involuntary Transferee and the Members that the Company is aware of the Involuntary Transfer, the Company shall have the option to purchase the Units that are subject to the Involuntary Transfer. The purchase price shall be an amount equal to the book value attributable to those Units, as determined by the Company's accountants, calculated as of the last day of the calendar quarter immediately preceding the date of the Involuntary Transfer. The purchase price shall be payable pursuant to the terms of payment set forth in the applicable provisions of Section 7.01(e) below. Notwithstanding the foregoing, in the case of a Member that is an entity, the option described above in this Section 7.01(b) shall not apply with respect to an Involuntary Transfer of Units resulting from a merger of such Member into another entity if the proportionate interest owned by each person who owns, directly or indirectly, an ownership interest in such other entity immediately after the merger is substantially the same as the proportionate interest owned, directly or indirectly, by such person in the Member immediately before the merger.

                   (b) Acceptance of Offer. The Company shall exercise any such option by delivering a written notice to the Transferor (if the Transferor is still in existence) and the Involuntary Transferee within such 90-day period, which notice shall specify a closing date, occurring within 30 days after the end of such 90-day period, for the purchase by the Company.

                   (c) Status of Involuntary Transferee. Regardless of whether the Company exercises such option or closes such purchase, the Involuntary Transferee shall not be considered to be a Member, for any period of time, as a result of the Involuntary Transfer (and the rights of the Involuntary Transferee shall be as described in Section 7.01(c)), unless all the Nontransferring Members have delivered (within such 90-day period) their written consent, which consent may be withheld in the sole and absolute discretion of the Nontransferring Members, to treating the Involuntary Transferee as a Member.

               (iii) Effect of Transfers. Until an Involuntary Transferee is considered a Member, if ever, pursuant to the applicable provisions of this
Article VII, the Units transferred to an Involuntary Transferee shall be considered in all respects as Units held by the Transferor for purposes of this Operating Agreement except for those provisions relating to the economic rights associated with such Units, the nonmanagement provisions of which will apply to the Involuntary Transferee as though the Involuntary Transferee held the Units. Except as otherwise provided in this Operating Agreement, any actions that a Member takes or would be entitled to take with respect to Units, including, without limitation, votes, consents, offers, sales, purchases, options, or other deeds taken pursuant to this Operating Agreement, shall be taken by the Member for its Involuntary Transferees with respect to the Units held by those Involuntary Transferees. This Section 7.01(c) shall constitute an irrevocable and absolute proxy and power of attorney granted by each Involuntary Transferee to its Transferor to (1) take such actions on behalf of the Involuntary Transferee without any further deed than the taking of the action by the Member, and (2) sign any document or instrument evidencing such action for or on behalf of the Involuntary Transferee relating to the Units held by the Involuntary Transferee.

               (iv) Time and Place of Closing. Except as otherwise agreed by the Company, the closing of any Involuntary Transfer (or purchase by the Company) pursuant to this Article VII shall occur at the Company's principal office on such day as the Company shall select pursuant to the provisions of this Article
VII. The Company shall notify the Transferor and the Involuntary Transferee in writing of the exact date and time of closing at least 10 days before the closing date.

               (v) Transfer and Payment of Purchase Price. At the closing, the Transferor shall deliver the Units that are subject to the Involuntary Transfer (or purchase or redemption by the Company) free and clear of any liens, security interests, encumbrances, charges, or other restrictions (other than those created pursuant to this Operating Agreement), together with all such instruments or documents of conveyance as shall be reasonably required. If not otherwise provided pursuant to this Section 7.01 and the Notice of Involuntary Transfer, or otherwise agreed, the price for any Units to be purchased or redeemed by the Company shall be paid by certified or bank cashier's check.

         7.2 Disassociation. A person ceases to be a Member of the Company upon the occurrence of, and at the time of, any event of disassociation defined under the Act.

         7.3 Restraining Order. In the event that any Member shall at any time Transfer or attempt to Transfer its Units in violation of the provisions of this Operating Agreement and any rights hereby granted, then the other Members and the Company shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such Transfer, and the offending Member shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach of the violation of the provisions concerning transfer set forth in this Operating Agreement.

8.       DISSOLUTION AND WINDING UP

         8.1 Dissolution. The Company shall be dissolved upon the happening of any of the following:

               (i) By Member Approval to dissolve the Company;

               (ii) The Company being adjudicated insolvent or bankrupt; or

               (iii) Entry of a decree of judicial dissolution.

         8.2 Winding Up and Liquidation. Upon a dissolution of the Company, the Members shall by Member Approval select a liquidator (the "Liquidator"). The Liquidator shall liquidate as much of the Company's assets in its discretion, and shall do so as promptly as is consistent with obtaining fair value for them, and shall apply and distribute the assets of the Company in accordance with the following:

               (i) First, to the payment and discharge of all of the Company's debts and liabilities to creditors of the Company regardless of whether they are Members, including, without limitation, the unpaid principal balance (and any interest thereon) of any loan made by a Member; and

               (ii) Second, to the Members in accordance with their Capital
Accounts,   after  giving  effect  to  all   contributions,   distributions  and
allocations for all periods.

         8.3 Compliance With Timing Requirements of Regulations. In the event the Company is "liquidated" within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations, distributions shall be made pursuant to this
Article IX by the end of the fiscal year in which such liquidation occurs, or if later, within ninety (90) days of such liquidation. Distributions pursuant to the preceding sentence may be distributed to a trust established for the benefit of the Members for the purposes of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company or of the Members arising out of or in connection with the Company. The assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Members in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members pursuant to this Operating Agreement; provided, however, such trust may only be created if the Company has received an opinion from counsel, which is generally recognized as being capable and qualified in the area of federal income taxation, that such trust will not be classified as an association which would be taxed as a corporation for federal income tax purposes.

9.       BOOKS, REPORTS, ACCOUNTING, AND TAX ELECTIONS

         9.1 Books and Records. The Company shall maintain or cause to be maintained at the Company's principal place of business, complete and accurate books and records with respect to all Company business and transactions. Such books and records shall be at all times during normal business hours open to inspection by any Member. At a minimum, the Company shall keep the following books and records at the principal place of business of the Company: (a) a list of the full name(s) and last known business address(es) of each current and former Member in alphabetical order, setting forth the date on which such person became a Member and the date, if applicable, on which the person ceased to be a Member; (b) a copy of the Articles of Organization and all certificates of amendment, together with executed copies of any powers of attorney pursuant to which any certificate has been executed; (c) a copy of this Operating Agreement and all amendments thereto, including any prior Operating Agreements no longer in effect; (d) copies of the Company's federal, state, and local income tax returns and reports for the seven (7) most recent years; (e) copies of any effective written Company agreements and of any financial statements of the Company for the seven (7) most recent years; (f) all such other records as may be required by law; and (g) full and true books of account.

         9.2 Fiscal Year and Method of Accounting. The Company's fiscal year for both tax and financial reporting purposes shall be the calendar year. The method of accounting for both tax and financial reporting purposes shall be the cash method, unless otherwise required for tax purposes or if the Board of Managers determine that there would be a significant advantage to the Company if different methods were followed.

         9.3      Reports and Statements.

               (i) Annual Tax Reports. Within ninety (90) days of the end of each fiscal year of the Company, the Company shall deliver to the Members such information as shall be necessary for the preparation by the Members of their federal, state, and local income and other tax returns.

               (ii) Annual Financial Reports. Within ninety (90) days after the end of each fiscal year of the Company, the Company shall deliver to the Members unaudited financial statements of the Company for the just completed fiscal year, prepared at the expense of the Company, which financial statements shall set forth, as of the end of and for the preceding fiscal year, the following:

                   (a) A profit and loss statement and a balance sheet of the Company;

                   (b) Members' equity and changes in financial position; and

                   (c) The balances in the Capital Accounts of each Member.

         9.4      Tax Elections.

               (i) General. The Members shall have the sole authority through Member Approval to make or revoke any elections on behalf of the Company for tax purposes.

               (ii) Section 754 Election. In the event of a transfer of all or part of the interest of a Member in the Company, at the request of the transferee, the Board of Managers may, in its sole discretion, cause the Company to elect, pursuant to Code Section 754, or the corresponding provision of subsequent law, to adjust the basis of the Company property as provided by Code Sections 734 and 743 provided, however, such election shall be made effective as of the Closing of the transactions contemplated by the Purchase Agreement.

         9.5 Tax Matters Partner. ___________________ is designated as the "tax matters partner" of the Company, as provided in regulations pursuant to Code
Section 6231 and to perform such duties as are required or appropriate thereunder.

10.      MISCELLANEOUS

         10.1 Amendments. Except as provided in Section 10.05 hereof, amendments to this Operating Agreement shall be undertaken and effective only with Member Approval.

         10.2 Bank Accounts. Company funds shall be deposited in the name of the Company in accounts designated by the Board of Managers and withdrawals shall be made only by persons duly authorized by the Board of Managers.

         10.3 Binding Effect. Except as provided to the contrary, the terms and provisions of this Operating Agreement shall be binding upon and shall inure to the benefit of all the Members, their personal representatives, heirs, successors, and assigns.

         10.4 Rules of Construction. The captions in this Operating Agreement are inserted only as a matter of convenience and in no way affect the terms or intent of any provision of this Operating Agreement. All defined phrases, pronouns, and other variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the actual identity of the organization, person, or persons may require. No provision of this Operating Agreement shall be construed against any party hereto by reason of the extent to which such party or its counsel participated in the drafting hereof.

         10.5 Choice of Law and Severability. This Operating Agreement shall be construed in accordance with the internal laws of Delaware. If any provision of this Operating Agreement shall be contrary to the internal laws of Delaware or any other applicable law, at the present time or in the future, such provision shall be deemed null and void, but shall not affect the legality of the remaining provisions of this Operating Agreement. This Operating Agreement shall be deemed to be modified and amended so as to be in compliance with applicable law and this Operating Agreement shall then be construed in such a way as will best serve the intention of the parties at the time of the execution of this Operating Agreement.

         10.6 Counterparts. This Operating Agreement may be executed in one or more counterparts. Each such counterpart shall be considered an original and all of such counterparts shall constitute a single agreement binding all the parties as if all had signed a single document.

         10.7 Entire Agreement. This Operating Agreement constitutes the entire agreement among the Members regarding the terms and operations of the Company, except for any amendments to this Operating Agreement adopted in accordance with
Section 10.01 hereof. This Operating Agreement and the other agreements referred to in the preceding sentence supersede all prior and contemporaneous agreements, statements, understandings, and representations of the parties regarding the terms and operations of the Company, except as provided in the preceding sentence.

         10.8 Last Day for Performance Other Than a Business Day. In the event that the last day for performance of an act or the exercise of a right hereunder falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day immediately following the otherwise last day for such performance or such exercise.

         10.9 Notices. All notices, requests, consents, or other communications provided for in or to be given under this Operating Agreement shall be in writing, may be delivered in person, by facsimile transmission (fax), by overnight air courier or by mail, and shall be deemed to have been duly given and to have become effective (i) upon receipt if delivered in person or by fax,
(ii) one day after having been delivered to an overnight air courier, or (iii) three days after having been deposited in the mails as certified or registered matter, all fees prepaid, directed to the parties or their assignees at the following addresses (or at such other address as shall be given in writing by a party hereto):

         If to the Company, to the Board of Managers at:

                  Total Logistic Control, LLC
                  700 North Water Street
                  Suite 1200
                  Milwaukee, Wisconsin 53202
                  Attention:  William T. Donovan
                  (414) 291-9000

                  If to a Member, to the intended recipient at the Member's most recent address as reflected in the Company's records.

         10.10 Title to Property; No Partition. All real and personal property owned by the Company shall be owned by it as an entity and no Member shall have any ownership interest in such property in its individual right or name, and each Member's Units represented thereby shall be personal property.

11.      GLOSSARY

         In this Operating Agreement, the following terms shall have the meanings indicated below, and any derivations of these terms shall have correlative meanings:

         "Act" means the Delaware Limited Liability Company Act in its form as of the date of this Operating Agreement.

         "Affiliate" means any of the following persons or entities: (i) any person directly or indirectly controlling, controlled by, or under common control with the person in question; (ii) any person owning any interest in the person in question; (iii) any officer, director, employee, or partner of the person in question; and (iv) if the person in question or any partner of the person in question is an officer, director, or partner, any company for which such person in question or any partner of the person in question acts in any such capacity.

         "Board of Managers" means the management body of the Company acting on behalf of the Members pursuant to Section 6.01.

         "Business Day" means a day other than a Saturday, Sunday, or a legal holiday on which federally chartered banks in the United States of America are generally closed for business.

         "Capital Account" means the separate account maintained for each Member pursuant to Section 3.06 hereof.

         "Christiana"  means  Christiana  Companies,   Inc.  and  its  permitted
successors and assigns.

         "Code" means the Internal Revenue Code of 1986, and any successor provisions or codes thereto.

         "Company" means Total Logistic Control, LLC.

         "Depreciation" means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis.

         "Involuntary Transfer" means a Transfer of a Unit due to the bankruptcy of a Member under applicable federal law.

         "Involuntary Transferee" means any person receiving an interest in Units due to the bankruptcy of a Member under applicable federal law pursuant to
Section 7.01(b).

         "Liquidator" means the person selected as such by the Member pursuant to Section 8.02 hereof.

         "Manager" means an individual serving on the Board of Managers.

         "Manager Approval" means an act of a majority of the Board of Managers pursuant to
Section 6.07.

         "Member" means the parties executing this Operating Agreement or any Member admitted pursuant to Section 2.02 or any Transferee permitted to become a Member pursuant to Section 7.01.

         "Member Approval" means the unanimous vote or written consent of the Members.

          "Nontransferring Members" means, with respect to a Transfer of Units, all persons (other than the Transferor) who are Members immediately prior to such Transfer.

         "Notice of Involuntary Transfer" means the written notice to be sent by a Transferor or an Involuntary Transferee to the Company pursuant to Article VII describing the event giving rise to the Involuntary Transfer; the date upon which the Transfer occurred; the reason or reasons for the Transfer; the name, address and capacity of the Involuntary Transferee; and the number of Units involved.

         "Profits and Losses" means, for each fiscal year or other period, an amount equal to the Company's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

               (i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

               (ii) Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to
Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition, shall be subtracted from such taxable income or loss;

               (iii) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Value;

               (iv) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period hereof; and

               (v) Notwithstanding any other provision of this definition, any items, which are specially allocated pursuant to Section 4.02 hereof shall not be taken into account in computing Profits or Losses.

         "Sale" (or "Sell") means a sale, transfer, financing, refinancing, condemnation, or other disposition by the Company of all or any portion of its assets.

         "Subsidiary" means any corporation, partnership, limited partnership, association, limited liability company or other business entity.

         "Tax Matters Partner" means the person designated in Section 9.05 as provided in regulations pursuant to Code Section 6231.

         "Transfer" means, with respect to a Unit, to voluntarily sell, give, assign, bequeath, pledge or otherwise encumber, divest, dispose of, or transfer direct ownership of all, any part of, or any interest in the Unit, but does not include a change in control of any Member or any affiliate thereof.

         "Transferor" means a Member who Transfers, or proposes to Transfer, any of its Units pursuant to the terms of Article VII.

         "Treasury Regulations" means the Federal Income Tax Regulations promulgated under the Code, as such Regulations may be amended from time to time. All references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations, and any References to Temporary Regulations shall be deemed also to refer to any corresponding provisions of final Treasury Regulations.

         "Unit" or "Units" means the basis by which a Member's ownership interest in the Company issued pursuant to Section 3.01(a) or (b) is measured.

         "Value" means, with respect to any asset, the assets adjusted basis for federal income tax purposes, except as follows:

                                      (a)  The   initial   Value  of  any  asset
                   contributed by a Member to the Company shall be the gross fair market value of such asset, as determined by the Members;


                                      (b) The Values of all Company assets shall
                   be adjusted to equal their respective gross fair market values, as determined by the Members as of the following times: (A) the acquisition of any additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property, unless all Members receive simultaneous distributions of undivided interests in the distributed property in proportion to their interests in the Company; and
                   (C) the termination of the Company for federal income tax purposes pursuant to Code Section 708(b)(1)(B); and

                                      (c) If the  Value  of an  asset  has  been
                   determined or adjusted pursuant to (i) or (ii) above, such Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

         IN  WITNESS  WHEREOF,   the  undersigned  have  caused  this  Operating
Agreement to be executed as of the day and year first above written.

                                        CHRISTIANA COMPANIES, INC.



                                        By: _________________________________
                                            William T. Donovan, President



                                        C2, INC.



                                        By: _________________________________
                                            Name:    _____________________
                                            Title:   ___________________________

                                    EXHIBIT A


           Member                                                  Units

C2, Inc.
700 North Water Street
Suite 1200
Milwaukee, Wisconsin  53202                                       666.667

Christiana Companies, Inc.
5 Post Oak Park
Suite 1760
Houston, TX  77027                                                333.333

========================================  =====================================
   Prospective  investors  may rely only
on the information  contained   in  this
Prospectus. C2 has not authorized anyone
to provide  prospective  investors  with              5,202,664 Shares
information    different    from    that
contained  in  this   Prospectus.   This                   C2, INC.
Prospectus  is not an  offer to sell nor
is it  seeking  an  offer  to buy  these                Common Stock
securities in any jurisdiction where the offer or sale is not permitted. The information contained in this Prospectus is correct only as of the date of this Prospectus, regardless of the time of the delivery of this Prospectus or any sale of these securities.


 ---------------------------------

         TABLE OF CONTENTS

                                     Page          _________________________

Prospectus Summary ................                       PROSPECTUS
Risk Factors.......................
Use of Proceeds ...................                                 , 1998
Dividend Policy  ..................                _________________________
Summary of Certain
 Terms of Weatherford's
 Acquisition of Christiana.........
Capitalization.....................
C2 Financial Data..................
Pro Forma Summary Combined
 Financial Data....................
Selected Historical TLC
 Financial Data....................
Management's Discussion and
 Analysis of Financial
 Condition and Results of
 Operations ......................
Business..........................
The TLC Purchase Agreement........
The Operating Agreement...........
How to Participate in the
 Offering ........................
Management........................
Certain Transactions .............
Principal Shareholders ...........
Description of Capital
 Stock............................
Shares Eligible for Future
 Sale.............................
Legal Matters.....................
Experts...........................
Available Information.............
Index to Financial
  Statements...................... F-1
Purchase Agreement.............Annex A
Operating Agreement............Annex B

    ------------------------------

  Until     , 1998 (25 days after the
date of this Prospectus), all dealers
effecting transactions in the Common
Stock, whether or not participating in
this distribution, may be required to
deliver a Prospectus.

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

          Securities and Exchange Commission filing fee ..    $  6,140
          Nasdaq listing fee .............................      10,000
          Blue sky fees and expenses .....................       2,000
          Transfer agent expenses and fees ...............       3,000
          Printing and engraving .........................      30,000
          Accountants' fees and expenses .................      75,000
          Legal fees and expenses ........................     140,000
          Miscellaneous ..................................       8,860
                                                              --------
                                     Total ...............    $275,000
                                                              ========

------------------------
         All of the above fees, costs and expenses above will be paid by the Company. Other than the SEC filing fee, all fees and expenses are estimated.

Item 14. Indemnification of Directors and Officers.

         Pursuant to the WBCL and the Company's By-Laws, directors and officers of the Company are entitled to mandatory indemnification from the Company against certain liabilities and expenses (i) to the extent such officers or directors are successful in the defense of a proceeding and (ii) in proceedings in which the director or officer is not successful in defense thereof, unless (in the latter case only) it is determined that the director or officer breached or failed to perform his duties to the Company and such breach or failure constituted: (a) a willful failure to deal fairly with the Company or its Shareholders in connection with a matter in which the director or officer had a material conflict of interest; (b) a violation of criminal law unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;
(c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. The WBCL specifically states that it is public policy of Wisconsin to require or permit indemnification, allowance of expenses and insurance in connection with a proceeding involving securities regulation, as described therein, to the extent required or permitted as described above. Additionally, under the WBCL, directors of the Company are not subject to personal liability to the Company, its Shareholders or any person asserting rights on behalf thereof for certain breaches or failures to perform any duty resulting solely from their status as directors, except in circumstances paralleling those in subparagraphs (a) through (d) outlined above.

         The indemnification provided by the WBCL and the Company's By-Laws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to beach the economic burden of the foregoing liabilities and expense.

Item 15. Recent Sales of Unregistered Securities.

         On December 11, 1997, as part of its initial capitalization, the Company issued 25 shares of Common Stock to Sheldon B. Lubar in exchange for total cash consideration of $100.

         Other than as set forth in the preceding paragraphs, the Company has not sold any securities within the past three years.

Item 16.   Exhibits and Financial Statement Schedules.

           (a) Exhibits.  The  exhibits  filed  herewith are as specified on the
               Exhibit Index included herein.

           (b) Financial Statement Schedules. All schedules are omitted because the required information is not present or is not present in amounts sufficient to require submission of a schedule or because the information required is included in the consolidated financial statements of the Registrant or notes thereto or the schedule is not required or inapplicable under the related instructions.

Item 17.   Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned Registrant hereby undertakes that:

       (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

       (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, and State of Wisconsin, on this 19th day of November, 1998.


                                           C2, INC.


                                           By:  /s/ William T. Donovan
                                                 William T. Donovan, Chairman



       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities on November __, 1998.


           Signature                     Title                        Date
                             Chairman (Principal Executive
/s/  William T. Donovan      Officer and Principal Financial   November __, 1998
 William T. Donovan          and Accounting Officer)

/s/ David J. Lubar*          President and Director            November __, 1998
--------------------------
 David J. Lubar

/s/ Nicholas F. Brady*       Director                          November __, 1998
--------------------------
 Nicholas F. Brady

/s/ Albert O. Nicholas*      Director                          November __, 1998
--------------------------
 Albert O. Nicholas

/s/ Sheldon B. Lubar*        Director                          November __, 1998
--------------------------
 Sheldon B. Lubar


By:    /s/  William T. Donovan
       *Attorney-in-Fact

                                  EXHIBIT INDEX


                                                                      Sequential
Exhibit                                                                  Page
Number                       Exhibit Description                        Number

 2.1 Amended and Restated Agreement and Plan of Merger, dated as of December 12, 1997, by and among Weatherford, Sub, Christiana and the Company.*

 2.2 Purchase Agreement, dated as of December 12, 1997, as amended by Amendment No. 1 dated May 26, 1998 and Amendment No. 2 dated October 12, 1998, by and among Weatherford, TLC, Christiana and the Company, Incorporated by reference to Annex A of this Registration
       Statement.*

 3.1   Amended and Restated Articles of Incorporation of the Company.*

 3.2   Amended and Restated Bylaws of the Company.*

 4.1   Specimen Common Stock Certificate.*

 4.2 See Exhibits 3.1 and 3.2 for provisions of the Amended and Restated Articles of Incorporation and Bylaws of the Company defining the rights of the holders of Common Stock.*

 4.3   Form of Subscription Agreement.*

 4.4   Form of Letter of Transmittal.*

 5.1 Opinion of Foley & Lardner regarding the legality of securities being offered.*

10.1 Credit Agreement, by and among the TLC, Firstar Bank Milwaukee, N.A., individually and as agent, and the lenders that are a party thereto.*

10.2 Form of First Amended and Restated Operating Agreement, by and among the Company and Christiana, Incorporated by reference to Annex B of this Registration Statement. This agreement will be executed and become effective on the Effective Date.*

10.3   C2, Inc. 1998 Equity Incentive Plan.*

10.4 First Amendment to Credit Agreement and Escrow Release Agreement, dated as of November 2, 1998, by and among TLC, Firstar Bank Milwaukee, N.A., individually and as agent, and the lenders that are a party thereto.

10.5 Second Amendment to Credit Agreement, dated as of November 17, 1998, by and among TLC, Firstar Bank Milwaukee, N.A., individually and as agent, and the lenders that are a party thereto.

21.1   List of Subsidiaries of the Company.*

23.1   Consent of Arthur Andersen LLP, independent public accountants.

23.2   Consent of Foley & Lardner (included in Exhibit 5.1).

24.1 Power of Attorney (included on the signature page to the Registration Statement).*

27.1   Financial Data Schedule.


-------------------------
 *Previously filed.